Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MENLO THERAPEUTICS INC.

GIANTS MERGER SUBSIDIARY LTD.

AND

FOAMIX PHARMACEUTICALS LTD.

DATED AS OF NOVEMBER 10, 2019

TABLE OF CONTENTS

PAGE

ARTICLE I

THE MERGER

ARTICLE II

EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

Section 2.1	Effect on Capital Stock	5
Section 2.2	Exchange of Shares and Certificates	11
Section 2.3	Contingent Stock Rights Agreement	20

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FOAMIX

i

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MENLO AND MENLO MERGER SUB

ARTICLE V

COVENANTS

Section 5.1	Conduct of Foamix’s Business Pending the Merger	66
Section 5.2	Conduct of Menlo’s Business Pending the Merger	69

ARTICLE VI

CONDITIONS

Section 6.1	Conditions to the Obligation of Each Party	92
Section 6.2	Conditions to Obligations of Menlo and Menlo Merger Sub to Effect the Merger	93
Section 6.3	Conditions to Obligations of Foamix to Effect the Merger	94

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1	Termination	95
Section 7.2	Effect of Termination	97
Section 7.3	Amendments	98
Section 7.4	Waiver	98

ARTICLE VIII

GENERAL PROVISIONS

EXHIBIT 1.4	—	Surviving Company Articles
EXHIBIT 2.1(a)(ii)	—	Form of Contingent Stock Rights Agreement
EXHIBIT 2.4(g)(ii)	—	Form of Delivery of Phase III PN Trial Results
EXHIBIT 5.14	—	Form of Merger Proposal
EXHIBIT 8.14(lll)	—	Knowledge of Foamix
EXHIBIT 8.14(mmm)	—	Knowledge of Menlo

SCHEDULE A-1	—	Menlo Key Stockholders
SCHEDULE B-1	—	Form of Menlo Voting Agreement
SCHEDULE A-2	—	Foamix Key Shareholders
SCHEDULE B-2	—	Form of Foamix Voting Agreement
SCHEDULE C	—	Directors of the Surviving Company

INDEX OF DEFINED TERMS

102 Common Stock	100
102 Options	100
102 Securities	100
102 Trust Period	100
102 Trustee	100
104H Interim Ruling	100
104H Tax Ruling	17
15%	94, 95
50%	94, 95
Adjusted Option	7
Adjusted Purchase Right	8
Adjusted RSU Award	6
Affiliate	101
Agreement	1
Anti-Money Laundering Laws	101
Antitrust Laws	24
Associate	101
Benefited Enterprise	32
Book-Entry Share	101
Business Day	86, 101
CERCLA	38
Certificate of Merger	3
Certificates	11
Closing	3
Closing Date	3
Code	2
Companies Law	3
Competition Laws	73
Confidentiality Agreement	71
Contingent RSU Award	7
Contingent Stock Right	5
Contingent Stock Rights Agreement	2
Continuing Employee	87
Contract	101
Current Menlo D&O Insurance	81
D&O Insurance	81
Data Protection Laws	101
Data Protection Requirements	101
Designated Date	8
DGCL	101
Effective Time	3
Efficacy Determination	102
Electing Holder	17

v

EMA	24
Environmental Laws	102
Environmental Permits	102
ERISA	33
ERISA Affiliates	102
Exchange Act	24
Exchange Agent	11
Exchange Agent Undertaking	16
Exchange Fund	11
Exchange Ratio	5
Export Control Laws	102
FCPA	38
FDA	24
FDCA	103
Foamix	1
Foamix 401(k) Plan	87
Foamix Adverse Recommendation Change	76
Foamix Benefit Plan	33
Foamix Board	2
Foamix Designee	4
Foamix Disclosure Letter	20
Foamix Equity Plans	21
Foamix ESPP	8
Foamix Filed SEC Report	26
Foamix Financial Advisor	23
Foamix Financial Statements	26
Foamix Foreign Benefit Plan	35
Foamix Improvements	38
Foamix Intervening Event	76
Foamix IP	102
Foamix IP Contract	40
Foamix Leased Real Property	37
Foamix Licensed IP	102
Foamix Material Adverse Effect	102
Foamix Material Contracts	33
Foamix Notice of Recommendation Change	77
Foamix Organizational Documents	21
Foamix Owned IP	102
Foamix Participant	34
Foamix Partner	29, 103
Foamix Permits	25
Foamix Products	103
Foamix Purchase Right	8
Foamix Real Property Lease	37
Foamix RSU Award	6
Foamix SEC Reports	26

Foamix Shareholder Approval	23
Foamix Shareholders’ Meeting	83
Foamix Shares	1
Foamix Stock Option	7
Foamix Stock Rights	21
Foamix Subsidiary	22
Foamix Superior Proposal	76
Foamix Takeover Proposal	75, 95
Foamix Termination Fee	95
Foamix Voting Agreement	2
Foamix Warrants	103
GAAP	26
Good Laboratory Practices	103
Governmental Entity	24
Grants	43
Hazardous Substances	103
Health Care Laws	103
HIPAA	103
IND	104
Intellectual Property	104
Intent-to-Treat	106
Interim Options Tax Ruling	17
IRS	34
ISA	48
ISA No Action Letter	104
Israeli Prospectus	104
Israeli Registrar of Companies	3
Israeli Securities Law	104
ITA	104
Joint Proxy Statement	82
Judgments	89
Known to Foamix	107
Known to Menlo	108
Law	23
Lender Waiver and Consent	105
Liability	27
Liens	22
Litigation	33
Material Adverse Effect	72, 106
Menlo	1
Menlo 401(k) Plan	87
Menlo Adverse Recommendation Change	79
Menlo Benefit Plan	55
Menlo Board	1
Menlo Common Stock	5
Menlo Common Stock Value	10

Menlo Designee	4
Menlo Disclosure Letter	44
Menlo Equity Plans	44
Menlo Filed SEC Report	49
Menlo Financial Advisor	47
Menlo Financial Statements	50
Menlo Improvements	59
Menlo Intervening Event	79
Menlo IP	100
Menlo IP Contract	61
Menlo Leased Real Property	58
Menlo Licensed IP	100
Menlo Material Adverse Effect	100
Menlo Material Contracts	55
Menlo Merger Sub	1
Menlo Merger Sub Board	1
Menlo Merger Sub Shares	45
Menlo Notice of Recommendation Change	79
Menlo Owned IP	100
Menlo Participant	55
Menlo Partner	53, 100
Menlo Permits	49
Menlo Preferred Stock	44
Menlo Products	100
Menlo Purchase Right	45
Menlo Real Property Lease	58
Menlo Restricted Stock	100
Menlo RSU Award	101
Menlo SEC Reports	49
Menlo Stock Option	45
Menlo Stock Rights	45
Menlo Stockholder Approval	47
Menlo Stockholders’ Meeting	83
Menlo Superior Proposal	79
Menlo Takeover Proposal	78, 94
Menlo Termination Fee	94
Menlo Voting Agreement	2
Merck Waiver	105
Merger	1
Merger Consideration	5
Merger Proposal	85
Nasdaq	10
NDA	105
Notice Date	83
OECD Convention	39
Options Tax Ruling	16

Orange Book	40
Order	24
Ordinance	105
Outside Date	92
Penal Law	39
Permitted Real Property Liens	105
Person	105
Personal Data	105
Phase III PN Trial	105
Phase III PN Trials	105
Preferred Enterprise	32
Privacy Policies	105
Qualified Withholding Certificate	15
Registration Statement	82
Regulatory Authority	24
Regulatory Authorizations	105
Release	105
Representatives	106
Sanctioned Person	106
Sanctions	106
Sanctions Laws	106
Sarbanes-Oxley Act	26
SEC	13
Section 102 Plan	32
Securities Act	13
Securityholder	15
Serlopitant Significance	106
Share Issuance	45
Subsidiary	107
Substitute Designee	4
Surviving Company	3
Surviving Company Articles	4
Takeover Statute	106
Tax Return	32
Tax Track	106
Taxes	32
Technology Enterprise	32
Transaction Agreements	106
UK Bribery Law	39
VAT	31
Withholding Agent	14
Withholding Drop Date	15
Withholding Tax Ruling	19

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 10, 2019, is by and among Menlo Therapeutics Inc., a Delaware corporation (“Menlo”), Giants Merger Subsidiary, Ltd., a company incorporated under the laws of the State of Israel and registered under No. 516103165 with the Israeli Registrar of Companies, and a direct, wholly-owned subsidiary of Menlo (“Menlo Merger Sub”), and Foamix Pharmaceuticals Ltd., a company incorporated under the laws of the State of Israel and registered under No. 51-336881-1 with the Israeli Registrar of Companies (“Foamix”).

WITNESSETH:

WHEREAS, Menlo and Foamix intend to merge Menlo Merger Sub with and into Foamix with Foamix being the surviving entity (the “Merger”) in accordance with this Agreement and in accordance with the provisions of Sections 314‑327 of the Companies Law. Upon consummation of the Merger, Menlo Merger Sub will cease to exist, and Foamix will become a wholly-owned subsidiary of Menlo, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in connection with the Merger, each ordinary share, par value NIS 0.16 per share, of Foamix (the “Foamix Shares”) issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the Companies Law;

WHEREAS, the board of directors of Menlo (the “Menlo Board”), on the terms and subject to the conditions set forth herein, (i) has determined that the Merger and issuance of Contingent Stock Rights is advisable, fair to, and in the best interests of, Menlo and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Menlo Common Stock and Contingent Stock Rights to the stockholders of Foamix pursuant to the terms of this Agreement and the Contingent Stock Rights Agreement and the other actions contemplated by this Agreement and the Contingent Stock Rights Agreement and has deemed this Agreement and the Contingent Stock Rights Agreement advisable and (iii) has determined to recommend that the stockholders of Menlo vote to approve the issuance of shares of Menlo Common Stock and Contingent Stock Rights to the shareholders of Foamix pursuant to the terms of this Agreement and the Contingent Stock Rights Agreement, and such other actions as contemplated by this Agreement and the Contingent Stock Rights Agreement;

WHEREAS, the board of directors of Menlo Merger Sub (the “Menlo Merger Sub Board”), on the terms and subject to the conditions set forth herein, (i) has determined that the Merger and issuance of Contingent Stock Rights is advisable, fair to, and in the best interests of, Menlo Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Contingent Stock Rights Agreement, the Merger, and the other actions contemplated by this Agreement and the Contingent Stock Rights Agreement and has deemed this Agreement and the Contingent Stock Rights Agreement advisable, (iii) has determined that considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Menlo Merger Sub to its creditors, and (iv) has determined to recommend the approval and adoption of this Agreement, the approval of the Contingent Stock Rights Agreement, the approval of the Merger thereby approval of the transactions contemplated by this Agreement to Menlo as the sole stockholder of Menlo Merger Sub;

WHEREAS, simultaneously with the execution and delivery of this Agreement and following the recommendation of the Menlo Merger Sub Board, the sole shareholder of Menlo Merger Sub has approved and adopted the Agreement, the Contingent Stock Rights Agreement and the Merger;

WHEREAS, the board of directors of Foamix (the “Foamix Board”) (i) has determined that the Merger is advisable, fair to, and in the best interests of, Foamix and its shareholders, (ii) has approved this Agreement, the Merger and the other actions contemplated by this Agreement and the Contingent Stock Rights Agreement and has deemed this Agreement and the Contingent Stock Rights Agreement advisable, (iii) has determined that considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of Foamix to its creditors, and (iv) has approved and determined to recommend the approval and adoption of this Agreement, the approval of the Merger and thereby approval of the transactions contemplated by this Agreement to the shareholders of Foamix;

WHEREAS, subject to the terms and conditions of this Agreement, at or prior to the Closing Date, Foamix, Menlo and an exchange agent mutually agreeable to Foamix and Menlo will enter into a Contingent Stock Rights Agreement in substantially the form attached hereto as Exhibit 2.1(a)(ii) (subject to changes permitted by Section 2.3) (the “Contingent Stock Rights Agreement”);

WHEREAS, in order to induce Foamix to enter into this Agreement and to cause the Merger to be consummated, certain stockholders of Menlo listed on Schedule A-1 hereto are executing voting agreements in favor of Foamix in substantially the form attached hereto as Schedule B-1 (the “Menlo Voting Agreement”), concurrently with the execution and delivery of this Agreement;

WHEREAS, in order to induce Menlo to enter into this Agreement and to cause the Merger to be consummated, certain shareholders of Foamix listed on Schedule A-2 hereto are executing voting agreements in favor of Menlo in substantially the form attached hereto as Schedule B-2 (the “Foamix Voting Agreement”), concurrently with the execution and delivery of this Agreement; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be, and by being signed by Menlo, Foamix and Menlo Merger Sub is, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

                             Section 1.1          The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with Sections 314 through 327 of the Israeli Companies Law - 5759-1999 (the “Companies Law”), at the Effective Time (as defined in Section 1.2), Menlo Merger Sub shall be merged with and into Foamix. As a result of the Merger: (a) the separate corporate existence of Menlo Merger Sub (as the target company, or Chevrat Ha’Ya’ad) shall cease and Foamix (as the absorbing company, or HaChevra Ha’Koletet) shall continue as the surviving entity following the Merger (sometimes referred to herein as the “Surviving Company”); and (b) Foamix shall (i) become a wholly-owned subsidiary of Menlo, (ii) continue to be governed by the Laws of the State of Israel, (iii) have a registered office in the State of Israel, and (iv) succeed to and assume all of the rights, properties and obligations of Menlo Merger Sub and Foamix in accordance with the Companies Law and the existing shareholders of Foamix shall be entitled to Merger Consideration (as defined in Section 2.1(a) below) in accordance with the provisions of Article II of this Agreement.

                             Section 1.2          Closing; Effective Time.

(a)          The closing of the Merger (the “Closing”) shall take place at 7:00 a.m., New York City time, on a date to be specified by the parties, which shall be no later than the third Business Day after the satisfaction or (to the extent permitted by Law) waiver of all of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or (to the extent permitted by Law) waiver of such conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b)          Subject to the terms and conditions of this Agreement, as soon as practicable on or immediately prior to the Closing Date, each of Foamix and Menlo Merger Sub shall (and Menlo shall cause Menlo Merger Sub to), in coordination with each other, inform the Registrar of Companies of the State of Israel (the “Israeli Registrar of Companies”) that all conditions to the Merger under the Companies Law and this Agreement have been met (together with any other documentation required to be submitted to the Israeli Registrar of Companies, whether under this Agreement or the Merger Proposal, by the Israeli Companies Registrar or otherwise) and setting forth the proposed date on which the Merger shall become effective and on which the Israeli Registrar of Companies is requested to issue a certificate evidencing the Merger in accordance with Section 323(5) of the Companies Law (the “Certificate of Merger”). The Merger shall become effective upon the issuance by the Israeli Registrar of Companies of the Certificate of Merger in accordance with Section 323(5) of the Companies Law (the time at which the Merger becomes effective is referred to herein as the “Effective Time”). For the avoidance of doubt, it is the intention of the parties that the Merger shall be declared effective and that the issuance by the Israeli Registrar of Companies of the Certificate of Merger in accordance with Section 323(5) of the Companies Law shall both occur on the Closing Date or the immediately following Business Day.

                           Section 1.3          Effect of the Merger. The Merger shall have the effects set forth in this Agreement and as specified in the applicable provisions of the Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Company shall succeed to all the rights and properties and the business of each of Menlo Merger Sub and Foamix, and shall assume all of the debts, claims, liabilities and obligations of each of Menlo Merger Sub and Foamix. Menlo Merger Sub will cease to exist and will be stricken from the records of the Israeli Registrar of Companies, and Foamix will become a private company wholly owned (including with respect to any warrants, options or other securities) directly by Menlo, all as provided under the Companies Law.

                            Section 1.4          Organizational Documents of Surviving Company. At the Effective Time, the articles of association of Foamix shall be amended and restated in their entity to read as set forth in Exhibit 1.4, and as so amended shall remain in effect from and after the Effective Time as the articles of association of the Surviving Company (the “Surviving Company Articles”) until thereafter amended as provided by applicable Law and such articles of association.

                             Section 1.5          Directors and Officers.

(a)          Directors and Officers of Menlo.

(i)          Menlo shall cause, effective as of the Effective Time, (i) the Menlo Board to consist of seven (7) individuals, which shall consist of five (5) directors selected by Foamix’s Board (one of whom shall be the Chief Executive Officer of Foamix and four (4) of whom shall be independent) (each, a “Foamix Designee”) and two (2) directors selected by Menlo Board (at least one (1) of whom shall be independent) (each, a “Menlo Designee”), (ii) both such Menlo Designees and one Foamix Designee to each be appointed to the Menlo Board as a Class I director with a term ending at the 2022 annual meeting of Menlo, (iii) two such Foamix Designees to each be appointed to the Menlo Board as a Class II director with a term ending at the 2020 annual meeting of Menlo, and (iv) two such Foamix Designees to each be appointed to the Menlo Board as a Class III director with a term ending at the 2021 annual meeting of Menlo.  Prior to the Effective Time, Foamix and Menlo shall work together in good faith to determine, with respect to each Foamix Designee and each Menlo Designee, the committees on which each such Foamix Designee and Menlo Designee shall serve and shall select a Chairman of the Board and Committee Chairpersons from the Foamix Designees and Menlo Designees.  In the event any Foamix Designee or any Menlo Designee is not a member of the Foamix Board or the Menlo Board, respectively, immediately prior to the Effective Time, each of Foamix and Menlo shall be entitled to replace such Foamix Designee or Menlo Designee, as the case may be, with a another individual serving on the Foamix Board (in the case of a Foamix Designee) or Menlo Board (in the case of a Menlo Designee) immediately prior to the Effective Time to serve as a director in place of the individual originally selected (the “Substitute Designee”); provided, that, in the case of a Substitute Designee selected by Foamix, such Substitute Designee shall be reasonably acceptable to Menlo, and in the case of a Substitute Designee selected by Menlo, such Substitute Designee shall be reasonably acceptable to Foamix.  In the event that either of the Menlo Designees becomes unable to serve as a member of the Menlo Board following the Effective Time and resigns therefrom prior to the 2022 annual meeting of Menlo, then the Menlo Board shall fill the vacancy as a result of such resigning Menlo Designee with an individual designated by the remaining Menlo Designee, provided such individual previously served on the Menlo Board immediately prior to the Effective Time and is satisfactory to the Nominating and Corporate Governance Committee of the Menlo Board.

(ii)          Immediately following the Effective Time, Menlo shall take all necessary action to appoint the officers of Foamix to become the equivalent officers of Menlo until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(b)          Directors and Officers of the Surviving Company.

(i)          The Parties shall take all actions necessary (i) so that from and after the Effective Time, the Surviving Company board of directors shall be constituted with those members as set forth on Schedule C hereto and (ii) to secure the resignations of the existing members of the committees of the Surviving Company, if any.

(ii)          At the Effective Time, the officers of Foamix immediately prior to the Effective Time shall be the officers of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                             Section 1.6          Headquarters of Menlo.  Immediately following the Closing, Menlo principal office shall be located in Bridgewater, New Jersey, United States.

ARTICLE II

EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

                             Section 2.1          Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Menlo, Menlo Merger Sub, Foamix or the holders of Foamix Shares:

(a)          Treatment of Foamix Shares. Subject to the provisions of Section 2.1(g) and Section 2.2(h) hereof, each Foamix Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 2.1(c) hereof) shall be deemed to have been transferred to Menlo in exchange for the right to receive:

(i)          a number of validly issued, fully paid and nonassessable shares of common stock, par value $0.001 per share, of Menlo (the “Menlo Common Stock”) equal to 0.5924 shares of Menlo Common Stock (the “Exchange Ratio”); and

(ii)          one contingent stock right which shall be subject to the terms and conditions of the Contingent Stock Rights Agreement in the form attached hereto as Exhibit 2.1(a)(ii) (a “Contingent Stock Right”; the Contingent Stock Right, together with the shares of Menlo Common Stock referred to in clause (i) above, being referred to herein as the “Merger Consideration” ).

As of the Effective Time, (a) all Foamix Shares, pursuant to this Section 2.1(a), shall be deemed transferred under Israeli Law to Menlo, and each holder of a Certificate (as defined in Section 2.2(b)) or Book-Entry Share which immediately prior to the Effective Time represented any Foamix Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, cash in lieu of fractional shares of Menlo Common Stock and any dividends or distributions payable pursuant to Section 2.2(c), to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, in each case without interest, and less, subject to Section 2.2(h), any applicable withholding Taxes and (b) the share transfer books of Foamix shall be closed with respect to all Foamix Shares outstanding and no further transfer of any such Foamix Shares shall be made on such share transfer books after the Effective Time.

(b)          Conversion of Menlo Merger Sub Shares. Each Menlo Merger Sub Share that is issued and outstanding immediately prior to the Effective Time shall be automatically and without further action converted into one validly issued, fully paid and nonassessable share with a par value of NIS 1.00 per share, of the Surviving Company, and the shares of the Surviving Company into which the shares of Menlo Merger Sub Shares are so converted shall be the only shares of the Surviving Company that are issued and outstanding immediately after the Effective Time. Following the Effective Time, each certificate evidencing ownership of shares of Menlo Merger Sub Shares shall evidence ownership of such shares of the Surviving Company.

(c)          Cancellation of Certain Shares. Each Foamix Share, if any, that is a dormant share (or menayah redumah) under Israeli Law and each Foamix Share that, immediately prior to the Effective Time, is owned by Foamix, Menlo or Menlo Merger Sub or by any direct or indirect wholly-owned subsidiary of Foamix or Menlo or Menlo Merger Sub, shall be canceled and retired and shall cease to exist without any conversion, and no consideration shall be delivered in respect thereof.

(d)          Foamix Equity Awards.

(i)          Foamix RSU Awards.  As of the Effective Time, each restricted stock unit award relating to Foamix Shares granted under any Foamix Equity Plan (each, a “Foamix RSU Award”) that remains outstanding immediately prior to the Effective Time, whether vested or unvested, shall, without any action on the part of the holder thereof, be assumed by Menlo and converted into a restricted stock unit award of Menlo (each, an “Adjusted RSU Award”) that settles in the number of shares of Menlo Common Stock (rounded down to the nearest whole number of shares) equal to the product obtained by multiplying (A) the number of Foamix Shares subject to the Foamix RSU Award immediately prior to the Effective Time by (B) the Exchange Ratio, which Adjusted RSU Award shall be subject to the same terms and conditions as were applicable under such Foamix RSU Award immediately prior to the Effective Time (including vesting and the current Tax Track, assuming that all the conditions of such Tax Track are met and subject to the provisions of the Options Tax Ruling (if applicable)).  In the event that following the Effective Time any Contingent Stock Right is converted into Menlo Common Stock pursuant to and in accordance with the terms and conditions of the Contingent Stock Rights Agreement, each individual who held an outstanding Foamix RSU Award as of immediately prior to the Effective Time shall, as soon as practicable following the date of conversion of the applicable Contingent Stock Rights, be entitled to receive, in respect of each such Foamix RSU Award, an additional restricted stock unit award (each, a “Contingent RSU Award”) that settles in the number of shares of Menlo Common Stock (rounded down to the nearest whole number of shares) equal to the product obtained by multiplying (A) the number of Foamix Shares subject to such Foamix RSU Award as of immediately prior to the Effective Time by (B) the number of shares of Menlo Common Stock (or fraction thereof) that a holder of a Foamix Share would have received upon conversion of a Contingent Stock Right.  Each Contingent RSU Award shall be subject to the same terms and conditions applicable to the Foamix RSU Award in respect of which such Contingent RSU Award is granted (including vesting and Tax Track, assuming that all the conditions of Tax Track are met and subject to the provisions of the Options Tax Ruling (if applicable)).

(ii)          Foamix Stock Options. As of the Effective Time, each compensatory option to purchase Foamix Shares granted under any Foamix Equity Plan (each, a “Foamix Stock Option”) that remains outstanding immediately prior to the Effective Time, shall, without any action on the part of the holder thereof, be assumed by Menlo and converted into a compensatory option to purchase, shares of Menlo Common Stock (each, an “Adjusted Option”), on the same terms and conditions (including vesting and the current Tax Track, assuming that all the conditions of such Tax Track are met and subject to the provisions of the Options Tax Ruling (if applicable)) as were applicable under such Foamix Stock Option immediately prior to the Effective Time, except for any changes that are required solely to reflect the conversion of such Foamix Stock Option to an Adjusted Option, relating to the number of shares of Menlo Common Stock (rounded down to the nearest whole number of shares) equal to (x) the product obtained by multiplying (A) the number of Foamix Shares subject to such Foamix Stock Option immediately prior to the Effective Time by (B) the Exchange Ratio and the exercise price per share of such Adjusted Option shall be an amount equal to the quotient of the exercise price per Foamix Share subject to such Foamix Stock Option immediately prior to the Effective Time divided by the Exchange Ratio, with any fractional cents rounded up to the next higher number of whole cents.  In the event that following the Effective Time, any Contingent Stock Right is converted into Menlo Common Stock pursuant to and in accordance with the terms and conditions of the Contingent Stock Rights Agreement, the Menlo Board shall, as soon as practicable following the date of the conversion of the applicable Contingent Stock Rights, make such equitable adjustments to the exercise price per share of, and the number of shares of Menlo Common Stock subject to, any Adjusted Option that is outstanding on the date of the conversion of such Contingent Stock Rights as the Menlo Board determines to be necessary to account for the payment or issuance of such Contingent Stock Rights.  The exercise price per share of any such Adjusted Option and the number of shares of Menlo Common Stock relating to any such Adjusted Option will be determined and adjusted, as applicable, in a manner consistent with the requirements of Section 102 of the Ordinance, Section 409A of the Code, and, in the case of Foamix Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code, as applicable.

(iii)          Foamix ESPP; Menlo ESPP.

(A)          Subject to Section 2.1(d)(iii)(D), as of the Effective Time, Menlo shall assume Foamix’s 2019 Employee Share Purchase Plan (the “Foamix ESPP”), and the Foamix ESPP shall continue in effect in accordance with its terms following the Effective Time; provided that, each outstanding Purchase Right (as defined in the Foamix ESPP) (a “Foamix Purchase Right”) that remains outstanding immediately prior to the Effective Time, shall, without any action on the part of the holder thereof, be converted into a purchase right in respect of Menlo Common Stock (each, an “Adjusted Purchase Right”), on the same terms and conditions (including the current Tax Track, assuming that all the conditions of such Tax Track are met and subject to the provisions of the Options Tax Ruling (if applicable)) as were applicable under such Purchase Right immediately prior to the Effective Time, except for any changes that are required solely to reflect the conversion of such Purchase Right to an Adjusted Purchase Right, relating to the number of shares of Menlo Common Stock (rounded down to the nearest whole number of shares) equal to the product obtained by multiplying (A) the number of Foamix Shares subject to such Purchase Right immediately prior to the Effective Time by (B) the Exchange Ratio.

(B)          Prior to the Effective Time, Foamix shall take all action that may be necessary to: (A) cause any outstanding offering period (or similar period during which Foamix Shares may be purchased) under the Foamix ESPP to be terminated as of the last business day prior to the date on which the Merger becomes effective (the last business day prior to the date on which the Merger becomes effective being referred to as the “Designated Date”); (B) make any pro-rata adjustments that may be necessary to reflect the shortened offering period (or similar period), but otherwise treat such shortened offering period (or similar period) as a fully effective and completed offering period for all purposes under the Foamix ESPP; and (C) cause the exercise as of the Designated Date of each outstanding purchase right under the Foamix ESPP; provided, that the actions described in clauses “(A)” through “(C)” of this sentence shall be conditioned upon the consummation of the Merger. On the Designated Date, Foamix shall apply the funds credited as of such date under the Foamix ESPP within each participant’s payroll withholding account to the purchase of whole Foamix Shares in accordance with the terms of the Foamix ESPP.

(C)          Following the Effective Time, subject to Section 2.1(d)(iii)(D), Menlo shall continue to maintain the Foamix ESPP (as may be amended or terminated from time to time in accordance with its terms), and shall be able to grant “incentive stock options” (within the meaning of Section 422 of the Code and the Treasury Regulations promulgated thereunder) under the Foamix ESPP. As of immediately prior to the Effective Time: (i) the maximum number of shares of Foamix Shares that may be issued under the Foamix ESPP upon the exercise of incentive stock options (including outstanding grants) is 5,400,000 (subject to certain adjustments in accordance with the Treasury Regulations promulgated thereunder) and (ii) employees of Foamix are eligible to receive incentive stock options under the Foamix ESPP. As of immediately following the Effective Time, by virtue of the Mergers, (i) the maximum number of shares of Menlo Common Stock that may be issued under the Foamix ESPP as incentive stock options (including outstanding grants) shall be 5,400,000 (subject to certain adjustments (x) in the applicable plan in accordance with the Treasury Regulations promulgated thereunder and (y) to reflect the Exchange Ratio) and (ii) employees of Menlo and its subsidiaries (including following the Surviving Corporation following the Closing) shall be eligible to receive incentive stock options under the Foamix ESPP.

(D)          At least five (5) days prior to the Closing, Foamix may, or may direct Menlo to, take (or cause to be taken) all actions necessary or appropriate to terminate, effective as of immediately prior to the Effective Time (and subject to the Closing), the Foamix ESPP and/or the Menlo ESPP. In the event that Foamix directs Menlo to terminate the Menlo ESPP, Menlo shall provide to Foamix prior to the Closing Date written evidence of the adoption by the Menlo Board of resolutions authorizing the termination of the Menlo ESPP (the form and substance of which resolutions shall be subject to the prior review of Foamix), and Menlo also shall take, prior to the Effective Time, such other actions in furtherance of terminating the Menlo ESPP as Foamix may reasonably request in writing.

(iv)          Menlo Actions. At or prior to the Effective Time, Menlo shall take all actions necessary for the assumption of the Adjusted RSU Awards, Adjusted Options, Adjusted Purchase Rights and the treatment thereof pursuant to this Section 2.1(d), including the reservation, issuance and listing of a number of shares of Menlo Common Stock as necessary to effect the transactions contemplated by this Section 2.1(d).  As soon as practicable following the Effective Time, but in no event later than two (2) business days following the Effective Time, Menlo shall file a registration statement under the Securities Act on Form S-8, Form S-3 or another appropriate form (and use its reasonable best efforts to maintain the effectiveness thereof and maintain the current status of the prospectuses contained therein) with respect to the shares of Menlo Common Stock subject to each such award under the Foamix Equity Plans and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.  As soon as practicable after the registration of such shares of Menlo Common Stock, Menlo shall deliver to the holders of the Adjusted RSU Awards, Adjusted Options and Adjusted Purchase Rights appropriate notices setting forth such holders’ rights pursuant to the respective Foamix Equity Plans and agreements evidencing the grants of such Adjusted RSU Awards and Adjusted Options, and stating that such Adjusted RSU Awards and Adjusted Options and agreements have been assumed by Menlo and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.1(d)).

(v)          Foamix Actions.  Prior to the Effective Time, Foamix shall take all action necessary for the treatment of the Foamix RSU Awards, Foamix Stock Options and Foamix Purchase Rights in accordance with Sections 2.1(d)(i), 2.1(d)(ii) and 2.1(d)(iii), respectively.

(e)          Conversion of Foamix Warrants. All Foamix Warrants outstanding immediately prior to the Effective Time shall, subject to any applicable withholding pursuant to Section 2.2(h), be converted into warrants to purchase shares of Menlo Common Stock, in accordance with Section 5.20.  Prior to the Effective Time, Foamix shall take all action necessary for the treatment of the Foamix Warrants in accordance with this Section 2.1(e).

(f)          Fractional Shares. No fraction of a share of Menlo Common Stock will be issued by virtue of the Merger, but in lieu thereof Menlo shall pay to each holder of Foamix Shares who would otherwise be entitled to a fraction of a share of Menlo Common Stock (after aggregating all fractional shares of Menlo Common Stock that otherwise would be received by such holder (other than those that would be received pursuant to Section 2.1(e))), upon surrender of such holder’s Certificate(s) (if issued to such holder), an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the Menlo Common Stock Value. “Menlo Common Stock Value” means the average of the closing sale prices of Menlo Common Stock on the Nasdaq Stock Market (“Nasdaq”) as reported by The Wall Street Journal for the ten (10) full trading days ending on the last trading day preceding the Closing Date.  No fraction of a share of Menlo Common Stock will be issued upon conversion of any Contingent Stock Right pursuant to the Contingent Stock Rights Agreement and in lieu of such fractional shares, an amount in cash shall be paid to the holder of such Contingent Stock Right pursuant to the Contingent Stock Rights Agreement.  The payment of cash in lieu of fractional shares of Menlo Common Stock pursuant to this Section 2.1(f) and the Contingent Stock Rights Agreement is not a separately bargained-for consideration.

(g)          Adjustments to Merger Consideration.

(i)          The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Menlo Common Stock or Foamix Shares), reorganization, recapitalization, reclassification or other like change with respect to Menlo Common Stock or Foamix Shares having a record date on or after the date hereof and prior to the Effective Time.  In the event the Exchange Ratio is adjusted pursuant to this Section 2.1(g)(i), the replacement Exchange Ratios referenced in Section 2.1(g)(ii)(B) and (C) and in Section 7(b)(i)(1) and (2) of the Contingent Stock Rights Agreement shall be adjusted to reflect such adjustment.

(ii)          In addition, if, prior to the Effective Time: (A) the Efficacy Determination is delivered to Foamix and Menlo on or before May 31, 2020; or (B) if the Efficacy Determination is not delivered to Foamix and Menlo on or before May 31, 2020, the Exchange Ratio shall be adjusted as follows:

(A)          If the Efficacy Determination reports that Serlopitant Significance was achieved in both Phase III PN Trials on or before May 31, 2020, then there shall be no adjustment to the Exchange Ratio and no Contingent Stock Rights shall be issued pursuant to Section 2.1(a)(ii);

(B)          If the Efficacy Determination reports that (1) Serlopitant Significance was achieved in only one Phase III PN Trial on or before May 31, 2020 and (2) Serlopitant Significance was not achieved or has not been determined in each case on or before May 31, 2020 in the other Phase III PN Trial, then the Exchange Ratio shall instead be 1.2739 shares of Menlo Common Stock and no Contingent Stock Rights shall be issued pursuant to Section 2.1(a)(ii); and

(C)          If the Efficacy Determination reports that Serlopitant Significance was not achieved in both Phase III PN Trials or the Efficacy Determination has not been delivered on or before May 31, 2020, then in each case the Exchange Ratio shall instead be 1.8006 shares of Menlo Common Stock and no Contingent Stock Rights shall be issued pursuant to Section 2.1(a)(ii).

                             Section 2.2          Exchange of Shares and Certificates.

(a)          Exchange Agent. Prior to the Effective Time, Menlo and Foamix shall engage a nationally-recognized financial institution to be mutually agreed upon to act as exchange agent in connection with the Merger (which may use a local Israeli sub-paying agent) (the “Exchange Agent”). Prior to the Effective Time, Menlo shall deposit with the Exchange Agent, in trust for the benefit of the holders of Foamix Shares immediately prior to the Effective Time, and to the extent required pursuant to Section 2.2(h)(iii), in the Exchange Agent’s name, for exchange in accordance with this Article II, through the Exchange Agent, certificates or Book-Entry Shares representing the shares of Menlo Common Stock issuable pursuant to Section 2.1(a) and any dividends or distributions to which holders of Foamix Shares may be entitled pursuant to Section 2.2(c). All cash and Menlo Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”  Promptly following the Effective Time, Menlo shall deposit, or cause to be deposited, cash with the Exchange Agent in an amount sufficient to make the payments in lieu of fractional shares pursuant to Section 2.1(f).

(b)          Exchange Procedures.

(i)          Promptly after the Effective Time, Menlo shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Foamix Shares (the “Certificates”) or Book Entry Shares, which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.1 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Menlo may reasonably specify), (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, cash in lieu of any fractional shares pursuant to Section 2.1(f) and any dividends or other distributions payable pursuant to Section 2.2(c), and (iii) a duly completed and validly executed declaration and/or Qualified Tax Certificate (or such other forms as may be required under any applicable Tax law, the 104H Tax Ruling, the 104H Interim Ruling, and each in such form as may be reasonably requested by the Exchange Agent, or such forms as prescribed in the Withholding Tax Ruling) in which the beneficial owner of Foamix Shares provides certain information necessary for the Exchange Agent to determine whether any amounts need to be withheld from the consideration payable or otherwise deliverable to such beneficial owner hereunder pursuant to the terms of the Ordinance (in each case, subject to the terms of the Withholding Tax Ruling). Upon (A) in the case of Foamix Shares represented by a Certificate, the surrender of such certificate for cancellation to the Exchange Agent; or (B) in the case of Book-Entry Shares, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, including a duly completed and validly executed declaration and/or Qualified Tax Certificate or such other forms as may be required under any applicable Tax law, the 104H Tax Ruling, the 104H Interim Ruling, or such forms as prescribed in the Withholding Tax Ruling, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates or Book Entry Shares, as applicable, shall be entitled to receive in exchange therefor such number of whole shares of Menlo Common Stock to which such holder is entitled pursuant to Section 2.1 (which shall be in uncertificated book-entry form), payment, subject to any applicable withholding tax pursuant to Section 2.2(h), in lieu of fractional shares which such holder is entitled to receive pursuant to Section 2.1(f), any dividends or distributions payable pursuant to Section 2.2(c) and Contingent Stock Rights, and the Certificates so surrendered shall forthwith be cancelled. The Contingent Stock Rights shall not be evidenced by a certificate or other instrument. In the event of a transfer of ownership of Foamix Shares which is not registered in the transfer records of Foamix, certificates representing the proper amount of Merger Consideration (including, for the avoidance of doubt, payment in the form of or with respect to the Contingent Stock Rights) may be issued to a Person (as defined in Section 8.14(vv)) other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Menlo Common Stock and Contingent Stock Rights to a Person other than the registered holder of such Certificate or establish to the satisfaction of Menlo that such tax has been paid or is not applicable and subject to the provisions of Section 2.2(h). Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.1(f) or Section 2.2(c)) upon such surrender No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.1(f) or Section 2.2(c).

(ii)          Notwithstanding anything to the contrary in this Agreement, any holder of a Book-Entry Share shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent in order to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1 and any cash pursuant to Section 2.1(f) or Section 2.2(c) upon such surrender. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares were converted into the right to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1 and any cash that such holder is entitled to receive pursuant to Section 2.1(f) or Section 2.2(c) in respect of such Book-Entry Shares shall upon receipt by the Exchange Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive, and Menlo shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, subject to any applicable withholding tax pursuant to Section 2.2(h), the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1 and any cash that such holders have the right to receive pursuant to Section 2.1(f) or Section 2.2(c) in respect of such Book-Entry Shares, and the Book-Entry Shares of such holder shall forthwith be cancelled.

(c)          Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Menlo Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Menlo Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1(f) hereof, until such Certificate has been surrendered in accordance with this Article II.  No dividends or other distributions shall be paid or made in respect of any Contingent Stock Right except following conversion of any Contingent Stock Right into shares of Menlo Common Stock in accordance with the terms of the Contingent Stock Rights Agreement. No dividends or other distributions with respect to Foamix Shares with a record date prior to the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, the number of whole shares of Menlo Common Stock and Contingent Stock Rights issuable in exchange therefor pursuant to this Article II, together with any cash payable in lieu of a fractional share of Menlo Common Stock to which such holder is entitled pursuant to Section 2.1(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Menlo Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Menlo Common Stock, less the amount of any withholding Taxes that may be required thereon.

(d)          No Further Ownership Rights in Foamix Shares. All shares of Menlo Common Stock and Contingent Stock Rights issued upon the surrender for exchange of Certificates or to the holders of Book-Entry Shares in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(f) or Section 2.2(c) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to Foamix Shares previously represented by such Certificates. At the Effective Time, the stock transfer books of Foamix shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of Foamix Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.  Notwithstanding anything to the contrary in this Agreement, Certificates and Book-Entry Shares to be exchanged by any Person constituting an “affiliate” of Foamix for purposes of Rule 145 under the Securities Act of 1933, as amended, and the applicable rules and regulations of the Securities Exchange Commission (the “SEC”) thereunder (the “Securities Act”), shall be subject to the restrictions described in such Rule 145.

(e)          Termination of Exchange Fund. Any portion of the Exchange Fund which remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares one (1) year after the Milestone Date (as defined in the Contingent Stock Rights Agreement) or, in the event the Merger Consideration is adjusted pursuant to Section 2.1(g)(ii), one (1) year after the Effective Time, shall be delivered to Menlo, upon demand, and any holders of Certificates and Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to Menlo for satisfaction of its claim for the Merger Consideration, any cash in lieu of fractional shares of Menlo Common Stock pursuant to Section 2.1(f) and any dividends or distributions pursuant to Section 2.2(c).

(f)          No Liability. None of Menlo, Menlo Merger Sub, Foamix or the Exchange Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of any shares of Menlo Common Stock (or dividends or distributions with respect thereto), Contingent Stock Rights or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to five years after the Effective Time, or immediately prior to such earlier date on which any shares of Menlo Common Stock, any cash in lieu of fractional shares of Menlo Common Stock, Contingent Stock Rights or any dividends or distributions with respect to Menlo Common Stock issuable in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.6), any such shares, Contingent Stock Rights, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interests of any Person previously entitled thereto.

(g)          Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Menlo on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to former shareholders of Foamix after the Effective Time pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Article II shall promptly be paid to Menlo.

(h)          Withholding Rights.

(i)          Foamix, the Exchange Agent, the 102 Trustee, Menlo, the Surviving Company and any other Person who has any obligation to deduct or withhold from any consideration payable pursuant to this Agreement (each such Person, a “Withholding Agent”) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Ordinance, the Withholding Tax Ruling, a Qualified Tax Certificate, the Options Tax Ruling, the Interim Options Tax Ruling, the 104H Tax Ruling and the 104H Interim Ruling, any provision of U.S. federal, state, local or non-U.S. Tax law or under any applicable Laws (as reasonably determined in the good faith discretion of the applicable Withholding Agent), and shall be provided any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, all in the form included in the letter of transmittal. To the extent such amounts are so deducted or withheld and paid over to the applicable Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and the Withholding Agent shall furnish as promptly as practicable such Person with a documentation evidencing such Tax withholding.

(ii)          Notwithstanding the first sentence of Section 2.2(h)(i) above and subject to any other provision to the contrary in the Withholding Tax Ruling, the 104H Tax Ruling or 104H Interim Ruling with respect to Israeli Tax, and in accordance with the Exchange Agent undertaking provided to Menlo prior to the Closing Date by the Exchange Agent, pursuant to Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates) (the “Exchange Agent Undertaking”), the Merger Consideration payable or otherwise deliverable hereunder to each of the holders of Foamix Shares , Foamix Stock Options, Foamix Purchase Rights, Foamix RSUs  and/or Foamix Warrants (in each case, other than holders of 102 Securities) (each, a “Securityholder”) shall be transferred to, and retained by, the Exchange Agent for the respective benefit of each Securityholder for a period of 180 days from Closing (including with respect to any consideration deliverable to the Securityholder as a result of any adjustment pursuant to  Section 2.1(g) or under the Contingent Stock Rights Agreement, from the date on which such consideration becomes deliverable to such Securityholder) or an earlier date required in writing by a Securityholder or the ITA (the “Withholding Drop Date”), during which time the Exchange Agent shall not withhold any Israeli Tax on such Merger Consideration except as provided below. During such period, each Securityholder may obtain a certification or ruling or any other written instructions regarding Tax withholdings issued by the ITA, in form and substance reasonably acceptable to the Exchange Agent, that is applicable to the payments or other consideration to be made to any Person pursuant to this Agreement stating that no withholding, or reduced withholding, of any Israeli Tax is required with respect to such payment or other consideration or providing any other instructions regarding Tax withholdings (the “Qualified Withholding Certificate”). Where a Securityholder submits a Qualified Withholding Certificate to the Exchange Agent no later than three (3) Business Days before the Withholding Drop Date, the Exchange Agent shall withhold and timely transfer to the ITA an amount from the Securityholder’s portion of the Merger Consideration as specified in the Qualified Withholding Certificate. To the extent that the Exchange Agent is obliged to withhold Israeli Taxes, the Securityholder shall provide the Exchange Agent with the amount due with regards to such Israeli Taxes, within seven (7) Business Days from receipt of a request from the Exchange Agent to make such payment, and in any event prior to the release of the Merger Consideration deliverable to the Securityholder. In the event that the Securityholder fails to provide the Exchange Agent with the full amount necessary to satisfy such Israeli Taxes within such timeframe, the Exchange Agent shall be entitled to sell the Securityholder’s retained Menlo Common Stock to the extent necessary to satisfy the full amount due with regards to such Israeli Taxes. In the event that the Exchange Agent receives a demand from the ITA to withhold any amount out of the Merger Consideration payable to any of the Securityholders and transfer it to the ITA prior to the Withholding Drop Date, the Exchange Agent shall promptly notify such Securityholders of the demand, and provide such Securityholders with reasonable time (but in no event less than 30 days, unless otherwise explicitly required in writing by the ITA or under any applicable Law) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling or confirmation from the ITA, in which time the Merger Consideration deliverable shall not be released to such Securityholders. To the extent that any such certificate, ruling or confirmation is not timely provided by such recipient to the Exchange Agent, the Exchange Agent shall transfer to the ITA any amount so demanded, including any interest, indexation and fines required by the ITA in respect thereof, following receipt of such amount from Securityholder or sale of such Securityholder’s retained Menlo Common Stock to the extent necessary to satisfy the full amount due with regards to such Israeli Taxes. For the avoidance of doubt, and subject to any other provision in the Withholding Tax Ruling, the 104H Tax Ruling and 104H Interim Ruling, if the Exchange Agent Undertaking is provided to Menlo prior to the Closing Date, then no Securityholder shall be required to provide a Withholding Agent with a Qualified Withholding Certificate (and thus no withholding of Tax shall apply) with respect to the Securityholder’s respective portion of the Exchange Fund, until the actual delivery of such consideration  or any portions thereof is made to the Securityholder, in which case any applicable withholding will be calculated and administered as provided above and timely delivered to the ITA.

(iii)          Notwithstanding anything to the contrary in this Agreement, and subject to any other provision to the contrary in the Withholding Tax Ruling, the 104H Tax Ruling or 104H Interim Ruling with respect to Israeli Tax, until a Securityholder presents to the Exchange Agent a Qualified Withholding Certificate or evidence satisfactory to the Exchange Agent that the full applicable Tax amount with respect to such recipient, as reasonably determined by the Exchange Agent, is withheld, any certificates of Menlo Common Stock issuable to such recipient shall be issued only in the name of the Exchange Agent to be held in trust for the relevant recipient and delivered to such recipient in compliance with the withholding requirements under this Section 2.2(h).

(iv)          Each Person hereby waives, releases and absolutely and forever discharges Menlo, the Exchange Agent or anyone acting on their behalf from and against any and all claims for any losses in connection with the forfeiture or sale of any portion of the shares of Menlo Common Stock otherwise deliverable to such Person in compliance with the withholding requirements under this Section 2.2(h). To the extent that the Exchange Agent is unable, for whatever reason, to sell the applicable portion of shares of Menlo Common Stock required to finance applicable deduction or withholding requirements, then the Exchange Agent shall be entitled to hold all of the shares of Menlo Common Stock otherwise deliverable to the applicable Person until the earlier of: (a) the receipt of a Qualified Withholding Certificate from the Person fully exempting the Exchange Agent from tax withholding; or (b) such time when the Exchange Agent is able to sell the portion of such shares of Menlo Common Stock otherwise deliverable to such Person that is required to enable the Exchange Agent to comply with such applicable deduction or withholding requirements. Any costs or expenses incurred by the relevant Exchange Agent in connection with such sale shall be borne by, and deducted from the payment to, the applicable Person.

(i)          102 Options Tax Ruling. Foamix, through its legal and accounting representatives in cooperation with Menlo, through its legal and accounting representatives, as soon as practicable after the date of this Agreement will approach the ITA with an application for a ruling (the “Options Tax Ruling”) in relation to the tax treatment of 102 Securities under this Agreement to confirm, among other things, that (A) the treatment of assumption of the 102 Options and exchange of 102 Common Stock will not be treated as a taxable event and that tax continuity shall apply to the Adjusted RSUs, Adjusted Options and Adjusted Purchase Rights, including specific reference to the taxation of the Contingent Rights issued with respect to each type of award; provided that the applicable consideration paid to holders of 102 Securities is deposited at least until the end of the duration of the 102 Trust Period with the 102 Trustee; (B) Menlo and anyone acting on its behalf, including the Exchange Agent and the 102 Trustee, shall be exempt from withholding Tax in relation to any payments or consideration transferred to the 102 Trustee in relation to 102 Securities; (C) that distributions from the Exchange Fund in respect of 102 Common Stock and 102 Options shall not be subject to Israeli Tax until actually received by the applicable Securityholder, and shall include such additional terms as are customary to be included in such rulings. Foamix shall request in the Options Tax Ruling an exemption for the Withholding Agent(s) and their respective agents from any withholding obligation. If the Options Tax Ruling is not granted prior to the Closing, Foamix shall seek to receive prior to the Closing an interim Tax ruling confirming among others that Menlo and anyone acting on its behalf will be exempt from Israeli withholding Tax in relation to any payments made with respect to 102 Securities to the 102 Trustee (which ruling may be subject to customary conditions regularly associated with such a ruling) (such a ruling, the “Interim Options Tax Ruling”). Menlo and Foamix shall, and shall cause their respective Representatives to, coordinate and cooperate with each other with respect to the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Options Tax Ruling or the Interim Options Tax Ruling, as applicable. Subject to the terms and conditions hereof, Foamix will use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Interim Options Tax Ruling and the Options Tax Ruling as promptly as practicable. For the avoidance of doubt, the Options Tax Ruling and, if applicable, the Interim Options Tax Ruling shall be subject to the prior review of Menlo or its legal counsel (which approval shall not be unreasonably withheld, delayed or conditioned). Each of the Options Tax Ruling and the Interim Options Tax Ruling shall be considered a Qualified Withholding Certificate.

(j)          104H and Withholding Tax Ruling. Foamix and Securityholders who are subject to Israeli taxation and receive shares of Menlo Common Stock or Menlo’s restricted stock as consideration for their Foamix Shares may prepare and file with the ITA an application for a ruling (or 104H Interim Ruling) permitting any holder of Foamix Shares who elects to become a party to such a Tax ruling (each, an “Electing Holder”), to defer any applicable Israeli Tax, if applied, with respect to such stock consideration that such Electing Holder will receive pursuant to this Agreement until the sale, transfer or other conveyance for cash of such share portion of the consideration by such Electing Holder or such other date set forth in Section 104H of the Ordinance (the “104H Tax Ruling”). Menlo shall cooperate with Foamix, the Electing Holders and their Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the 104H Tax Ruling; provided that any costs associated with the application for the 104H Tax Ruling shall be paid by Foamix prior to the Closing; and provided, further, that the 104H Interim Ruling or the 104H Tax Ruling shall not impose any material restrictions or obligations with respect to the activities of Menlo or any affiliate thereof or the Surviving Company. Upon the obtaining of the 104H Tax Ruling, Menlo, Foamix and the Exchange Agent and each Electing Holder shall furnish to the ITA a customary approval letter of the terms of such ruling; and provided further that that if none of such rulings is obtained for any reason whatsoever by the Closing Date, the Closing will not be delayed or postponed. Notwithstanding the provisions of this Section 2.2(j), if the 104H Tax Ruling or the 104H Interim Ruling shall be received and delivered to Menlo at least three (3) Business Days prior to the applicable withholding date, then, subject to the provisions of the Withholding Tax Ruling,  the provisions of the 104H Tax Ruling shall apply with respect to each Electing Holder and all applicable withholding and reporting procedures with respect to their consideration shall be made in accordance with the provisions of the 104H Interim Ruling and 104H Tax Ruling, as applicable, and Section 104H of the Ordinance. For the avoidance of doubt, Foamix and the Electing Holders shall not make any application to the ITA with respect to any matter relating to the 104H Tax Ruling without first consulting with Menlo’s Israeli legal counsel and granting Menlo’s Israeli legal counsel the opportunity to review, comment and approve the draft application, and Foamix and the Electing Holders and any representatives thereof shall enable Menlo’s Israeli legal counsel to participate in all material discussions and meetings with the ITA relating thereto. To the extent that Menlo’s Israeli legal counsel elect not to participate in any such meeting or discussion, then Foamix, the Electing Holders and/or their Israeli legal counsel shall provide Menlo’s Israeli legal counsel an update of the discussions and/or meetings held with the ITA. The final text of the 104H Interim Ruling or the 104H Tax Ruling shall be subject to the prior written confirmation of Menlo or its Israeli legal counsel. Each of the 104H Tax Ruling or the 104H Interim Ruling, if obtained, shall be considered as a Qualified Withholding Certificate.

(k)          As soon as practicable following the date of this Agreement, but in any event no later than ten (10) Business Days following the date hereof, Foamix shall instruct its Israeli legal counsel, advisors or accountants to, in coordination with Menlo and its Israeli legal counsel, advisors and accountants, prepare and file with the ITA an application for a ruling (i) with  respect to Securityholders  that are non−Israeli residents (as defined in the Ordinance or as will be determined by the ITA in the Withholding Tax Ruling), (A) exempting Menlo, the Exchange Agent, the Surviving Company and their respective agents from any obligation to withhold Israeli Tax at the source from any consideration payable or otherwise deliverable pursuant to this Agreement, including the Merger Consideration, or clarifying that no such obligation exists, or (B) clearly instructing Menlo, the Exchange Agent, the Surviving Company and their respective agents on how such withholding at the source is to be executed, and in particular, with respect to the classes or categories of Securityholders from which Tax is to be withheld (if any), the rate or rates of withholding to be applied and how to identify any such non−Israeli residents; (ii) with respect to Securityholders that are Israeli residents (as defined in the Ordinance or as will be determined by the ITA in the Withholding Tax Ruling) (other than Foamix’s Shares subject to Section 102 of the Ordinance) (x) exempting Menlo, the Exchange Agent, the Surviving Company and their respective agents from any obligation to withhold Israeli Tax at the source from any consideration payable or otherwise deliverable pursuant to this Agreement, including the Merger Consideration, or clarifying that no such obligation exists, or (y) clearly instructing Menlo, the Exchange Agent, the Surviving Company and their respective agents on how such withholding at the source is to be executed, and in particular, with respect to the classes or categories of Securityholders from which Tax is to be withheld (if any), the rate or rates of withholding to be applied; and (iii) with respect to holders of Foamix Stock Options which are not 102 Options, that are non-Israeli residents (as defined in the Ordinance or as will be determined by the ITA in the Withholding Tax Ruling), (A) exempting Menlo, the Exchange Agent, the Surviving Company and their respective agents from any obligation to withhold Israeli Tax at the source from any consideration payable or otherwise deliverable pursuant to this Agreement, including the Merger Consideration, or clarifying that no such obligation exists, or (B) instructing Menlo, the Exchange Agent, the Surviving Company and their respective agents on how such withholding at the source is to be executed, the rate or rates of withholding to be applied and how to identify any such non−Israeli residents (the “Withholding Tax Ruling” which, for removal of doubt, shall be either a separate tax ruling or incorporated as part of the 104H Tax Ruling or the 104H Interim Ruling). Without limiting the generality of foregoing, Menlo shall cooperate with Foamix and its Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Withholding Tax Ruling; provided that any costs associated with the application for the Withholding Tax Ruling shall be paid by Foamix prior to the Closing; and provided further that the Withholding Tax Ruling shall not impose any material restrictions or obligations with respect to the activities of Menlo or any affiliate thereof or the Surviving Company. For the avoidance of doubt, Foamix and the Securityholders shall not make any application to the ITA with respect to any matter relating to the Withholding Tax Ruling without first consulting with Menlo’s Israeli legal counsel and granting Menlo’s Israeli legal counsel the opportunity to review, comment and approve the draft application, and Foamix and the Securityholders and any representatives thereof shall enable Menlo’s Israeli legal counsel to participate in all material discussions and meetings with the ITA relating thereto. To the extent that Menlo’s legal counsel elect not to participate in any such meeting or discussion, then Foamix, the Electing Holders and/or their Israeli counsel shall provide Menlo’s Israeli legal counsel a report of the discussions and/or meetings held with the ITA. The final text of the Withholding Tax Ruling shall be subject to the prior written confirmation of Menlo or its Israeli legal counsel. Subject to the terms and conditions hereof, Foamix shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to obtain the Withholding Tax Ruling, as promptly as practicable.

(l)          Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Menlo Common Stock and Contingent Stock Rights as may be required pursuant to Section 2.1(a), cash for fractional shares pursuant to Section 2.1(f) and any dividends or distributions payable pursuant to Section 2.2(c); provided, however, that Menlo may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form reasonably satisfactory to Menlo, or a bond in such sum as Menlo may reasonably direct as indemnity, against any claim that may be made against Menlo or the Exchange Agent in respect of the Certificates alleged to have been lost, stolen or destroyed.

                             Section 2.3          Contingent Stock Rights Agreement. Unless the Exchange Ratio is adjusted pursuant to Section 2.1(g)(ii) or the Exchange Ratio is not adjusted but Section 2.1(g)(ii) is otherwise applicable prior to the Effective Time, in which case no Contingent Stock Rights Agreement will be entered into, at or immediately prior to the Closing Date, Foamix and Menlo will execute and deliver, and Foamix and Menlo will ensure that a duly qualified paying agent executes and delivers, the Contingent Stock Rights Agreement, subject to any reasonable revisions to the Contingent Stock Rights Agreement that are requested by such paying agent and approved by Foamix and Menlo (which approval shall not be unreasonably withheld, conditioned or delayed).  For the avoidance of any doubt, and notwithstanding anything else to the contrary in this Agreement, it is hereby agreed and acknowledged that, except as contemplated in the Contingent Stock Rights Agreement, any rights granted to any Person pursuant to and under the Contingent Stock Rights Agreement shall not be transferrable or assignable to any other Person (except as may otherwise be permitted under the Contingent Stock Rights Agreement), and any shares of Menlo Common Stock issuable thereunder, to the extent issuable, shall be issued, subject to Section 2.2(h), solely in the name of, or for the benefit of, such Person to whom any such rights under the Contingent Stock Rights Agreement were originally and initially granted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FOAMIX

Foamix represents and warrants to Menlo and Menlo Merger Sub as of the date hereof and as of the Closing Date (except for those representations and warranties made as of a specific date or time) as follows (except (i) as set forth in the written disclosure letter (which letter shall in each case specifically identify by reference to Sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section of such disclosure letter shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is reasonably apparent on its face) delivered by Foamix to Menlo and Menlo Merger Sub in connection with the execution and delivery of this Agreement (the “Foamix Disclosure Letter”) or (ii) as disclosed in Foamix SEC Reports filed with or furnished to the SEC by Foamix, and in either case, publicly available on or after January 1, 2018 and on or prior to the date hereof (and without regard to any amendment thereto filed after the date of this Agreement)):

                             Section 3.1          Organization, Standing and Corporate Power.

(a)          Foamix is a company duly organized and validly existing under the laws of the State of Israel, it is not a “defaulting company” as such term is defined in the Companies Law and no proceedings have been commenced to strike the Company from the Registry of Companies maintained by the Israeli Registrar of Companies. Foamix has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect (as defined in Section 8.14(ggg)). Foamix is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties requires it to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect.

(b)          The Foamix Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate (or similar) power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect. The Foamix Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties requires it to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect.

(c)          Foamix has furnished or made available to Menlo true and complete copies of (i) the Amended and Restated Articles of Association of Foamix, as amended through the date of this Agreement (as so amended, the “Foamix Organizational Documents”) and (i) the charter and organizational documents of the Foamix Subsidiary, in each case as amended through the date of this Agreement. The Foamix Organizational Documents are in full force and effect and have not been amended or otherwise modified. Foamix is not in violation of any provision of Foamix Organizational Documents, and the Foamix Subsidiary is not in material violation of any provision of its charter and organizational documents.

                             Section 3.2          Capitalization.

(a)          The authorized share capital of Foamix consists of 135,000,000 Foamix Shares. At the close of business on November 4, 2019, (A) 61,253,788 Foamix Shares were issued and outstanding, (B) no Foamix Shares were held by Foamix in its treasury and (C) 11,628,163 Foamix Shares remained reserved for issuance pursuant to the Foamix 2009 Israeli Share Option Plan, 2015 Israeli Share Incentive Plan and 2019 Equity Incentive Plan (collectively, the “Foamix Equity Plans”). 5,541,788 Foamix Shares were subject to outstanding and unexercised Foamix Stock Options and 699,484 Foamix Shares were subject to outstanding and unvested Foamix RSU Awards. At the close of business on November 4, 2019, there were 137,255 Foamix Shares purchasable pursuant to the Foamix ESPP based on current payroll elections and the closing stock price per share of Foamix Shares of $2.54.  At the close of business on November 4, 2019, there were Foamix Warrants to purchase an aggregate of 1,100,000 Foamix Shares issued and outstanding.

(b)          Except as set forth in Section 3.2(a) above, at the close of business on November 4, 2019, no shares of capital stock or other voting securities of Foamix were issued, reserved for issuance or outstanding. From November 4, 2019 until the date of this Agreement, there have been no issuances by Foamix of shares of capital stock of, or other equity or voting interests in, Foamix, other than the issuance of Foamix Shares pursuant to the exercise or settlement, as applicable, of Foamix Stock Options, Foamix RSU Awards and Foamix Purchase Rights outstanding as of November 4, 2019, in accordance with their terms and on November 6, 2019, Foamix issued 148,000 Foamix Shares to employees.  Except (i) as set forth in Section 3.2(a) above, or (ii) as necessary to give effect to the Merger, the Share Issuance and the other transactions contemplated by this Agreement, as of the date hereof, there are no options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, phantom stock rights or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by Foamix or the Foamix Subsidiary (i) relating to any issued or unissued capital stock or equity interest of Foamix or the Foamix Subsidiary, (ii) obligating Foamix or the Foamix Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of, or options, warrants, convertible or exchangeable securities, subscriptions or other equity interests in, Foamix or the Foamix Subsidiary or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of share capital of Foamix or the Foamix Subsidiary (each of (i), (ii) and (iii), collectively, “Foamix Stock Rights”). All outstanding Foamix Shares are, and all Foamix Shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Foamix or the Foamix Subsidiary to repurchase, redeem or otherwise acquire any share capital or equity interest of Foamix (including any Foamix Shares) or the Foamix Subsidiary or any Foamix Stock Rights or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person other than pursuant to the Foamix Equity Plans.

(c)          A true, complete and correct list, as of November 4, 2019, of, with respect to each Foamix Stock Option, Foamix Warrant, 102 Common Stock and Foamix RSU Award, as applicable, (i) the number of Foamix Shares subject thereto, (ii) the grant date (which in the case of the 102 Options, is also the date of deposit of such Foamix Stock Option, 102 Common Stock and Foamix RSU with the 102 Trustee, (iii) the expiration date, (iv) the exercise or base price, (v) applicable vesting schedule, (vi) the names of the holders thereof, (vii) the particular plan (if any) pursuant to which such Foamix Stock Option or Foamix RSU Award was granted, (viii) whether the Foamix Stock Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option, and (ix) the location of such holder, (x) whether each such Foamix Stock Option, 102 Common Stock and Foamix RSU Award was granted pursuant to Section 3(i) or Section 102 of the Ordinance (and specifying the subsection of Section 102 or the tax regimes of other jurisdictions), in each case to the extent permitted by applicable Law, has been provided to Menlo.

(d)          Exhibit 21.1 to Foamix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 sets forth the sole subsidiary of Foamix in existence as of the date hereof, Foamix Pharmaceutical Inc., a Delaware corporation and wholly-owned subsidiary of Foamix (the “Foamix Subsidiary”). All the outstanding shares of capital stock of, or other equity interests in, each such Foamix Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by Foamix, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Neither Foamix nor the Foamix Subsidiary directly or indirectly owns or has any right or obligation to subscribe for or otherwise acquire any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than the Foamix Subsidiary).

                             Section 3.3          Authority.

(a)          Foamix has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and, subject to obtaining Foamix Shareholder Approval (as defined below) in connection with this Agreement and the Merger, to consummate the Merger and the other transactions contemplated hereby and thereby. The execution, delivery and performance by Foamix of this Agreement and the other Transaction Agreements to which it is a party and the consummation by Foamix of the Merger and the other transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Foamix and no other corporate proceedings on the part of Foamix are necessary to authorize this Agreement and the other Transaction Agreements to which it is a party or to consummate the Merger or the other transactions contemplated hereby and thereby (other than obtaining Foamix Shareholder Approval, filing appropriate merger documents and obtaining a Certificate of Merger from the Israeli Registrar of Companies as required by the Companies Law). Each of this Agreement and the other Transaction Agreements to which it is a party has been, or prior to the Effective Time with respect to Agreements not yet entered into, will be, duly executed and delivered by Foamix and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes, or prior to the Effective Time will constitute, a legal, valid and binding obligation of Foamix enforceable against Foamix in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

(b)          The Foamix Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger, the Contingent Stock Rights Agreement and the other transactions contemplated by this Agreement, (ii) determining that this Agreement is advisable and that the terms of the Merger, the Contingent Stock Rights Agreement and the other transactions contemplated by this Agreement are fair to and in the best interests of Foamix and its stockholders, (iii) determining that considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of Foamix to its creditors, and (iv) recommending that Foamix’s shareholders adopt this Agreement, the Merger and the other transactions contemplated by this Agreement and the Contingent Stock Rights Agreement.

(c)          Barclays Bank PLC (“Foamix Financial Advisor”) has delivered to the Foamix Board its opinion to the effect that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the Merger Consideration to be offered to Foamix’s shareholders is fair, from a financial point of view, to the holders of Foamix Shares. Foamix will make available to Menlo a correct and complete copy of the form of such opinion solely for informational purposes after receipt thereof by Foamix.

                            Section 3.4          Vote Required. The affirmative vote (or action by written consent) (the “Foamix Shareholder Approval”) of the majority of holders of the Foamix Shares that are present and voting is the only vote or consent of the holders of any class or series of Foamix Shares necessary to adopt or approve this Agreement, the Merger, the other Transaction Agreements to which Foamix is a party, and the other transactions contemplated by this Agreement.

                            Section 3.5          No Conflict. The execution, delivery and performance by Foamix of this Agreement and the other Transaction Agreements to which it is a party do not, and the consummation of the Merger and the other transactions contemplated hereby will not, (a) assuming Foamix Shareholder Approval is obtained, conflict with or violate (i) the Foamix Organizational Documents or (ii) the equivalent organizational documents of the Foamix Subsidiary, (b) subject to the approvals and filings set forth in Section 3.6 and assuming Foamix Shareholder Approval is obtained, conflict with or violate any United States federal, state or local or any Israeli or any other foreign statute, law, rule, regulation, ordinance, code or any other requirement or rule of law (a “Law”) or any charge, order, writ, injunction, judgment, guideline, guidance, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative (an “Order”), or any rule or regulation of any securities exchange on which Foamix Shares are listed for trading, in each case applicable to Foamix or the Foamix Subsidiary or by which any property or asset of Foamix or the Foamix Subsidiary is bound or affected, (c) subject to the Lender Waiver and Consent, result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent or right of first offer or refusal, or result in the creation of a Lien on any property or asset of Foamix or the Foamix Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Foamix or the Foamix Subsidiary is a party or by which Foamix or the Foamix Subsidiary or any property or asset of any of them is bound or affected (including any Foamix Material Contract (as defined in Section 3.14) and any Foamix Permit (as defined in Section 3.7(c))), or (d) result in the loss of or otherwise impair the right, title or interest of Foamix or the Foamix Subsidiary in and to any of the material Foamix IP, except, in the case of clauses (a)(ii), (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences which have not had and are not reasonably expected to have, individually or in the aggregate, a Foamix Material Adverse Effect.  A copy of the Lender Waiver and Consent has been provided to Menlo.

                           Section 3.6          Required Filings and Consents. Except for (i) the filing with the SEC of the Joint Proxy Statement and the Registration Statement (each as defined in Section 5.11(a)) in which the Joint Proxy Statement will be included as a prospectus of Menlo with respect to the issuance of Menlo Common Stock in the Merger, and declaration of effectiveness of the Registration Statement, and the filing with the SEC of such other reports required in connection with the Merger under, and such other compliance with, the Securities Exchange Act of 1934 (the “Exchange Act”), and the Securities Act and the rules and regulations thereunder, (ii) the filing of the Merger Proposal with the Israeli Registrar of Companies and all such other notices or filings required under the Companies Law with respect to the consummation of the Merger and the issuance of the Certificate of Merger by the Israeli Registrar of Companies and the obtaining of the Certificate of Merger from the Israeli Registrar of Companies pursuant to the Companies Law; (iii) compliance with notices and filings under all applicable domestic or foreign antitrust Laws and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (collectively, “Antitrust Laws”); (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Menlo Common Stock constituting the Merger Consideration; (v) any filings required under the rules and regulations of Nasdaq and (vi) any filings required by the United States Food and Drug Administration (the “FDA”), the European Medicines Agency (the “EMA”), the Israel Ministry of Health and any other Governmental Entity that is concerned with the marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drugs, biological products and medical devices (each, a “Regulatory Authority”), no consents, approvals of, filings or registrations with, or orders, authorizations or authority of any federal, state, local or foreign government, court of competent jurisdiction, administrative agency, commission or other governmental (including multi-government) authority or instrumentality (each, a “Governmental Entity”) are necessary in connection with (a) the execution and delivery by Foamix of this Agreement, and (b) the consummation by Foamix of the Merger and the other transactions contemplated by this Agreement.

                             Section 3.7          Compliance; Regulatory Compliance.

(a)          During the past three (3) years, each of Foamix and the Foamix Subsidiary (i) has been operated at all times in compliance with all Laws and Orders applicable to Foamix or the Foamix Subsidiary, including, without limitation, all Health Care Laws applicable to Foamix or Foamix Subsidiary, or by which any property, business or asset of Foamix or the Foamix Subsidiary is bound or affected, (ii) is not in default or violation of any governmental licenses, permits or franchises to which Foamix or the Foamix Subsidiary is a party or by which Foamix or the Foamix Subsidiary or any property or asset of Foamix or the Foamix Subsidiary is bound or affected, and (iii) has not engaged in any activities which are, as applicable, cause for false claims liability, civil penalties, or mandatory or permissive exclusion from Medicare, Medicaid, or any other governmental healthcare program under any Health Care Law applicable to Foamix or the Foamix Subsidiary, other than, in the case of clauses (i), (ii) and (iii) above, failures to comply, defaults or violations which do not have and are not reasonably expected to have, individually or in the aggregate, a Foamix Material Adverse Effect. Neither Foamix nor the Foamix Subsidiary has received any written communication during the past three (3) years from a Governmental Entity that alleges that Foamix or the Foamix Subsidiary is not in compliance in any material respect with any applicable Law or Order, including any Health Care Laws.  Foamix is not a party to nor has any ongoing reporting obligations pursuant to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, plan of correction or similar agreement imposed by any governmental authority.

(b)          None of Foamix, the Foamix Subsidiary or any of its respective officers, employees, directors, agents or clinical investigators, has been excluded, suspended or debarred from participation in any U.S. federal health care program or human clinical research or, to the Knowledge of Foamix, is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in exclusion or debarment under 42 U.S.C. § 1320a-7 or 21 U.S.C. § 335a.

(c)          Each of Foamix and the Foamix Subsidiary has in effect all required filings, licenses, permits, certificates, exemptions, orders, consents, clearances, registrations, approvals and authorizations of all Governmental Entities (including all authorizations under the FDCA and the regulations of the FDA promulgated thereunder and any of the foregoing required by any other Regulatory Authority, including the EMA and the Israel Ministry of Health) necessary for the conduct of Foamix’s and the Foamix Subsidiary’s business and the use of their properties and assets, as presently conducted and used (“Foamix Permits”), and all Foamix Permits are valid and in full force and effect, except where such failure has not had, or is not reasonably expected to have, individually or in the aggregate, a Foamix Material Adverse Effect; and neither Foamix nor the Foamix Subsidiary has received written notice from any Governmental Entity that any such Foamix Permit is subject to any adverse action which has had, or is reasonably expected to have, individually or in the aggregate, a Foamix Material Adverse Effect.

                             Section 3.8          SEC Filings; Financial Statements.

(a)          Each of Foamix and the Foamix Subsidiary has filed all forms, reports, statements and documents required to be filed with the SEC since December 31, 2018 (“Foamix SEC Reports”), each of which has complied in all material respects with the applicable requirements of the Securities Act and the applicable rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated thereunder, each as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent Foamix SEC Report filed or furnished to the SEC by Foamix, and in either case, publicly available prior to the date hereof (each, a “Foamix Filed SEC Report”). None of Foamix SEC Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed or currently contains, and any Foamix SEC Reports filed with the SEC subsequent to the date hereof will not contain, any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent Foamix Filed SEC Report.

(b)          Except to the extent updated, amended, restated or corrected by a subsequent Foamix Filed SEC Report, all of the financial statements included in Foamix SEC Reports, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “Foamix Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules of the SEC with respect thereto and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments which are not reasonably expected to have, individually or in the aggregate, a Foamix Material Adverse Effect). The consolidated balance sheets (including the related notes) included in such Foamix Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Foamix Filed SEC Report) fairly present, in all material respects, the consolidated financial position of Foamix and the Foamix Subsidiary at the respective dates thereof, and the consolidated statements of operations, stockholders’ equity and cash flows (in each case, including the related notes) included in such Foamix Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Foamix Filed SEC Report) fairly present, in all material respects, the consolidated statements of operations, stockholders’ equity and cash flows of Foamix and the Foamix Subsidiary for the periods indicated, subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments which are not reasonably expected to have, individually or in the aggregate, a Foamix Material Adverse Effect.

(c)          Except for (i) Liabilities that are reflected, or for which reserves were established, on the audited consolidated balance sheet of Foamix and the Foamix Subsidiary as of December 31, 2018, (ii) Liabilities incurred in the ordinary course of business and consistent with past practice since December 31, 2018 and (iii) Liabilities that are disclosed in Foamix SEC Reports, neither Foamix nor the Foamix Subsidiary has any material Liabilities, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of Foamix or the Foamix Subsidiary (or disclosed in the notes to such balance sheet). As used in this Agreement, the term “Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent or matured or unmatured, including those arising under any Law and those arising under any Contract.

(d)          Each of the principal executive officer of Foamix and the principal financial officer of Foamix (or each former principal executive officer of Foamix and each former principal financial officer of Foamix, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to Foamix SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Foamix nor the Foamix Subsidiary has any outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(i)          Foamix maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Foamix’s assets.

(ii)          Foamix’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Foamix in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Foamix’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Foamix required under the Exchange Act with respect to such reports.

(iii)          Neither Foamix nor the Foamix Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, including any contract or arrangement relating to any transaction or relationship between or among Foamix or the Foamix Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Foamix or the Foamix Subsidiary in Foamix’s or the Foamix Subsidiary’s published financial statements or other Foamix SEC Reports.

(iv)          Since December 31, 2018, Foamix has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in Foamix’s internal control over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which Foamix’s independent accountants certify has not been appropriately and adequately remedied by Foamix. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 2, as in effect on the date hereof.

                             Section 3.9          Information Supplied. The information relating to Foamix and the Foamix Subsidiary to be contained in the Joint Proxy Statement and Registration Statement (each as defined in Section 5.11(a)) and any other documents filed or furnished with or to the SEC or pursuant to the Securities Act in each case in connection with the Merger will not, on the date the Joint Proxy Statement (and any amendment or supplement thereto) is first mailed to the shareholders of Foamix and at the time the Registration Statement is declared effective (and any amendment or supplement thereto) or at the time of the Foamix Shareholder Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement (other than the portions thereof relating solely to the meeting of the stockholders of Menlo) and any related documents will comply in all material respects as to form with the requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 3.9, no representation or warranty is made by Foamix with respect to information or statements made or incorporated by reference in the Joint Proxy Statement or the Registration Statement which were not supplied by or on behalf of Foamix.

                           Section 3.10          Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent audited financial statements included in Foamix SEC Reports and through the date of this Agreement, (a) each of Foamix and the Foamix Subsidiary has conducted its respective businesses only in the ordinary course in all material respects and in a manner consistent with prior practice in all material respects and (b) there has not been any event or occurrence of any condition that has had or is reasonably expected to have, individually or in the aggregate, a Foamix Material Adverse Effect. Except as contemplated by this Agreement, since the date of the most recent audited financial statements included in Foamix SEC Reports and through the date hereof, there has not been (i) any material change in accounting methods, principles or practices employed by Foamix, other than as required by Law or GAAP; or (ii) any action of the types described in Section 5.1(b) which, had such action been taken after the date of this Agreement, would be in violation of any such Section.

                             Section 3.11          FDA and Related Matters.

(a)          Foamix and the Foamix Subsidiary possess all Regulatory Authorizations required by the FDA, the EMA, and all other applicable Regulatory Authorities in connection with the Foamix Products and the conduct of their businesses as currently conducted.  All such Regulatory Authorizations are (i) in full force and effect, (ii) in compliance in all material respects with all formal filing and maintenance requirements, and (iii) in good standing, valid and enforceable. Foamix and the Foamix Subsidiary have filed all material required notices and responses to notices, supplemental applications, reports (including adverse experience reports) and other required information with the FDA, the EMA and all other applicable Regulatory Authorities.

(b)          The conduct of Foamix and Foamix Subsidiary businesses and the Foamix Products are in compliance in all material respects with (1) all applicable Laws and Orders of the FDA, EMA and other Regulatory Authorities and (2) all Regulatory Authorizations. Foamix and the Foamix Subsidiary have not received any warning letters, notice of adverse findings, or similar documents that assert a material failure to comply with any applicable Laws or Orders that have not been fully resolved to the satisfaction of the FDA, the EMA or any other Regulatory Authorities, as applicable, and neither Foamix nor the Foamix Subsidiary has Knowledge (or has been notified in writing by a third party) of any pending or threatened action, investigation or inquiry by any Regulatory Authority (other than non-material routine or periodic inspections or reviews) against any of Foamix and the Foamix Subsidiary, the Foamix Products, or any Foamix Partner. Neither Foamix nor the Foamix Subsidiary has made any materially untrue statement of fact or fraudulent statement to the FDA, the EMA or any other Regulatory Authority nor have they failed to disclose any material fact required to be disclosed to the FDA, the EMA or any other Regulatory Authority, and to Foamix’s Knowledge, no Foamix Partner has made any materially untrue statement of fact or fraudulent statement to the FDA, the EMA or any other Regulatory Authority relating to the Foamix Products, nor to Foamix’s Knowledge, has any Foamix Partner failed to disclose any material facts required to be disclosed to the FDA, the EMA or any other Regulatory Authority relating to the Foamix Products.

(c)          Neither Foamix nor the Foamix Subsidiary has Knowledge (or has been notified in writing by a Foamix Partner) of any pending regulatory action of any sort (other than non-material routine or periodic inspections or reviews) against any Person which develops products pursuant to a development, commercialization or other collaboration arrangement with Foamix or the Foamix Subsidiary (each, a “Foamix Partner”) by the FDA, the EMA or any other Regulatory Authority.

(d)          Foamix has made available to Menlo copies of all Regulatory Authorizations and regulatory dossiers relating thereto, all serious adverse event reports, periodic adverse event reports and other pharmacovigilance reports and data, and all other material Regulatory Authority communications, documents and other information submitted to or received from the FDA, the EMA or any Regulatory Authority, including inspection reports, warning letters and similar documents, relating to Foamix or the Foamix Subsidiary, the conduct of their business, or the Foamix Products.

(e)          All preclinical studies and clinical trials conducted or being conducted by or on behalf of Foamix, the Foamix Subsidiary or, with respect to the Foamix Products, any Foamix Partner have been and are being conducted in material compliance with all applicable Laws of the FDA, EMA and other Regulatory Authorities, including, without limitation, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, and 312. No clinical trial conducted by or on behalf of Foamix, the Foamix Subsidiary or, with respect to the Foamix Products, any Foamix Partner has been terminated or suspended by the FDA, EMA or any other Regulatory Authority, and neither the FDA, EMA nor any other Regulatory Authority has commenced  or, to Foamix’s Knowledge, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, suspend or materially restrict any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of Foamix, the Foamix Subsidiary or, with respect to the Foamix Products, any Foamix Partner.

                             Section 3.12          Taxes.

(a)          Each of Foamix and the Foamix Subsidiary has duly filed all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. Foamix and the Foamix Subsidiary have paid (or Foamix has paid on its behalf) all material taxes (i) shown as due on such Tax Returns or (ii) otherwise due and payable, except for those Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the financial statements included in the Foamix Filed SEC Reports in accordance with GAAP. There are no material Liens for any Taxes upon the assets of Foamix or the Foamix Subsidiary, other than (A) statutory Liens for Taxes not yet due and payable, and (B) Liens for Taxes contested in good faith by appropriate proceedings and for which adequate reserves have been established in the financial statements included in Foamix Filed SEC Reports in accordance with GAAP.

(b)          There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy currently in existence or threatened in writing with respect to any material Taxes or material Tax Return of Foamix or the Foamix Subsidiary. Neither Foamix nor the Foamix Subsidiary has received notice of any claim made by a Governmental Entity in a jurisdiction where Foamix or the Foamix Subsidiary, as applicable, does not file a Tax Return, that Foamix or such Subsidiary is or may be subject to taxation by that jurisdiction. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against Foamix or the Foamix Subsidiary, and no power of attorney granted by either Foamix or the Foamix Subsidiary with respect to any Taxes is currently in force.

(c)          There are no Contracts relating to the allocating, sharing or indemnification of Taxes to which Foamix or the Foamix Subsidiary is a party, other than (i) Contracts containing customary gross-up, allocation, sharing or indemnification provisions in credit agreements, derivatives, leases, and similar agreements entered into in the ordinary course of business or (ii) commercially reasonable Contracts for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.

(d)          Neither Foamix nor the Foamix Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A)) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e)          Neither Foamix nor the Foamix Subsidiary has engaged in a “listed transaction” as set forth in Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state or local Law.

(f)          Except for instances which would not individually or in the aggregate be material, Foamix and the Foamix Subsidiary have complied with all applicable Laws relating to the payment and withholding of Taxes required to have been withheld and paid in connection with amounts paid or owning to any employee, independent contractor, creditor, stockholder or other Person.

(g)          Foamix is not, and has never been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, nor is it treated as a U.S. corporation pursuant to Section 7874(b) of the Code.

(h)          Foamix does not expect to be classified as a “passive foreign investment company” within the meaning of Section 1297 of the Code or the Treasury Regulations promulgated thereunder for its current taxable year.

(i)          Neither Foamix nor the Foamix Subsidiary has requested, entered into, been issued or received any private letter ruling, technical advice memorandum, closing agreement or similar agreement or ruling related to Taxes from any Governmental Entity that would reasonably be expected to affect Foamix’s or the Foamix Subsidiary’s liability for Taxes for any taxable period ending after the Closing Date.

(j)          Neither Foamix nor the Foamix Subsidiary has any liability for the Taxes of any Person (other than Foamix) under Treasury Regulation § 1.1502-6 (or any similar provision of any state, local or foreign law), as a transferee or successor, by contract or otherwise that would not, individually or in the aggregate, be material.

(k)          Neither Foamix nor the Foamix Subsidiary is, or has ever been, a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(l)          Neither Foamix nor the Foamix Subsidiary is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the Ordinance.

(m)          Neither Foamix nor the Foamix Subsidiary has ever (i) performed or been part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the Ordinance and the regulations promulgated thereunder, or (ii)  is subject to any reporting obligations under Sections 131D and 131E of the Ordinance or any similar reporting obligations under other Israeli Tax laws including with respect to VAT.

(n)          Foamix is duly registered for the purposes of Israeli value added Taxes (“VAT”) and has complied in all material respects with all requirements concerning VAT. Foamix (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and timely remitted to the relevant Governmental Entity all output VAT which it is required to collect and remit under any Tax law, and (iii) has not received a refund for input VAT for which it is not entitled under any Tax law. The Foamix Subsidiary is not required to register in Israel for Israeli VAT purposes.

(o)          Neither Foamix nor the Foamix Subsidiary has ever made any election to be treated or claimed any benefits as “Benefited Enterprise” (Mifaal Mutav) or taken any position of being a “Preferred Enterprise” (Mifaal Muadaf) or a “Technology Enterprise” (Mifaal Technology) under the Law for Encouragement of Capital Investments, 1959.

(p)          Neither Foamix nor the Foamix Subsidiary has obtained any Tax Rulings or made any requests for Tax rulings. Neither Foamix nor the Foamix Subsidiary has entered into any contract or arrangement with any Governmental Entity that requires it to take any action or to refrain from taking any action relating to Taxes.

(q)          The prices and terms for the provision of any property or services by or to Foamix and the Foamix Subsidiary are at arm’s length for purposes of the relevant transfer pricing laws, and all related documentation, if required by such laws, has been timely prepared or obtained and, if necessary, retained. Each of Foamix and the Foamix Subsidiary complies in all respects, with the requirements of Section 85A of the Ordinance and the regulations promulgated thereunder and any equivalent Tax law.

(r)          As used in this Agreement (A) “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including, without limitation, taxes or other similar charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, capital, sales, use, transfer, inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, severance, stamp, occupation, premium or net worth, and taxes or other similar charges in the nature of excise, withholding, ad valorem, value added, estimated taxes, or custom duties and (B) “Tax Return” means any report, return, document, declaration or other information or filing required to be filed with respect to taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

(s)          Each of Foamix Benefit Plan that is intended to qualify as a capital gains route plan under Section 102 (“Section 102 Plan”) has received a favorable determination or approval letter, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. All 102 Options and 102 Common Stock have been granted or issued, as applicable, in compliance in all respects with the applicable requirements of Section 102 (including the relevant sub-section of Section 102) and the written requirements and guidance of the ITA, including, without limitation, the adoption of the applicable board and shareholders resolutions, the timely filing of the necessary documents with the ITA, the submission of the application to the ITA to approve a Section 102 Plan, the appointment of an authorized trustee to hold the 102 Options and, if applicable, 102 Common Stock, the execution by each holder of 102 Securities of an undertaking to comply with the provisions of Section 102, and the timely deposit of such securities or related documents with such trustee, pursuant to the terms of Section 102, applicable tax rulings and approvals and the guidance of the ITA published by the ITA on July 24, 2012 and clarification dated November 6, 2012.

                             Section 3.13          Litigation.

(a)          There is no claim, suit, action, investigation, indictment or information, or administrative, arbitration or other proceeding (“Litigation”) pending or, to the Knowledge of Foamix, threatened in writing against or affecting Foamix or the Foamix Subsidiary or any of their respective assets which, if adversely determined, individually or in the aggregate, has had or is reasonably expected to have a Foamix Material Adverse Effect.

(b)          There is no Order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of Foamix, investigation by, any Governmental Entity involving Foamix or the Foamix Subsidiary or any of their respective assets that, individually or in the aggregate, has had or is reasonably expected to have a Foamix Material Adverse Effect.

                             Section 3.14          Material Contracts.

(a)          Each of the Contracts filed as an exhibit to a Foamix Filed SEC Report and any material Foamix manufacturing and supply Contract (collectively, the “Foamix Material Contracts”) is valid and in full force and effect on the date hereof except to the extent such Foamix Material Contract expired in accordance with its terms, and neither Foamix nor the Foamix Subsidiary has (or has any Knowledge that any other party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Foamix Material Contract, except defaults which would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect. True and complete copies of all Foamix Material Contracts have been made available to Menlo.

(b)          Section 3.14(b) of the Foamix Disclosure Letter identifies each Foamix Material Contract that requires the consent of or notice to the other party thereto to avoid any material breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby.

(c)          Neither Foamix nor the Foamix Subsidiary (i) is a party to any voting agreement with respect to the voting of any securities of Foamix other than the Foamix Voting Agreements or (ii) has any contractual obligation to file a registration statement under the Securities Act, in respect of any securities of Foamix or the Foamix Subsidiary.

                             Section 3.15          Employee Benefit Plans.

(a)          Section 3.15(a) of the Foamix Disclosure Letter sets forth a true and complete list or description, as of the date hereof, of each material Foamix Benefit Plan.  For purposes of this Agreement, “Foamix Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other employment, compensation or employee benefit plan, policy, practice, program, arrangement or agreement, including each vacation or paid time off, severance, termination, retention, change in control, employment, incentive compensation, profit sharing, stock, stock option or other stock-based compensation arrangement or plan, retirement or supplemental retirement, pension (including pension plans and managers’ insurance policies), provident funds, education fund, medical, life, disability and accidental death and dismemberment insurance, employee assistance program, education or tuition assistance, fringe benefit or any other compensation and employee benefit plan, policy, practice, program, arrangement or agreement, in each case (whether or not subject to ERISA and whether or not written), that is established, sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to, for the benefit of any current or former employee, director, natural person, independent contractor or consultant (or any dependent or beneficiary thereof) of Foamix or the Foamix Subsidiary (each, a “Foamix Participant”) or with respect to which Foamix or the Foamix Subsidiary is reasonably expected to have any liability (whether actual or contingent); provided, that, in no event shall any plan or arrangement that is required to be established, sponsored, maintained or contributed to by Foamix or the Foamix Subsidiary under applicable Law without discretion by Foamix or the Foamix Subsidiary as to the level of benefits provided constitute a Foamix Benefit Plan.

(b)          Foamix has made available to Menlo true and complete copies of, to the extent applicable, (i) each material Foamix Benefit Plan (or, in the case of any unwritten Foamix Benefit Plan, a written summary of the material provisions of such plan or agreement) in effect on the date hereof, including all amendments thereto, (ii) the most recent annual report on Form 5500, with schedules and financial statements attached, (iii) the most recent Internal Revenue Service (“IRS”) determination letter, opinion or advisory letter, (iv) the most recent summary plan description and any summaries of material modifications, (v) each trust, insurance, annuity or other funding contract related thereto, (vi) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto and (vii) copies of material notices, letters or other non-routine correspondence from any Governmental Entity since January 1, 2018.

(c)          During the past six (6) years, neither Foamix nor any of its ERISA Affiliates has sponsored, maintained, participated in or contributed to or been obligated to sponsor, maintain, participate in or contribute to, or has any actual or contingent liability under, (i) an employee benefit plan subject to section 412 of the Code or section 302 or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in section 3(37) of ERISA), or (iii) a “multiple employer plan” as defined in section 210 of ERISA or section 413(c) of the Code.  Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect, neither Foamix nor any of its ERISA Affiliates has now or has in the past six (6) years maintained or been liable to contribute to a defined benefit pension plan for the benefit or in respect of any employee or former employee of Foamix or the Foamix Subsidiary.  No material Liability under section 302 or Title IV of ERISA or section 412 of the Code has been incurred by Foamix that has not been satisfied in full (other than any liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course of business consistent with past practice all of which have been timely paid) and no condition exists that could reasonably be expected to result in any such material Liability to Foamix. Foamix has not been required to post any security under ERISA or section 436 of the Code with respect to any Foamix Benefit Plan, and no fact or event exists that could reasonably be expected to give rise to any such lien or requirement to post any such security with respect to any Foamix Benefit Plan.

(d)          Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect, no Foamix Benefit Plan provides for any post-termination health, medical or life insurance or other welfare benefits (whether or not insured) with respect to any current or former employee, officer or director of Foamix or the Foamix Subsidiary, other than (1) where the full cost of such benefit is borne entirely by the employee, officer or director (or his eligible dependents or beneficiaries) or (2) where the benefit is required by Section 4980B of the Code.

(e)          Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect, each Foamix Benefit Plan has been maintained in compliance with its terms and applicable Law, including ERISA and the Code, and all material contributions, including participant contributions, and benefit payments required under each Foamix Benefit Plan have been made in full on a timely and proper basis pursuant to the terms of such Foamix Benefit Plan and applicable Law.  Each Foamix Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, except as would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect, there are no circumstances or any events that have occurred that would reasonably be expected to cause the loss of such qualification status of any such Foamix Benefit Plan.

(f)          Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect, there are no pending or, to Foamix’s Knowledge, threatened claims by, on behalf of or against any Foamix Benefit Plan that could result in any liability to Foamix or the Foamix Subsidiary.

(g)          Each Foamix Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been operated in compliance in all material respects with Section 409A of the Code.  No Foamix Benefit Plan provides for any reimbursement of any penalty, additional income or excise Taxes incurred under Sections 409A or 4999 of the Code.

(h)          Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect, (i) each Foamix Benefit Plan that is not subject to U.S. Law (each, a “Foamix Foreign Benefit Plan”) has been established, maintained and administered in compliance with its terms and applicable Laws and, if intended to qualify for special tax treatment, meets all the requirements for such treatment, (ii) all employer and employee contributions to each Foamix Foreign Benefit Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters and (iii) with respect to each Foamix Foreign Benefit Plan that is required or intended to be funded or book reserved, the aggregate of the fair market value of the assets of such Foamix Foreign Benefit Plan, the liability of each insurer for any such Foamix Foreign Benefit Plan funded through insurance, the book reserve established for such Foamix Foreign Benefit Plan and any accrued contributions with respect to such Foamix Foreign Benefit Plan, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foamix Foreign Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.

(i)          Neither the execution and delivery of this Agreement, the consummation of the Merger or the other transactions contemplated by this Agreement nor compliance with the terms hereof will (either alone or in conjunction with any other event) (i) result in any payment or benefit becoming due to any Foamix Participant, (ii) increase any compensation or benefits otherwise payable to any Foamix Participant under any Foamix Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any compensation or benefits to any Foamix Participant under any Foamix Benefit Plan or (iv) result in the payment or provision of any amount or benefit that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

                             Section 3.16          Labor and Employment Matters.

(a)          Neither Foamix nor the Foamix Subsidiary are or have during the past three (3) years been a party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, trade union or other labor organization or works council; and there are no labor agreements, collective bargaining agreements or any other labor-related agreements that pertain to any of the employees of Foamix or the Foamix Subsidiary.  As of the date hereof, no employees of Foamix or the Foamix Subsidiary are represented by any labor organization with respect to their employment with Foamix or the Foamix Subsidiary. Notwithstanding the foregoing, Foamix and the Foamix Subsidiary are only subject to extension orders that apply generally to all employees in Israel (tzavei harchava).

(b)          No labor union, labor organization, works council, or group of employees of Foamix or the Foamix Subsidiary has made a pending (as of the date of this Agreement) demand for recognition or certification, and as of the date of this Agreement, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Foamix, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. As of the date of this Agreement, Foamix and the Foamix Subsidiary have no Knowledge of any labor union organizing activities with respect to any employees of Foamix or the Foamix Subsidiary.

(c)          During the past three (3) years, there has been no actual or, to the Knowledge of Foamix, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, job action, picketing, question concerning representation, union organizing activity, slowdowns or work stoppages or any similar activity or dispute against or affecting Foamix or the Foamix Subsidiary.

(d)          Foamix and the Foamix Subsidiary are and during the past three (3) years have been in compliance, in all material respects, with all applicable Contracts and laws respecting employment and employment practices, including, without limitation:  all laws respecting terms and conditions of employment, pension, liability towards their Israeli employees with respect to severance pay, accrued vacation and contributions to all Foamix Benefit Plans, compliance with Section 14 Arrangement under the Israeli Severance Pay Law – 1963, withholding (as related to tax, pension, severance payments and social benefits), termination of employment, working during rest days, privacy, health and safety, wages and hours, overtime and overtime payment, pay slips, collective relations, notices to employees, independent contractors, worker classification, wage protection, enforcement of labor laws, foreign employees, child labor, immigration, discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance, unfair labor practice of any nature and obtaining the required license and permit for employment, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to constitute a Foamix Material Adverse Effect.

(e)          Foamix and the Foamix Subsidiary are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid, except where such delinquency would not, individually or in the aggregate, reasonably be expected to constitute a Foamix Material Adverse Effect.

(f)          To Foamix’s Knowledge, no employee of Foamix or the Foamix Subsidiary is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by Foamix or the Foamix Subsidiary or (ii) to the Knowledge or use of trade secrets or proprietary information, except for such violations as would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect.

(g)          To the Knowledge of Foamix, in the last five (5) years, no allegations of sexual harassment or other kinds of harassment (including workplace retaliation) have been made against an officer or employee of Foamix or the Foamix Subsidiary.

                             Section 3.17          Property.

(a)          Neither Foamix nor the Foamix Subsidiary owns any real property. Neither Foamix nor the Foamix Subsidiary is party to any agreement or option to purchase any real property.

(b)          Section 3.17(b) of the Foamix Disclosure Letter sets forth a true and correct list of each lease, license, sublease or similar occupancy agreement (each, a “Foamix Real Property Lease”) (showing the parties thereto and location) under which Foamix or the Foamix Subsidiary is lessee, sublessee or licensee of, or holds, uses or operates, any material real property owned by any third Person (the “Foamix Leased Real Property”). The Foamix Real Property Leases are valid, binding, and in full force and effect and free and clear of all Liens, other than Permitted Real Property Liens. Neither Foamix nor the Foamix Subsidiary has collaterally assigned, transferred or pledged any interest in any of the Foamix Real Property Leases.

(c)          Neither the whole nor any part of the Foamix Leased Real Property is subject to any pending suit for condemnation or other taking by any public authority, and, to the Knowledge of Foamix, no such condemnation or other taking is threatened or contemplated. Neither Foamix nor the Foamix Subsidiary has leased, subleased, licensed, or otherwise granted to any Person the right to use or occupy any portion of the Foamix Leased Real Property. To the Knowledge of Foamix, all buildings, structures, facilities and improvements located on the Foamix Leased Real Property, including buildings, structures, facilities and improvements which are under construction (collectively, the “Foamix Improvements”) comply with all applicable requirements of Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect. To the Knowledge of Foamix, the Foamix Improvements are (A) in good operating condition and repair (ordinary wear and tear excepted) and (B) sufficient for continued use in the manner in which they are presently being used, except as would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect.

                             Section 3.18          Environmental Matters.

(a)          Each of Foamix and the Foamix Subsidiary has been at all times and is in compliance with all applicable Environmental Laws, including, but not limited to, possessing all Environmental Permits (as defined in Section 8.14(x)) required for its operations under applicable Environmental Laws, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect.

(b)          There is no pending or, to Foamix’s Knowledge, threatened claim, lawsuit or administrative proceeding against Foamix or the Foamix Subsidiary under or pursuant to any Environmental Law that, individually or in the aggregate, would reasonably be expected to have a Foamix Material Adverse Effect.

(c)          Neither Foamix nor the Foamix Subsidiary has received written notice from any Person, including but not limited to any Governmental Entity, alleging that Foamix or the Foamix Subsidiary has been or is in violation of any applicable Environmental Law, except with respect to matters that would not, individually or in the aggregate, reasonably be expected to have a Foamix Material Adverse Effect. Neither Foamix nor the Foamix Subsidiary has received any written requests for information from any Governmental Entity, with respect to any matter that would be reasonably expected to result in liability pursuant to any Environmental Law, including, but not limited to, written requests for information pursuant to the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), except with respect to such matters that, individually or in the aggregate, would reasonably be expected to have a Foamix Material Adverse Effect.

(d)          Neither Foamix nor the Foamix Subsidiary is a party or subject to any administrative or judicial order or decree pursuant to the Environmental Laws that, individually or in the aggregate, would reasonably be expected to have a Foamix Material Adverse Effect.

(e)          With respect to real property currently or formerly owned, leased or operated by Foamix or the Foamix Subsidiary, to Foamix’s Knowledge, there have been no Releases of Hazardous Substances (as defined in Section 8.14(ii)) on or underneath any of such real property that, individually or in the aggregate, would reasonably be expected to have a Foamix Material Adverse Effect.

                             Section 3.19          Anti-Corruption; Sanctions.

(a)          In the past five (5) years, Foamix has at all times complied with, and is currently in compliance with, the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), the Israeli Penal Law of 1977 (the “Penal Law”), the UK Bribery Act of 2010 (“UK Bribery Law”), all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions (“OECD Convention”) and any other applicable anti-corruption Law. In the past five years, none of Foamix, the Foamix Subsidiary or any of their respective directors, officers, employees, or, to the Knowledge of Foamix, Representatives acting on behalf of Foamix or the Foamix Subsidiary, has corruptly offered, authorized, promised, paid or received, directly, or to the Knowledge of Foamix, indirectly, any bribes, kickbacks or other similar improper or illegal payments, offers or transfers of anything of value, regardless of form or amount, to or from any Person, in connection with obtaining or retaining business or to secure an improper advantage, nor to the Knowledge of Foamix, has Foamix or the Foamix Subsidiary made any false, fictitious or misleading entries in its books and records relating to the same. Except as set forth on Section 3.19 of the Foamix Disclosure Letter, no current director or officer of Foamix or the Foamix Subsidiary is or has been an official of any non-U.S. Governmental Entity, an official of a non-U.S. political party or a candidate for political office outside of the United States. Neither Foamix nor the Foamix Subsidiary is, or has been in the past five (5) years, under administrative, civil, or criminal investigation, indictment, suspension, debarment, or audit by any Governmental Entity in connection with alleged or possible violations of the FCPA or any other applicable anti-corruption Law.

(b)          Foamix, the Foamix Subsidiary, and their respective directors, officers, employees and, to the Knowledge of Foamix, independent contractors or representatives has, within the last five (5) years: (i) complied with applicable Export Control Laws and Sanctions Laws and (ii) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Entity or other legal proceedings with respect to any actual or alleged violations of Export Control Laws or Sanctions Laws, and has not been notified of any such pending or threatened actions.  None of Foamix, the Foamix Subsidiary or any of their respective directors, officers, employees, or, to the Knowledge of Foamix, independent contractors or representatives is a Sanctioned Person or is subject to any list-based designations under the Export Control Laws.

                             Section 3.20          Intellectual Property.

(a)          Set forth in Section 3.20(a) to the Foamix Disclosure Letter is a true and complete list of all (A) patents and patent applications, trademarks and service marks and all applications and registrations therefor, all Internet domain names, and all applications and registrations for copyrights included in Foamix Owned IP and (B) patents, patent applications, trademarks and service marks included in Foamix Licensed IP.

(b)          Foamix or the Foamix Subsidiary has an unrestricted and exclusive ownership interest in all Foamix Owned IP (in each case, free and clear of any Liens) and is listed in the records of the appropriate United States, Israel or any other registry, to the extent required, as the sole and exclusive current owner of record for each application and registration included in Foamix Owned IP. To Foamix’s Knowledge, Foamix IP includes all Intellectual Property, and Foamix’s and the Foamix Subsidiary’s rights in and to Foamix IP include all Intellectual Property rights, used or otherwise exploited in or necessary for the conduct of the business of Foamix and the Foamix Subsidiary as currently conducted and planned to be conducted. No academic institution or Governmental Entity has any right, title or interest in or to any Foamix Owned IP (including any “march in” rights) or any Intellectual Property included in Section 3.20(a) of the Foamix Disclosure Letter. Foamix or the Foamix Subsidiary has taken commercially reasonable efforts, or contractually requires Foamix Partners in those jurisdictions where the Foamix Products are marketed or sold solely through Foamix Partners to take commercially reasonable efforts, to make appropriate submissions of Foamix IP to the FDA’s “Orange Book” and all equivalent documents maintained by the EMA or any other Regulatory Authority for jurisdictions in which Foamix sells, markets or authorizes the sale or marketing of the Foamix Products.

(c)          To Foamix’s Knowledge, the Contracts under which Foamix or the Foamix Subsidiary has been granted rights in any Intellectual Property owned or controlled by a third Person are valid and legally enforceable, and free and clear of all Liens. Foamix has provided Menlo with access to true and complete copies of all Contracts under which Foamix or the Foamix Subsidiary has obtained or granted any rights, title or interests in or to (including any licenses or covenants not to sue), or which by their terms expressly restrict Foamix or the Foamix Subsidiary with respect to any Intellectual Property (each, a “Foamix IP Contract”), other than standard license agreements for commercially-available, off-the-shelf software. Foamix or the Foamix Subsidiary has the exclusive right to develop, commercialize, manufacture, market, sell, import and otherwise exploit each of the Foamix Products and neither Foamix nor the Foamix Subsidiary has granted, assigned or otherwise transferred to any Person any right, title or interest in or to any Foamix Product or Foamix IP.

(d)          To the Knowledge of Foamix, no Person, during the past six (6) years, has misappropriated, infringed, diluted, or otherwise violated, either directly or indirectly, any Foamix IP, nor is any Person currently doing so. To the Knowledge of Foamix, no Litigations have been brought or threatened against any Person during the past six (6) years, with respect to any Foamix IP by Foamix, the Foamix Subsidiary or any of their licensors during the past six (6) years and, to the Knowledge of Foamix, there is no basis for any Litigation regarding any of the foregoing.

(e)          (A) There has not been any Litigation during the past six (6) years with respect to any Foamix IP, there is no pending Litigation and, to the Knowledge of Foamix, there is no threatened Litigation (1) alleging misappropriation, infringement, dilution or other violation by Foamix or the Foamix Subsidiary of any Intellectual Property of any Person, (2) challenging Foamix’s or the Foamix Subsidiary’s ownership or use of, or the registrability or maintenance of, any Foamix Owned IP, (3) challenging the validity or enforceability of any Foamix Owned IP, (4) alleging that the use by Foamix or the Foamix Subsidiary of Foamix Licensed IP is in breach of any applicable grant, license, agreement, instrument or other arrangement pursuant to which Foamix or the Foamix Subsidiary acquired the right to use such Intellectual Property, or (5) alleging misuse or antitrust violations arising from the use or other exploitation of any Intellectual Property; (B) with respect to (1) any or all of the Foamix Products and (2) any other material Foamix IP, to the Knowledge of Foamix, there is no basis for any Litigation regarding any of the foregoing in (A)(1), (A)(2), (A)(3), (A)(4) or (A)(5); and (C) to the Knowledge of Foamix,  no Foamix IP has been or is being used or enforced by Foamix or the Foamix Subsidiary or by any of their licensors, in a manner that, individually or in the aggregate, is reasonably likely to result in the cancellation, invalidity or unenforceability of such Intellectual Property.

(f)          All patents and patent applications, trademark registrations and applications and all other applications, registrations and filings under Foamix IP (A) meet all material applicable requirements for obtaining a patent, trademark registration or other Intellectual Property registration, including any applicable disclosure requirements, (B) are subsisting, in full force and effect, (C) to the Knowledge of Foamix, are valid and enforceable, (D) have not expired, been cancelled or abandoned, and (E) have had paid in a timely manner all registration, maintenance and renewal fees necessary to preserve the rights of Foamix and the Foamix Subsidiary in connection with such Intellectual Property.

(g)          Foamix and the Foamix Subsidiary have taken all commercially reasonable measures to obtain patent rights in each country for the conduct of the business of Foamix as currently conducted and planned to be conducted under Foamix Owned IP and Foamix Licensed IP as to which they have the necessary prosecution rights; Foamix and the Foamix Subsidiary have no reason to believe that the scope of any issued claims under any patents under Foamix IP should be materially less than the scope reflected as of the date hereof in such patents.

(h)          Neither Foamix nor the Foamix Subsidiary has granted any Person any right to control the prosecution or registration of any Foamix IP or to bring, defend or otherwise control any Litigations with respect to Foamix IP.

(i)          Neither Foamix nor the Foamix Subsidiary has entered into nor is subject to any consents, judgments, orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements in connection with the resolution of any disputes or Litigations that (A) restrict Foamix or the Foamix Subsidiary with respect to any material Intellectual Property, (B) restrict Foamix’s or the Foamix Subsidiary’s businesses in any material manner in order to accommodate any Person’s Intellectual Property, or (C) permit any Person to use any material Foamix IP except as expressly permitted under a Foamix IP Contract.

(j)          Foamix and the Foamix Subsidiary has implemented commercially reasonable measures to maintain the confidentiality of the trade secrets and other proprietary information under Foamix IP. No current or former employee or contractor of Foamix or the Foamix Subsidiary owns any right, title or interest in or to any of Foamix Owned IP. To the Knowledge of Foamix, there has not been any disclosure of any material confidential information of Foamix or the Foamix Subsidiary (including any such information of any other Person disclosed in confidence to Foamix or the Foamix Subsidiary) to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.  All amounts payable by Foamix or the Foamix Subsidiary to any Person involved in the conception, creation, reduction to practice, or development of any Foamix Owned IP have been paid in full, and all Israeli employees of Foamix or the Foamix Subsidiary have expressly waived any right or claim to receive additional compensation, royalties, commissions or other payments under Section 134 of the Israeli Patent Law — 1967.

                             Section 3.21          Privacy and Data Security.

(a)          Foamix and the Foamix Subsidiary: (a) is, and at all times has been, in compliance with all Data Protection Requirements in all material respects; (b) has not received any written subpoenas, demands, or other notices from any Governmental Entity investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law and, to the Knowledge of Foamix, neither Foamix nor the Foamix Subsidiary is under investigation by any Governmental Entity for any actual or potential violation of any Data Protection Law, and no written notice, complaint, claim, enforcement action, or litigation of any kind has been served on, or initiated against, Foamix or the Foamix Subsidiary under any Data Protection Law; (c) uses commercially reasonable measures to protect the confidentiality, integrity, and security of the Personal Data it collects and/or processes from unauthorized access, use, disclosure, and modification; (d) to the Knowledge of Foamix, has not experienced any material failures, crashes, security breaches, unauthorized access, use, or disclosure, or other adverse events or incidents related to Personal Data during the past three (3) years that would require notification of individuals, law enforcement, or any Governmental Entity, or any remedial action under any applicable Data Protection Law, and there are no pending, or expected complaints, actions, fines, or other penalties facing Foamix or the Foamix Subsidiary in connection with any such failures, crashes, security breaches, unauthorized access, use, or disclosure, or other adverse events or incidents; and (e) to the Knowledge of Foamix, has not received any pending or threatened claims from individuals alleging any breach of, or exercising their rights under, any Data Protection Law.

(b)          Foamix and the Foamix Subsidiary have implemented commercially reasonable security regarding the integrity and availability of any information or operational technology systems, or software applications used by or on behalf of Foamix and the Foamix Subsidiary. To the Knowledge of Foamix, there has been no security incident that has compromised the integrity or availability of the information technology system, operational technology system or software applications used, owned or operated by Foamix or the Foamix Subsidiary.

                           Section 3.22          Shareholders’ Rights Agreement. Neither Foamix nor the Foamix Subsidiary has adopted, or intends to adopt, a shareholders’ rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares or any other equity or debt securities of Foamix or the Foamix Subsidiary.

                            Section 3.23          Affiliate Transactions. No (a) present or former executive officer or director of Foamix or the Foamix Subsidiary, (b) beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the Foamix Shares or (c) Affiliate or Associate or any member of the “immediate family” (as defined in Rule 16a-1 of the Exchange Act) of any Person described in the foregoing clauses (a) or (b) is a party to or has engaged in any material transaction, agreement, commitment, arrangement or understanding with Foamix or the Foamix Subsidiary during the past three (3) years, excluding any employment or similar agreement, confidentiality agreement, invention assignment agreement, noncompetition agreement, indemnification agreement with any present or former officer or director of Foamix or the Foamix Subsidiary, any Foamix Benefit Plan, any Foamix Equity Plan or any Contract in connection therewith.

                          Section 3.24          Brokers. No broker, investment banker, financial advisor or other Person, other than Foamix Financial Advisor, the fees and expenses of which will be paid by Foamix, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement and the Contingent Stock Rights Agreement based upon arrangements made by or on behalf of Foamix.  Foamix has furnished to Menlo a true and complete copy of the Engagement Letter between Foamix and Foamix Financial Advisor relating to the Merger.

                             Section 3.25          Insurance. Section 3.25 of the Foamix Disclosure Letter sets forth a true and complete list in all material respects of all material insurance policies in force naming Foamix, any of the Foamix Subsidiary or employees thereof as an insured or beneficiary or as a loss payable payee or for which Foamix or the Foamix Subsidiary has paid or is obligated to pay all or part of the premiums. Except as has not had, or is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and neither Foamix nor the Foamix Subsidiary has received, as of the date hereof, written notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto. Each of Foamix and the Foamix Subsidiary is in compliance with all conditions contained in such insurance policies, except where the failure to so comply has not had, or is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

                             Section 3.26          Grants and Subsidies. Other than as set forth in Section 3.26 of the Foamix Disclosure Letter, neither Foamix nor the Foamix Subsidiary has, as of the date of this Agreement, (i) applied for, accepted or become subject to any requirement or obligation relating to any grants, incentives (including tax incentives), benefits, funding, loan, support, exemptions, qualifications and subsidies or similar benefits (hereinafter referred to, collectively, as “Grants”) from any Governmental Entity or from other bi- or multi-national grant programs or (ii) amended or terminated, or waived any material right or remedy related to, any Grant.

                             Section 3.27          No Other Representations. Neither Foamix nor the Foamix Subsidiary is relying and neither Foamix nor the Foamix Subsidiary has relied on any representations or warranties whatsoever regarding this Agreement, the other Transaction Agreements, the Merger and the other transactions contemplated by this Agreement, express or implied, except for the representations warranties in Article IV. Such representations and warranties by Menlo and Menlo Merger Sub constitute the sole and exclusive representations and warranties of Menlo and Menlo Merger Sub in connection with this Agreement, the other Transaction Agreements, the Merger and the other transactions contemplated by this Agreement, and Foamix understands, acknowledges and agrees, on its own behalf and on behalf of the Foamix Subsidiary, that all other representations and warranties of any kind or nature, whether express, implied or statutory, are specifically disclaimed by each of Menlo and Menlo Merger Sub.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MENLO AND MENLO MERGER SUB

Each of Menlo and Menlo Merger Sub represents and warrants to Foamix as of the date hereof and as of the Closing Date (except for those representations and warranties made as of a specific date or time) as follows (except (i) as set forth in the written disclosure letter (which letter shall in each case specifically identify by reference to Sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section of such disclosure letter shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is reasonably apparent on its face) delivered by Menlo to Foamix in connection with the execution and delivery of this Agreement (the “Menlo Disclosure Letter”) or (ii) as disclosed in the Menlo SEC Reports filed with or furnished to the SEC by Menlo, and in either case, publicly available on or after January 1, 2018 and on or prior to the date hereof (and without regard to any amendment thereto filed after the date of this Agreement)).

                             Section 4.1          Organization, Standing and Corporate Power.

(a)          Menlo.

(i)          Menlo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Menlo has all requisite corporate (or similar) power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to have such governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Menlo Material Adverse Effect. Menlo is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties requires it to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Menlo Material Adverse Effect.

(ii)          Menlo has furnished or made available to Foamix true and complete copies of the Menlo Charter and the Menlo By-Laws. The Menlo Charter and the Menlo By-laws are in full force and effect and have not been amended or otherwise modified. Menlo is not in material violation of any provision of the Menlo Charter or the Menlo By-laws.

(b)          Menlo Merger Sub.

(i)          Menlo Merger Sub is a company duly organized, validly existing and in good standing under the laws of the State of Israel.

(ii)          Menlo has furnished or made available to Foamix a true and complete copy of the Articles of Association of Menlo Merger Sub, as amended through the date of this Agreement.

                             Section 4.2           Capitalization.

(a)          The authorized capital stock of Menlo consists of (i) 300,000,000 shares of Menlo Common Stock, par value $0.0001 per share, and (ii) 20,000,000 shares of preferred stock, par value $0.0001 per share (“Menlo Preferred Stock”). At the close of business on November 4, 2019, (i) 23,983,751 shares of Menlo Common Stock were issued and outstanding, (ii) zero shares of Menlo Common Stock were held by Menlo in its treasury, (iii) an aggregate of 6,063,971 shares of Menlo Common Stock were reserved for issuance pursuant to the Menlo 2011 Stock Incentive Plan and 2018 Omnibus Incentive Plan (collectively, the “Menlo Equity Plans”), of which 4,162,674 shares of Menlo Common Stock were subject to outstanding and unexercised compensatory options to purchase shares of Menlo Common Stock (each, a “Menlo Stock Option”), 961,240 shares of Menlo Common Stock are subject to issuance upon the vesting of Menlo RSU Awards, and zero shares of Menlo Restricted Stock are subject to vesting, and (iv) shares of Menlo Common Stock were subject to outstanding purchase rights under the Menlo 2018 Employee Stock Purchase Plan, (each, a “Menlo Purchase Right”), of which 52,378 shares of Menlo Common Stock may be purchasable thereunder based on current payroll elections and a closing stock price per share of Menlo Common Stock of $4.92. At the close of business on November 4, 2019, (A) zero shares of Menlo Preferred Stock were issued and outstanding, (B) zero shares of Menlo Common Stock are reserved for issuance upon conversion of issued and outstanding Menlo Preferred Stock.

(b)          Except as set forth in Section 4.2(a) above, at the close of business on November 4, 2019, no shares of capital stock or other voting securities of Menlo were issued, reserved for issuance (except as necessary to give effect to the Merger, the issuance of Menlo Common Stock pursuant to this Agreement in connection with the Merger and upon the conversion, if applicable, of the Contingent Stock Rights pursuant to the Contingent Stock Rights Agreement (such issuance, the “Share Issuance”) and the other transactions contemplated by Article II of this Agreement) outstanding. From November 4, 2019, until the date of this Agreement, there have been no issuances by Menlo of shares of capital stock of, or other equity or voting interests in, Menlo, other than the issuance of shares of Menlo Common Stock pursuant to the exercise or settlement, as applicable, of Menlo Stock Options, Menlo RSU Awards, Menlo Restricted Stock, or Menlo Purchase Rights outstanding as of November 4, 2019, in accordance with their terms. Except (i) as set forth Section 4.2(a) above or (ii) as necessary to give effect to the Merger, the Share Issuance and the other transactions contemplated by this Agreement, as of the date hereof, there are no options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, phantom stock rights or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by Menlo (A) relating to any issued or unissued capital stock or equity interest of Menlo, (B) obligating Menlo to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of, or options, warrants, convertible or exchangeable securities, subscriptions or other equity interests in Menlo or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of Menlo (each of (A), (B) and (C), collectively, the “Menlo Stock Rights”). All outstanding shares of Menlo Common Stock are, and all shares of Menlo Common Stock that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Menlo to repurchase, redeem or otherwise acquire any capital stock or equity interest of Menlo (including any shares of Menlo Common Stock) or any Menlo Stock Rights or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person, other than pursuant to the Menlo Equity Plans.

(c)          The authorized capital stock of Menlo Merger Sub consists of 1,000 ordinary shares, par value NIS 1.00 per share (“Menlo Merger Sub Shares”), of which 10 ordinary shares are issued and outstanding. Menlo is the legal and beneficial owner of all of the issued and outstanding Menlo Merger Sub Shares. Menlo Merger Sub was formed at the direction of Menlo solely for the purposes of effecting the Merger and the other transactions contemplated hereby. Except as required by or provided for in this Agreement, Menlo Merger Sub (i) does not hold, nor has it held, any assets, (ii) does not have, nor has it incurred, any liabilities and (iii) has not carried on any business activities other than in connection with the Merger and the transactions contemplated hereby. Menlo Merger Sub does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Menlo Merger Sub to issue, transfer or sell any Menlo Merger Sub Shares to any Person, other than Menlo.

(d)          A true, complete and correct list, as of November 4, 2019, of, with respect to each Menlo Stock Option, Menlo RSU Award and Menlo Restricted Stock (i) the number of shares of Menlo Common Stock subject thereto, (ii) the grant date, (iii) the expiration date, (iv) the exercise or base price, (v) applicable vesting schedule, (vi) the names of the holders thereof, (vii) the particular plan (if any) pursuant to which such Menlo Stock Option, Menlo RSU Award or Menlo Restricted Stock was granted, (viii) the location of such holder and (ix) whether the Menlo Stock Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option, in each case to the extent permitted by applicable Law, has been provided to Foamix.

(e)          Except for Menlo Merger Sub, Menlo does not have any other Subsidiaries as of the date of this Agreement.

                             Section 4.3          Authority.

(a)          Each of Menlo and Menlo Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and, subject to obtaining the Menlo Stockholder Approval (as defined below) in connection with this Agreement and the Merger, to consummate the Merger and the other transactions contemplated hereby and thereby. The execution, delivery and performance by each of Menlo and Menlo Merger Sub of this Agreement and the other Transaction Agreements to which it is a party and the consummation by each of Menlo and Menlo Merger Sub of the Merger and the other transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of each of Menlo and Menlo Merger Sub and no other corporate proceedings on the part of each of Menlo or Menlo Merger Sub, respectively, are necessary to authorize this Agreement and the other Transaction Agreements to which it is a party or to consummate the Merger or the other transactions contemplated hereby and thereby (other than obtaining the Menlo Stockholder Approval and the filing appropriate merger documents and obtaining a Certificate of Merger from the Israeli Registrar of Companies as required by the Companies Law). Each of this Agreement and the other Transaction Agreements to which it is a party has been, or prior to the Effective Time with respect to Agreements not yet entered into, will be, duly executed and delivered by each of Menlo and Menlo Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes, or prior to the Effective Time will constitute, a legal, valid and binding obligation of each of Menlo and Menlo Merger Sub enforceable against each of Menlo and Menlo Merger Sub in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

(b)          The Menlo Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger, the Contingent Stock Rights Agreement, the Share Issuance and the other transactions contemplated by this Agreement, (ii) determining that this Agreement is advisable and that the terms of the Merger, the Contingent Stock Rights Agreement and the other transactions contemplated by this Agreement are fair to and in the best interests of Menlo and its stockholders, and (iii) recommending that Menlo’s shareholders adopt this Agreement and the Contingent Stock Rights Agreement. Such resolutions are sufficient to render the provisions of Section 203 of the DGCL inapplicable to this Agreement and the other Transaction Agreements, the Merger, the Share Issuance and the other transactions contemplated by this Agreement and the Contingent Stock Rights Agreement.

(c)          The Menlo Merger Sub Board, at a meeting duly called and held (or acting by written consent) duly and unanimously adopted resolutions (i) approving this Agreement, the Contingent Stock Rights Agreement, the Merger, the issuance of the Contingent Stock Rights and the other transactions contemplated by this Agreement and the Contingent Stock Rights Agreement, (ii) determining that the terms of the Merger, the issuance of the Contingent Stock Rights and the other transactions contemplated by this Agreement and the Contingent Stock Rights are fair to and in the best interests of Menlo Merger Sub and its sole stockholder and (iii) recommending that Menlo, as the sole stockholder of Menlo Merger Sub, approve and adopt this Agreement, the Contingent Stock Rights, the Merger and issuance of the Contingent Stock Rights.

(d)          Menlo, in its capacity as sole stockholder of Menlo Merger Sub, has unanimously approved and adopted this Agreement, the Contingent Stock Rights Agreement and the Merger.

(e)          Guggenheim Securities, LLC (“Menlo Financial Advisor”) has delivered to the Menlo Board its opinion to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other conditions contained therein, the Exchange Ratio (subject to adjustment at the Effective Time as provided herein, or thereafter as provided in the Contingent Stock Rights Agreement) is fair, from a financial point of view, to Menlo. Menlo will make available to Foamix a correct and complete copy of such opinion solely for informational purposes after receipt thereof by Menlo.

                             Section 4.4          Vote Required. The affirmative vote (or action by written consent) (the “Menlo Stockholder Approval”) of the holders of a majority of the Menlo Common Stock, voting together as a single class (on an as-converted to Menlo Common Stock basis), is the only vote or consent of the holders of any class or series of Menlo’s capital stock necessary to adopt or approve this Agreement, the Merger, the Share Issuance, the other Transaction Agreements to which Menlo is a party, and the other transactions contemplated by this Agreement.

                             Section 4.5          No Conflict. The execution, delivery and performance by Menlo and Menlo Merger Sub of this Agreement and the other Transaction Agreements to which Menlo or Menlo Merger Sub is a party do not, and the consummation of the Merger and the other transactions contemplated hereby will not, (a) assuming the Menlo Stockholder Approval is obtained, conflict with or violate (i) the Menlo Organizational Documents or (ii) the Certificate of Incorporation of Menlo Merger Sub or the By-laws of Menlo Merger Sub (b) subject to the approvals and filings set forth in Section 4.6 and assuming the Menlo Stockholder Approval is obtained, conflict with or violate any Law or any Order or any rule or regulation of any securities exchange on which Menlo Common Stock is listed for trading, in each case applicable to Menlo or by which any property or asset of Menlo is bound or affected, (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent or right of first offer or refusal, or result in the creation of a Lien on any property or asset of Menlo pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Menlo is a party or by which Menlo or any property or asset of it is bound or affected (including any Menlo Material Contract (as defined in Section 4.14) and any Menlo Permit (as defined in Section 4.7(b))) or (d) result in the loss of or otherwise impair the right, title or interest of Menlo in and to any of the material Menlo IP, except, in the case of clauses (a)(ii), (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences which have not had and are not reasonably expected to have, individually or in the aggregate, a Menlo Material Adverse Effect.  A true and accurate copy of the Merck Waiver has been provided to Foamix and no action has been taken to rescind such waiver.

                             Section 4.6          Required Filings and Consents. Except for (i) the filing with the SEC of the Joint Proxy Statement and the Registration Statement (each as defined in Section 5.11(a)) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, and the filing with the SEC of such other reports required in connection with the Merger under, and such other compliance with, the Exchange Act, the Securities Act and the rules and regulations thereunder, (ii) the obtaining of the Certificate of Merger from the Israeli Registrar of Companies pursuant to the Companies Law; (iii) the filing of the New Menlo Charter with the Secretary of State of the State of Delaware pursuant to the DGCL; (iv) compliance with notices and filings under all applicable Antitrust Laws, including the Israeli Economic Competition Law, 5748-1988; (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Menlo Common Stock constituting the Merger Consideration; (vi) a no action letter from the Israel Securities Authority (the “ISA”) with respect to the offering of Menlo Shares in Israel; (vii) any filings required under the rules and regulations of Nasdaq (including, inter alia, to permit the shares of Menlo Common Stock that are to be issued as the Merger Consideration as well as the shares of Menlo Common Stock that may be issued pursuant to the Contingent Stock Rights, to be listed thereon) and (viii) any filings required any applicable Regulatory Authority, no consents, approvals of, filings or registrations with, or orders, authorizations or authority of any Governmental Entity are necessary in connection with (a) the execution and delivery by Menlo of this Agreement, and (b) the consummation by Menlo of the Merger and the other transactions contemplated by this Agreement.

                             Section 4.7          Compliance; Regulatory Compliance.

(a)          During the past three (3) years, Menlo (i) has been operated at all times in compliance with all Laws and Orders applicable to Menlo, including, without limitation, all Health Care Laws applicable to Menlo, or by which any property, business or asset of Menlo is bound or affected, (ii) is not in default or violation of any governmental licenses, permits or franchises to which Menlo is a party or by which Menlo or any property or asset of Menlo is bound or affected, and (iii) has not engaged in any activities which are, as applicable, cause for false claims liability, civil penalties, or mandatory or permissive exclusion from Medicare, Medicaid, or any other governmental healthcare program under any Health Care Law applicable to Menlo other than, in the case of clauses (i), (ii) and (iii) above, failures to comply, defaults or violations which do not have and are not reasonably expected to have, individually or in the aggregate, a Menlo Material Adverse Effect. Menlo has not received any written communication during the past three (3) years from a Governmental Entity that alleges that Menlo is not in compliance in any material respect with any applicable Law or Order, including any Health Care Laws. Menlo is not a party to nor has any ongoing reporting obligations pursuant to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, plan of correction or similar agreement imposed by any governmental authority.

(b)          Neither Menlo nor any of its respective officers, employees, directors, agents or clinical investigators, has been excluded, suspended or debarred from participation in any U.S. federal health care program or human clinical research or, to the knowledge of Menlo, is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in exclusion or debarment under 42 U.S.C. § 1320a-7 or 21 U.S.C. § 335a.

(c)          Each of Menlo, Menlo Merger Sub, as applicable, has in effect all required filings, licenses, permits, certificates, exemptions, orders, consents, clearances, registrations, approvals and authorizations of all Governmental Entities (including all authorizations under the FDCA, and the regulations of the FDA promulgated thereunder and any of the foregoing required by any other Regulatory Authority, including the EMA) necessary for the conduct of Menlo’s and Menlo Merger Sub’s business and the use of their properties and assets as presently conducted and used (“Menlo Permits”), and all Menlo Permits are valid and in full force and effect, except where such failure has not had, or is not reasonably expected to have, individually or in the aggregate, a Menlo Material Adverse Effect; and Menlo has not received any written notice from any Governmental Entity that any such Menlo Permit is subject to any adverse action which has had, or is reasonably expected to have, individually or in the aggregate, a Menlo Material Adverse Effect.

                             Section 4.8          SEC Filings; Financial Statements.

(a)          Each of Menlo and Menlo Merger Sub has filed all forms, reports, statements and documents required to be filed with the SEC since January 25, 2018 (together with Menlo S-1, the “Menlo SEC Reports”).  Each Menlo SEC Report has complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder, and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent Menlo SEC Report filed or furnished to the SEC by Menlo, and in either case, publicly available prior to the date hereof (each, a “Menlo Filed SEC Report”). None of the Menlo SEC Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed or currently contains, and any Menlo SEC Reports filed with the SEC subsequent to the date hereof will not contain, any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent Menlo Filed SEC Report.

(b)          Except to the extent updated, amended, restated or corrected by a subsequent Menlo Filed SEC Report, all of the financial statements included in the Menlo SEC Reports, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “Menlo Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments which are not reasonably expected to have, individually or in the aggregate, a Menlo Material Adverse Effect). The consolidated balance sheets (including the related notes) included in such Menlo Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Menlo Filed SEC Report) fairly present, in all material respects, the consolidated financial position of Menlo and Menlo Merger Sub at the respective dates thereof, and the consolidated statements of operations, stockholders’ equity and cash flows (in each case, including the related notes) included in such Menlo Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Menlo Filed SEC Report) fairly present, in all material respects, the consolidated statements of operations, stockholders’ equity and cash flows of Menlo and Menlo Merger Sub for the periods indicated, subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments which are not reasonably expected to have, individually or in the aggregate, a Menlo Material Adverse Effect.

(c)          Except for (i) Liabilities that are reflected, or for which reserves were established, on the audited consolidated balance sheet of Menlo as of December 31, 2018, (ii) Liabilities incurred in the ordinary course of business and consistent with past practice since December 31, 2018 and (iii) Liabilities that are disclosed in the Menlo SEC Reports, Menlo does not have any material Liabilities, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of Menlo (or disclosed in the notes to such balance sheet).

(d)          Each of the principal executive officer of Menlo and the principal financial officer of Menlo (or each former principal executive officer of Menlo and each former principal financial officer of Menlo, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Menlo SEC Reports, and the statements contained in such certifications are true and accurate. Menlo does not have any outstanding, and has not arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(i)          Menlo maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Menlo’s assets.

(ii)          Menlo’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Menlo in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Menlo’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Menlo required under the Exchange Act with respect to such reports.

(iii)          Menlo is not a party to, and has no commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, including any contract or arrangement relating to any transaction or relationship between or among Menlo and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Menlo in Menlo’s published financial statements or other Menlo SEC Reports.

(iv)          Since December 31, 2018, Menlo has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in Menlo’s internal control over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which Menlo’s independent accountants certify has not been appropriately and adequately remedied by Menlo.

                             Section 4.9          Information Supplied. The information relating to Menlo and Menlo Merger Sub to be contained in the Joint Proxy Statement and Registration Statement (each as defined in Section 5.11(a)) and any other documents filed or furnished with or to the SEC or pursuant to the Securities Act in each case in connection with the Merger will not, on the date the Joint Proxy Statement (and any amendment or supplement thereto) is first mailed to the stockholders of Menlo and at the time the Registration Statement is declared effective (and any amendment or supplement thereto) or at the time of the Menlo Stockholder Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement (other than the portions thereof relating solely to the meeting of the shareholders of Foamix) and any related documents will comply in all material respects as to form with the requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.9, no representation or warranty is made by Menlo or Menlo Merger Sub with respect to information or statements made or incorporated by reference in the Joint Proxy Statement or the Registration Statement which were not supplied by or on behalf of Menlo or Menlo Merger Sub.

                             Section 4.10          Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent audited financial statements included in the Menlo SEC Reports and through the date of this Agreement, (a) Menlo has conducted its business only in the ordinary course in all material respects and in a manner consistent with prior practice in all material respects and (b) there has not been any event or occurrence of any condition that has had or is reasonably expected to have, individually or in the aggregate, a Menlo Material Adverse Effect. Except as contemplated by this Agreement, since the date of the most recent audited financial statements included in the Menlo SEC Reports and through the date hereof, there has not been (i) any material change in accounting methods, principles or practices employed by Menlo, other than as required by Law or GAAP; or (ii) any action of the types described in Section 5.2(b) which, had such action been taken after the date of this Agreement, would be in violation of any such Section.

                             Section 4.11          FDA and Related Matters.

(a)          Menlo possesses all Regulatory Authorizations required by the FDA, the EMA, and all other applicable Regulatory Authorities in connection with Menlo Products and the conduct of their businesses as currently conducted.  All such Regulatory Authorizations are (i) in full force and effect, (ii) in compliance in all material respects with all formal filing and maintenance requirements, and (iii) in good standing, valid and enforceable. Menlo has filed all material notices and responses to notices, supplemental applications, reports (including adverse experience reports) and other required information with the FDA, the EMA and all other applicable Regulatory Authorities.

(b)          The conduct of Menlo’s business and the Menlo Products are in compliance in all material respects with (1) all applicable Laws and Orders of the FDA, EMA and other Regulatory Authorities and (2) all Regulatory Authorizations. Menlo have not received any warning letters, notice of adverse findings, or similar documents that assert a material failure to comply with any applicable Laws or Orders that have not been fully resolved to the satisfaction of the FDA, the EMA or any other Regulatory Authorities, as applicable, and Menlo has no Knowledge (or been notified in writing by a third party) of any pending or threatened action, investigation or inquiry by any Regulatory Authority (other than non-material routine or periodic inspections or reviews) against any of Menlo, the Menlo Products, or any Menlo Partner.  Menlo has not made any materially untrue statement of fact or fraudulent statement to the FDA, the EMA or any other Regulatory Authority nor have they failed to disclose any material fact required to be disclosed to the FDA, the EMA or any other Regulatory Authority, and to Menlo’s Knowledge, no Menlo Partner has made any materially untrue statement of fact or fraudulent statement to the FDA, the EMA or any other Regulatory Authority relating to the Menlo Products, nor to Menlo’s Knowledge, has any Menlo Partner failed to disclose any material facts required to be disclosed to the FDA, the EMA or any other Regulatory Authority relating to the Menlo Products.

(c)          Menlo does not have Knowledge (and has not been notified in writing by a Menlo Partner) of any pending regulatory action of any sort (other than non-material routine or periodic inspections or reviews) against any Person which develops products pursuant to a development, commercialization or other collaboration arrangement with Menlo (each, a “Menlo Partner”) by the FDA, the EMA or any other Regulatory Authority.

(d)          Menlo has made available to Foamix copies of all Regulatory Authorizations and regulatory dossiers relating thereto, all serious adverse event reports, periodic adverse event reports and other pharmacovigilance reports and data, and all other material Regulatory Authority communications, documents and other information submitted to or received from the FDA, the EMA or any Regulatory Authority, including inspection reports, warning letters and similar documents, relating to Menlo, the conduct of its business, or the Menlo Products.

(e)          All nonclinical studies and clinical trials conducted or being conducted by or on behalf of Menlo or, with respect to the Menlo Products, any Menlo Partner have been and are being conducted in material compliance with all applicable Laws of the FDA, EMA and other Regulatory Authorities, including, without limitation, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, and 312. No clinical trial conducted by or on behalf of Menlo or, with respect to the Menlo Products, any Menlo Partner has been terminated or suspended by the FDA, EMA or any other Regulatory Authority, and neither the FDA, EMA nor any other Regulatory Authority has commenced, or to Menlo’s Knowledge, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, suspend or materially restrict any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of Menlo or, with respect to the Menlo Products, any Menlo Partner.

                             Section 4.12          Taxes.

(a)          Each of Menlo and Menlo Merger Sub has duly filed all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. Menlo and Menlo Merger Sub have paid (or Menlo has paid on its behalf) all material taxes (i) shown as due on such Tax Returns or (ii) otherwise due and payable, except for those Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the financial statements included in the Menlo Filed SEC Reports in accordance with GAAP. There are no material Liens for any Taxes upon the assets of Menlo or Menlo Merger Sub, other than (A) statutory Liens for Taxes not yet due and payable and (B) Liens for Taxes contested in good faith by appropriate proceedings and for which adequate reserves have been established in the financial statements included in Menlo Filed SEC Reports in accordance with GAAP.

(b)          There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy currently in existence or threatened in writing with respect to any material Taxes or material Tax Return of Menlo or Menlo Merger Sub. Neither Menlo nor Menlo Merger Sub has received notice of any claim made by a Governmental Entity in a jurisdiction where Menlo or Menlo Merger Sub, as applicable, does not file a Tax Return, that Menlo or Menlo Merger Sub is or may be subject to taxation by that jurisdiction. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against Menlo or Menlo Merger Sub, and no power of attorney granted by either Menlo or Menlo Merger Sub with respect to any Taxes is currently in force.

(c)          There are no Contracts relating to the allocating, sharing or indemnification of Taxes to which Menlo or Menlo Merger Sub is a party, other than (i) Contracts containing customary gross-up, allocation, sharing or indemnification provisions in credit agreements, derivatives, leases, and similar agreements entered into in the ordinary course of business or (ii) commercially reasonable Contracts for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.

(d)          Neither Menlo nor Menlo Merger Sub has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A)) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e)          Neither Menlo nor Menlo Merger Sub has engaged in a “listed transaction” as set forth in Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state or local Law.

(f)          Except for instances which would not individually or in the aggregate be material, Menlo and Menlo Merger Sub have complied with all applicable Laws relating to the payment and withholding of Taxes required to have been withheld and paid in connection with amounts paid or owning to any employee, independent contractor, creditor, stockholder or other Person.

(g)          Neither Menlo nor Menlo Merger Sub has requested, entered into, been issued or received any private letter ruling, technical advice memorandum, closing agreement or similar agreement or ruling related to Taxes from any Governmental Entity that would reasonably be expected to affect Menlo’s or Menlo Merger Sub’s liability for Taxes for any taxable period ending after the Closing Date.

(h)          Neither Menlo nor Menlo Merger Sub has any liability for the Taxes of any Person (other than Menlo) under Treasury Regulation § 1.1502-6 (or any similar provision of any state, local or foreign law), as a transferee or successor, by contract or otherwise that would not, individually or in the aggregate, be material.

                             Section 4.13          Litigation.

(a)          There is no Litigation pending or, to the Knowledge of Menlo, threatened in writing against or affecting Menlo or any of its assets which, if adversely determined, individually or in the aggregate, has had or is reasonably expected to have a Menlo Material Adverse Effect.

(b)          There is no Order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of Menlo, investigation by, any Governmental Entity involving Menlo or any of its assets that, individually or in the aggregate, has had or is reasonably expected to have a Menlo Material Adverse Effect.

                             Section 4.14          Material Contracts.

(a)          Each of the Contracts filed as an exhibit to a Menlo Filed SEC Report and any material Menlo manufacturing and supply Contract (collectively the “Menlo Material Contracts”) is valid and in full force and effect on the date hereof except to the extent such Menlo Material Contract expired in accordance with its terms, and Menlo has not (nor has any Knowledge that any party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Menlo Material Contract, except defaults which would not, individually or in the aggregate, reasonably be expected to have a Menlo Material Adverse Effect. True and complete copies of all Menlo Material Contracts have been made available to Foamix.

(b)          Section 4.14(b) of the Menlo Disclosure Letter identifies each Menlo Material Contract that requires the consent of or notice to the other party thereto to avoid any material breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby.

(c)          Neither Menlo nor Menlo Merger Sub (i) is a party to any voting agreement with respect to the voting of any securities of Menlo other than the Menlo Voting Agreement or (ii) has any contractual obligation to file a registration statement under the Securities Act, in respect of any securities of Menlo or Menlo Merger Sub.

                             Section 4.15          Employee Benefits.

(a)          Section 4.15(a) of the Menlo Disclosure Letter sets forth a true and complete list or description, as of the date hereof, of each material Menlo Benefit Plan.  For purposes of this Agreement, “Menlo Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other employment, compensation or employee benefit plan, policy, practice, program arrangement or agreement, including each vacation or paid time off, severance, termination, retention, change in control, employment, incentive compensation, profit sharing, stock, stock option or other stock-based compensation arrangement or plan, retirement or supplemental retirement, pension (including pension plans and managers’ insurance policies), provident funds, education fund, medical, life, disability and accidental death and dismemberment insurance, employee assistance program, education or tuition assistance, fringe benefit or any other compensation and employee benefit plan, policy, practice, program arrangement or agreement, in each case (whether or not subject to ERISA and whether or not written), that is established, sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to, for the benefit of any current or former employee, director, natural person, independent contractor or consultant (or any dependent or beneficiary thereof) of Menlo (each, a “Menlo Participant”) or with respect to which Menlo is reasonably expected to have any liability (whether actual or contingent); provided, that, in no event shall any plan or arrangement that is required to be established, sponsored, maintained or contributed to by Menlo under applicable Law without discretion by Menlo as to the level of benefits provided constitute a Menlo Benefit Plan.

(b)          Menlo has made available to Foamix true and complete copies of, to the extent applicable, (i) each material Menlo Benefit Plan (or, in the case of any unwritten Menlo Benefit Plan, a written summary of the material provisions of such plan or agreement) in effect on the date hereof, including all amendments thereto, (ii) the most recent annual report on Form 5500, with schedules and financial statements attached, (iii) the most recent IRS determination letter, opinion or advisory letter, (iv) the most recent summary plan description and any summaries of material modifications, (v) each trust, insurance, annuity or other funding contract related thereto, (vi) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto and (vii) copies of material notices, letters or other non-routine correspondence from any Governmental Entity since January 1, 2018.

(c)          During the past six (6) years, neither Menlo nor any of its ERISA Affiliates has sponsored, maintained, participated in or contributed to or been obligated to sponsor, maintain, participate in or contribute to, or has any actual or contingent liability under, (i) an employee benefit plan subject to section 412 of the Code or section 302 or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in section 3(37) of ERISA), or (iii) a “multiple employer plan” as defined in section 210 of ERISA or section 413(c) of the Code.  Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Menlo Material Adverse Effect, neither Menlo nor any of its ERISA Affiliates has now or has in the past six (6) years maintained or been liable to contribute to a defined benefit pension plan for the benefit or in respect of any employee or former employee of Menlo.  No material Liability under section 302 or Title IV of ERISA or section 412 of the Code has been incurred by Menlo that has not been satisfied in full (other than any liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course of business consistent with past practice all of which have been timely paid) and no condition exists that could reasonably be expected to result in any such material Liability to Menlo. Menlo has not been required to post any security under ERISA or section 436 of the Code with respect to any Menlo Benefit Plan, and no fact or event exists that could reasonably be expected to give rise to any such lien or requirement to post any such security with respect to any Menlo Benefit Plan.

(d)          Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Menlo Material Adverse Effect, no Menlo Benefit Plan  provides for any post-termination health, medical or life insurance or other welfare benefits (whether or not insured) with respect to any current or former employee, officer or director of Menlo, other than (1) where the full cost of such benefit is borne entirely by the employee, officer or director (or his eligible dependents or beneficiaries) or (2) where the benefit is required by Section 4980B of the Code.

(e)          Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Menlo Material Adverse Effect, each Menlo Benefit Plan has been maintained in compliance with its terms and applicable Law, including ERISA and the Code, and all material contributions, including participant contributions, and benefit payments required under each Menlo Benefit Plan have been made in full on a timely and proper basis pursuant to the terms of such Menlo Benefit Plan and applicable Law.  Each Menlo Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, except as would not, individually or in the aggregate, reasonably be expected to have a Menlo Material Adverse Effect, there are no circumstances or any events that have occurred that would reasonably be expected to cause the loss of such qualification status of any such Menlo Benefit Plan.

(f)          Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Menlo Material Adverse Effect, there are no pending or, to Foamix’s Knowledge, threatened claims by, on behalf of or against any Menlo Benefit Plan that could result in any liability to Menlo.

(g)          Each Menlo Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been operated in compliance in all material respects with Section 409A of the Code. No Menlo Benefit Plan provides for any reimbursement of any penalty, additional income or excise Taxes incurred under Sections 409A or 4999 of the Code.

(h)          No Menlo Benefit Plan is subject to any Law outside the U.S.

(i)          Neither the execution and delivery of this Agreement, the consummation of the Merger or the other transactions contemplated by this Agreement nor compliance with the terms hereof will (either alone or in conjunction with any other event) (i) result in any payment or benefit becoming due to any Menlo Participant, (ii) increase any compensation or benefits otherwise payable to any Menlo Participant under any Menlo Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any compensation or benefits to any Menlo Participant under any Menlo Benefit Plan or (iv) result in the payment or provision of any amount or benefit that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

                             Section 4.16          Labor and Employment Matters.

(a)          Menlo is not and during the past three (3) years has not been a party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, trade union or other labor organization or works council; and there are no labor agreements, collective bargaining agreements or any other labor-related agreements that pertain to any of the employees of Menlo.  As of the date hereof, no employees of Menlo are represented by any labor organization with respect to their employment with Menlo.

(b)          No labor union, labor organization, works council, or group of employees of Menlo has made a pending (as of the date of this Agreement) demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Menlo, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. As of the date of this Agreement, Menlo and Menlo Merger Sub have no Knowledge of any labor union organizing activities with respect to any employees of Menlo.

(c)          During the past three (3) years, there has been no actual or, to the Knowledge of Menlo, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, job action, picketing, question concerning representation, union organizing activity, slowdowns or work stoppages or any similar activity or dispute against or affecting Menlo.

(d)          Menlo (or any predecessor entities, if applicable) is and during the past three (3) years has been in compliance, in all material respects, with all applicable Contracts and laws respecting employment and employment practices, including without limitation, all laws respecting terms and conditions of employment, pension, accrued vacation and contributions to all Foamix Benefit Plans, withholding (as related to tax, pension, severance payments and social benefits), termination of employment, working during rest days, privacy, health and safety, wages and hours, overtime and overtime payment, pay slips, collective relations, notices to employees, independent contractors, worker classification, wage protection, enforcement of labor laws, foreign employees, child labor, immigration, discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, unfair labor practice of any nature and obtaining the required license and permit for employment, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to constitute a Menlo Material Adverse Effect.

(e)          Menlo is not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid, except where such delinquency would not, individually or in the aggregate, reasonably be expected to constitute a Menlo Material Adverse Effect.

(f)          To Menlo’s Knowledge, no employee of Menlo is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by Menlo or (ii) to the Knowledge or use of trade secrets or proprietary information, except for such violations as would not, individually or in the aggregate, reasonably be expected to have a Menlo Material Adverse Effect.

(g)          To the Knowledge of Menlo, in the last five (5) years, no allegations of sexual harassment or other kinds of harassment (including workplace retaliation) have been made against an officer or employee of Menlo.

                             Section 4.17          Property.

(a)          Menlo does not own any real property. Menlo is not party to any agreement or option to purchase any real property.

(b)          Section 4.17(b) of the Menlo Disclosure Letter sets forth a true and correct list of each lease, license, sublease or similar occupancy agreement (each, a “Menlo Real Property Lease”) (showing the parties thereto and location) under which Menlo is lessee, sublessee or licensee of, or holds, uses or operates, any material real property owned by any third Person (the “Menlo Leased Real Property”). The Menlo Real Property Leases are valid, binding, and in full force and effect and free and clear of all Liens, other than Permitted Real Property Liens. Menlo has not collaterally assigned, transferred or pledged any interest in any of the Menlo Real Property Leases.

(c)          Neither the whole nor any part of the Menlo Leased Real Property is subject to any pending suit for condemnation or other taking by any public authority, and, to the Knowledge of Menlo, no such condemnation or other taking is threatened in writing or contemplated. Menlo has not leased, subleased, licensed, or otherwise granted to any Person the right to use or occupy any portion of the Menlo Leased Real Property. To the Knowledge of Menlo, all buildings, structures, facilities and improvements located on the Menlo Leased Real Property, including buildings, structures, facilities and improvements which are under construction (collectively, the “Menlo Improvements”) comply with all applicable requirements of Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Menlo Material Adverse Effect. To the Knowledge of Menlo, the Menlo Improvements are (A) in good operating condition and repair (ordinary wear and tear excepted) and (B) sufficient for continued use in the manner in which they are presently being used, except as would not, individually or in the aggregate, reasonably be expected to have a Menlo Material Adverse Effect.

                             Section 4.18          Environmental Matters.

(a)          Menlo has been at all times and is in compliance with all applicable Environmental Laws, including, but not limited to, possessing all Environmental Permits (as defined in Section 8.14(x)) required for its operations under applicable Environmental Laws, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Menlo Material Adverse Effect.

(b)          There is no pending or, to Menlo’s Knowledge, threatened claim, lawsuit or administrative proceeding against Menlo under or pursuant to any Environmental Law that, individually or in the aggregate, would reasonably be expected to have a Menlo Material Adverse Effect.

(c)          Menlo has not received written notice from any Person, including but not limited to any Governmental Entity, alleging that Menlo has been or is in violation of any applicable Environmental Law, except with respect to matters that would not, individually or in the aggregate, reasonably be expected to have a Menlo Material Adverse Effect. Menlo has not received any written requests for information from any Governmental Entity, with respect to any matter that would be reasonably expected to result in liability pursuant to any Environmental Law, including, but not limited to, written requests for information pursuant to CERCLA, except with respect to such matters that, individually or in the aggregate, would reasonably be expected to have a Menlo Material Adverse Effect.

(d)          Menlo is not a party or subject to any administrative or judicial order or decree pursuant to the Environmental Laws that, individually or in the aggregate, would reasonably be expected to have a Menlo Material Adverse Effect.

(e)          With respect to real property currently or formerly owned, leased or operated by Menlo, to Menlo’s Knowledge, there have been no Releases of Hazardous Substances (as defined in Section 8.14(ii)) on or underneath any of such real property that, individually or in the aggregate, would reasonably be expected to have a Menlo Material Adverse Effect.

                             Section 4.19          Anti-Corruption; Sanctions.

(a)          In the past five (5) years, Menlo has at all times complied with, and are currently in compliance with, the FCPA and any other applicable anti-corruption Law. In the past five (5) years, none of Menlo or any of its directors, officers, employees, or, to the Knowledge of Menlo, Representatives acting on behalf of Menlo, has corruptly offered, authorized, promised, paid or received, directly or to the Knowledge of Menlo, indirectly, any bribes, kickbacks or other similar improper or illegal payments, offers or transfers of anything of value, regardless of form or amount, to or from any Person, in connection with obtaining or retaining business or to secure an improper advantage, nor to the Knowledge of Menlo, has Menlo made any false, fictitious or misleading entries in its books and records relating to the same. Except as set forth on Section 4.19(a) of the Menlo Disclosure Letter, no current director or officer of Menlo is or has been an official of any non-U.S. Governmental Entity, an official of a non-U.S. political party or a candidate for political office outside of the United States. Menlo is not, and has not been in the past five (5) years, under administrative, civil, or criminal investigation, indictment, suspension, debarment, or audit by any Governmental Entity, in connection with alleged or possible violations of the FCPA or any other applicable anti-corruption Law.

(b)          Menlo and its respective directors, officers, employees and, to the Knowledge of Menlo, independent contractors or representatives has, within the last five (5) years: (i) complied with applicable Export Control Laws and Sanctions Laws and (ii) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Entity or other legal proceedings with respect to any actual or alleged violations of Export Control Laws or Sanctions Laws, and has not been notified of any such pending or threatened actions.  Neither Menlo nor any of its respective directors, officers, employees, or, to the Knowledge of Menlo, independent contractors or representatives is a Sanctioned Person or is subject to any list-based designations under the Export Control Laws.

                             Section 4.20          Takeover Laws.

(a)          To Menlo’s Knowledge, there are no Takeover Statutes applicable to the Merger and the other transactions contemplated by this Agreement and the Contingent Stock Rights Agreement.

                             Section 4.21          Intellectual Property.

(a)          Set forth in Section 4.21(a) to the Menlo Disclosure Letter is a true and complete list of all (A) patents and patent applications, trademarks and service marks and all applications and registrations therefor, all Internet domain names, and all applications and registrations for copyrights included in Menlo Owned IP and (B) patents, patent applications, trademarks and service marks included in Menlo Licensed IP.

(b)          Menlo has an unrestricted and exclusive ownership interest in all Menlo Owned IP (in each case, free and clear of any Liens) and is listed in the records of the appropriate United States, foreign or other registry, to the extent required, as the sole and exclusive current owner of record for each application and registration included in Menlo Owned IP. To Menlo’s Knowledge, Menlo IP includes all Intellectual Property, and Menlo’s rights in and to Menlo IP include all Intellectual Property rights, used or otherwise exploited in or necessary for the conduct of the business of Menlo as currently conducted and planned to be conducted. No academic institution or Governmental Entity has any right, title or interest in or to any Menlo Owned IP (including any “march in” rights) or any Intellectual Property included in Section 4.21(a) of the Menlo Disclosure Letter.

(c)          To Menlo’s Knowledge, the Contracts under which Menlo has been granted rights in any Intellectual Property owned or controlled by a third Person are valid and legally enforceable, and free and clear of all Liens. Menlo has provided Foamix with access to true and complete copies of all Contracts under which Menlo has obtained or granted any rights, title or interests in or to (including any licenses or covenants not to sue), or which by their terms expressly restrict Menlo with respect to any Intellectual Property (each, a “Menlo IP Contract”), other than standard license agreements for commercially-available, off-the-shelf software. Menlo has the exclusive right to develop, commercialize, manufacture, market, sell, import and otherwise exploit each of the Menlo Products and Menlo has not granted, assigned or otherwise transferred to any Person any right, title or interest in or to any Menlo Product or Menlo IP.

(d)          To the Knowledge of Menlo, no Person, during the past six (6) years, has misappropriated, infringed, diluted, or otherwise violated, either directly or indirectly, any Menlo IP, nor is any Person currently doing so. To the Knowledge of Menlo, no Litigations have been brought or threatened against any Person during the past six (6) years, with respect to any Menlo IP by Menlo or any of its licensors during the past six (6) years and, to the Knowledge of Menlo, there is no basis for any Litigation regarding any of the foregoing.

(e)          (A) There has not been any Litigation during the past six (6) years with respect to any Menlo IP, there is no pending Litigation and, to the Knowledge of Menlo, there is no threatened Litigation (1) alleging misappropriation, infringement, dilution or other violation by Menlo of any Intellectual Property of any Person, (2) challenging Menlo’s ownership or use of, or the registrability or maintenance of, any Menlo Owned IP, (3) challenging the validity or enforceability of any Menlo Owned IP, (4) alleging that the use by Menlo of Menlo Licensed IP is in breach of any applicable grant, license, agreement, instrument or other arrangement pursuant to which Menlo acquired the right to use such Intellectual Property, or (5) alleging misuse or antitrust violations arising from the use or other exploitation of any Intellectual Property; (B) with respect to (1) any or all of the Menlo Products and (2) any other material Menlo IP, to the Knowledge of Menlo, there is no basis for any Litigation regarding any of the foregoing in (A)(1), (A)(2), (A)(3), (A)(4) or (A)(5); and (C) to the Knowledge of Menlo, no Menlo IP has been or is being used or enforced by Menlo or by any of its licensors, in a manner that, individually or in the aggregate, is reasonably likely to result in the cancellation, invalidity or unenforceability of such Intellectual Property.

(f)          All patents and patent applications, trademark registrations and applications and all other applications, registrations and filings under Menlo IP (A) meet all material applicable requirements for obtaining a patent, trademark registration or other Intellectual Property registration, including any applicable disclosure requirements, (B) are subsisting, in full force and effect, (C) to the Knowledge of Menlo, are valid and enforceable, (D) have not expired, been cancelled or abandoned, and (E) have had paid in a timely manner all registration, maintenance and renewal fees necessary to preserve the rights of Menlo in connection with such Intellectual Property.

(g)          Menlo has taken all commercially reasonable measures to obtain patent rights in each country for the conduct of the business of Menlo as currently conducted and planned to be conducted under Menlo Owned IP and Menlo Licensed IP as to which they have the necessary prosecution rights; Menlo has no reason to believe that the scope of any issued claims under any patents under Menlo IP should be materially less than the scope reflected as of the date hereof in such patents.

(h)          Menlo has not granted any Person any right to control the prosecution or registration of any Menlo IP or to bring, defend or otherwise control any Litigations with respect to Menlo IP.

(i)          Menlo has not entered into nor is subject to any consents, judgments, orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements in connection with the resolution of any disputes or Litigations that (A) restrict Menlo with respect to any material Intellectual Property, (B) restrict Menlo’s business in any material manner in order to accommodate any Person’s Intellectual Property, or (C) permit any Person to use any material Menlo IP except as expressly permitted under a Menlo IP Contract.

(j)          Menlo has implemented commercially reasonable measures to maintain the confidentiality of the trade secrets and other proprietary information under Menlo IP. No current or former employee or contractor of Menlo owns any right, title or interest in or to any of Menlo Owned IP. To the Knowledge of Menlo, there has not been any disclosure of any material confidential information of Menlo (including any such information of any other Person disclosed in confidence to Menlo) to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.  All amounts payable by Menlo to any Person in consideration for the conception, creation, reduction to practice, or development of any Menlo Owned IP have been paid in full.

                             Section 4.22          Privacy and Data Security.

(a)          Menlo: (a) is, and at all times has been, in compliance with all Data Protection Requirements in all material respects; (b) has not received any written subpoenas, demands, or other notices from any Governmental Entity investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law and, to the Knowledge of Menlo, Menlo is not under investigation by any Governmental Entity for any actual or potential violation of any Data Protection Law, and no written notice, complaint, claim, enforcement action, or litigation of any kind has been served on, or initiated against, Menlo under any Data Protection Law; (c) uses commercially reasonable measures to protect the confidentiality, integrity, and security of the Personal Data it collects and/or processes from unauthorized access, use, disclosure, and modification; (d) to the Knowledge of Menlo, has not experienced any material failures, crashes, security breaches, unauthorized access, use, or disclosure, or other adverse events or incidents related to Personal Data in the past three (3) years that would require notification of individuals, law enforcement, or any Governmental Entity, or any remedial action under any applicable Data Protection Law, and there are no pending, or expected complaints, actions, fines, or other penalties facing Menlo in connection with any such failures, crashes, security breaches, unauthorized access, use, or disclosure, or other adverse events or incidents; and (e) to the Knowledge of Menlo, has not received any pending or threatened claims from individuals alleging any breach of, or exercising their rights under, any Data Protection Law.

(b)          Menlo has implemented commercially reasonable security regarding the integrity and availability of any information or operational technology systems, or software applications used by or on behalf of Menlo. To the Knowledge of Menlo, there has been no security incident that has compromised the integrity or availability of the information technology system, operational technology system or software applications used, owned or operated by Menlo.

                            Section 4.23          Stockholders’ Rights Agreement. Menlo has not adopted, nor intends to adopt, a stockholders’ rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, capital shares or any other equity or debt securities of Menlo.

                             Section 4.24          Affiliate Transactions. No (a) present or former executive officer or director of Menlo, (b) beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the Menlo Common Stock or (c) Affiliate or Associate or any member of the “immediate family” (as defined in Rule 16a-1 of the Exchange Act) of any Person described in the foregoing clauses (a) or (b) is a party to or has engaged in any material transaction, agreement, commitment, arrangement or understanding with Menlo during the past three (3) years excluding any employment or similar agreement, confidentiality agreement, invention assignment agreement, noncompetition agreement, indemnification agreement with any present or former officer or director of Menlo, any Menlo Benefit Plan, any Menlo Equity Plan or any Contract in connection therewith.

                            Section 4.25          Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Menlo Financial Advisor, the fees and expenses of which will be paid by Menlo, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement and the Contingent Stock Rights Agreement based upon arrangements made by or on behalf of Menlo.  Menlo has furnished to Foamix a true and complete copy of the Engagement Letter between Menlo and Menlo Financial Advisor relating to the Merger.

                             Section 4.26          Insurance. Section 4.26 of Menlo Disclosure Letter sets forth a true and complete list in all material respects of all material insurance policies in force naming Menlo or its employees as an insured or beneficiary or as a loss payable payee or for which Menlo has paid or is obligated to pay all or part of the premiums. Except as has not had, or is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and Menlo has not received, as of the date hereof, written notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto. Menlo is in compliance with all conditions contained in such insurance policies, except where the failure to so comply has not had, or is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

                             Section 4.27          Grants and Subsidies. Other than as set forth in Section 4.27 of the Menlo Disclosure Letter, Menlo has not, as of the date of this Agreement, (i) applied for, accepted or become subject to any requirement or obligation relating to any Grants from any Governmental Entity or from other bi- or multi-national grant programs or (ii) amended or terminated, or waived any material right or remedy related to, any Grant.

                             Section 4.28          No Other Representations. Neither Menlo nor Menlo Merger Sub is relying and neither Menlo nor Menlo Merger Sub has relied on any representations or warranties whatsoever regarding this Agreement, the other Transaction Agreements, the Merger and the other transactions contemplated by this Agreement, express or implied, except for the representations warranties in Article III. Such representations and warranties by Foamix and the Foamix Subsidiary constitute the sole and exclusive representations and warranties of Foamix and the Foamix Subsidiary in connection with this Agreement, the other Transaction Agreements, the Merger and the other transactions contemplated by this Agreement, and Menlo understands, acknowledges and agrees, on its own behalf and on behalf of Menlo Merger Sub, that all other representations and warranties of any kind or nature, whether express, implied or statutory, are specifically disclaimed by each of Foamix and the Foamix Subsidiary.

ARTICLE V

COVENANTS

                             Section 5.1          Conduct of Foamix’s Business Pending the Merger.

(a)          Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by Menlo in writing (including by electronic mail) (such consent not to be unreasonably withheld, conditioned or delayed), and except as disclosed in Section 5.1(a) of the Foamix Disclosure Letter or as otherwise explicitly required by this Agreement, (i) Foamix shall, and shall cause the Foamix Subsidiary to, conduct their respective businesses only in, and Foamix and the Foamix Subsidiary shall not take any action except in, the ordinary course of business consistent with past practice and (ii) Foamix shall, and shall cause the Foamix Subsidiary to, use their respective commercially reasonable best efforts to preserve intact their business organizations, to preserve their assets and properties in good repair and condition, to keep available the services of their current officers and employees and to preserve, in all material respects, the current relationships of Foamix and the Foamix Subsidiary with suppliers, licensors, licensees, distributors and other Persons with which Foamix or the Foamix Subsidiary have material business dealings.

(b)          Without limiting the generality of the foregoing, except as set forth in Section 5.1(b) of the Foamix Disclosure Letter or as otherwise explicitly required by this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by Menlo in writing (including by electronic mail) (such consent not to be unreasonably withheld, conditioned or delayed), Foamix shall not, nor shall Foamix permit the Foamix Subsidiary to:

(i)          amend Foamix Organizational Documents or the equivalent organizational documents of the Foamix Subsidiary;

(ii)          declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends and distributions by the Foamix Subsidiary to its parent;

(iii)          subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or issue or authorize or propose the issuance of any other equity securities in respect of, in lieu of or in substitution for equity securities, except for any split, combination or reclassification of equity securities of the Foamix Subsidiary, or any issuance or authorization or proposal to issue or authorize any equity securities of the Foamix Subsidiary to Foamix equity securities;

(iv)          repurchase, redeem or otherwise acquire any shares of its capital stock or any Foamix Stock Rights, other than in connection with (A) the forfeiture or expiration of outstanding Foamix Stock Options, Foamix RSU Awards and Foamix Purchase Rights and (B) the withholding of Foamix Shares to satisfy Tax obligations with respect to the exercise, vesting or settlement, as applicable, of Foamix Stock Options and Foamix RSU Awards;

(v)          except as required by applicable Law, adopt or enter into any collective bargaining agreement, labor union contract, trade union agreement or other works council agreement applicable to the employees of Foamix or the Foamix Subsidiary;

(vi)          issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale, or otherwise encumber, any shares of its capital stock or any Foamix Stock Rights, other than the issuance of shares upon the exercise or settlement, as applicable, of Foamix Stock Options, Foamix RSU Awards and Foamix Purchase Rights;

(vii)          create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another Person, or repay, redeem or repurchase any such indebtedness;

(viii)          make any loans, advances or capital contributions to, or any investments in, any other Person (other than loans or advances between Foamix and the Foamix Subsidiary);

(ix)          (x) sell, assign, lease, license (other than, with respect to Intellectual Property, non-exclusive licenses granted in the ordinary course of business consistent with past practice), sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any assets or properties (other than commercially reasonable routine Intellectual Property prosecution and maintenance actions, such as abandonment and claim narrowing conducted in the ordinary course of business) that are material, individually or in the aggregate, to Foamix and the Foamix Subsidiary, or (y) enter into, modify or amend any lease of property, except for modifications or amendments that are not adverse to the Surviving Company;

(x)          directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any Person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (y) any material assets;

(xi)          implement or adopt any material change in its accounting policies other than as may be required by applicable Law or GAAP and as concurred with by Foamix’s independent auditors;

(xii)          except in the ordinary course of business consistent with past practice or as required by the terms of any Foamix Benefit Plan or applicable Law: (A) grant to any Foamix Participant any increase in compensation (including incentive, severance, change-in-control or retention compensation), (B) establish, enter into, modify, amend or terminate any Foamix Benefit Plan (or any plan or agreement that would be a Foamix Benefit Plan if in existence on the date of this Agreement), (C) take any action to accelerate the time of vesting or payment of any material compensation or benefits under any Foamix Benefit Plan or (D) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any material Foamix Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

(xiii)          modify or amend in any material respect or terminate or cancel or waive, release or assign any material rights or claims with respect to, any Foamix Material Contract or enter into any agreement or contract that would qualify as a Foamix Material Contract;

(xiv)          pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business consistent with past practice) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any Affiliate or Associate of any of its officers or directors;

(xv)          form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof (other than in the ordinary course of business consistent with past practice) or enter into any new line of business that is material to Foamix and the Foamix Subsidiary, taken as a whole;

(xvi)          (i) make or change any material Tax election, (ii) change any annual Tax accounting period, (iii) file any material amended Tax Return, (iv) settle or compromise any material claim, investigation, audit or controversy relating to Taxes, (vi) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, (vii) enter into any material closing agreement with respect to any Tax, (viii) surrender any right to claim a material Tax refund, or (ix) apply for or enter into a ruling from any Tax authority with respect to Taxes, other than the tax rulings pursuant to this Agreement and other than tax rulings in Foamix or Foamix Subsidiary’s ongoing course of business; in each case, outside of the ordinary course of business consistent with past practice;

(xvii)          (A) pay, discharge, settle or satisfy any claims, Litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities: (1) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in Foamix SEC Reports or (2) incurred in the ordinary course of business consistent with past practice or, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

(xviii)          make or agree to make any new capital expenditure or capital expenditures which are in excess of $1,000,000 in the aggregate;

(xix)          fail to take any action necessary or advisable to protect or maintain Foamix Owned IP or Foamix Licensed IP (excluding commercially reasonable routine patent and trademark prosecution and maintenance actions, such as abandonment and claim narrowing conducted in the ordinary course of business) as to which Foamix or the Foamix Subsidiary has the necessary prosecution rights, in each case, that is material to the conduct of the business of Foamix or the Foamix Subsidiary as currently conducted and planned by Foamix or the Foamix Subsidiary to be conducted, including the prosecution of all pending applications for patents and trademarks, the filing of any documents or other information or the payment of any maintenance or other fees related thereto (excluding commercially reasonable routine patent and trademark prosecution and maintenance actions, such as abandonment and claim narrowing conducted in the ordinary course of business);

(xx)          fail to renew or maintain material existing insurance policies or comparable replacement policies in each case that are material to Foamix or the Foamix Subsidiary; or

(xxi)          authorize, or commit or agree to take, any of the foregoing actions.

Nothing contained in this Agreement will give Menlo, directly or indirectly, the right to control Foamix or the Foamix Subsidiary or direct the business or operations of Foamix or the Foamix Subsidiary prior to the Effective Time.

                             Section 5.2          Conduct of Menlo’s Business Pending the Merger.

(a)          Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by Foamix in writing (including by electronic mail) (such consent not to be unreasonably withheld, conditioned or delayed), and except as disclosed in Section 5.2(a) of the Menlo Disclosure Letter or as otherwise explicitly required by this Agreement, (i) Menlo shall conduct its business only in, and Menlo shall not take any action except in, the ordinary course of business consistent with past practice and (ii) Menlo shall use its commercially reasonable best efforts to preserve intact its business organizations, to preserve its assets and properties in good repair and condition, to keep available the services of their current officers and employees and to preserve, in all material respects, the current relationships of Menlo with suppliers, licensors, licensees, distributors and other Persons with which Menlo has material business dealings.

(b)          Without limiting the generality of the foregoing, except as set forth in Section 5.2(b) of the Menlo Disclosure Letter or as otherwise explicitly required by this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by Foamix in writing (including by electronic mail) (such consent not to be unreasonably withheld, conditioned or delayed), Menlo shall not:

(i)          amend the Menlo Organizational Documents;

(ii)          declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock;

(iii)          subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(iv)          repurchase, redeem or otherwise acquire any shares of its capital stock or any Menlo Stock Rights, other than in connection with (A) the forfeiture or expiration of outstanding Menlo Stock Options, Menlo RSU Awards, Menlo Restricted Stock and Menlo Purchase Rights and (B) the withholding of shares of Menlo Common Stock to satisfy Tax obligations with respect to the exercise of Menlo Stock Options or vesting of Menlo RSU Awards or Menlo Restricted Stock, in each case, pursuant to any obligations contained in the Menlo Equity Plans;

(v)          except as required by applicable Law, adopt or enter into any collective bargaining agreement, labor union contract, trade union agreement or other works council agreement applicable to the employees of Menlo;

(vi)          issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale, or otherwise encumber, any shares of its capital stock or any Menlo Stock Rights, other than the issuance of shares upon the exercise or settlement, as applicable, of Menlo Stock Options, Menlo RSU Awards and Menlo Purchase Rights;

(vii)          create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another Person, or repay, redeem or repurchase any such indebtedness;

(viii)          make any loans, advances or capital contributions to, or any investments in, any other Person (other than loans or advances between Menlo and Menlo Merger Sub);

(ix)          (x) sell, assign, lease, license (other than, with respect to Intellectual Property, non-exclusive licenses granted in the ordinary course of business consistent with past practice), sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any assets or properties (other than commercially reasonable routine Intellectual Property prosecution and maintenance actions, such as abandonment and claim narrowing conducted in the ordinary course of business) that are material, individually or in the aggregate, to Menlo, or (y) enter into, modify or amend any lease of property, except for modifications or amendments that are not adverse to the Surviving Company;

(x)          directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any Person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (y) any material assets;

(xi)          implement or adopt any material change in its accounting policies other than as may be required by applicable Law or GAAP and as concurred with by Menlo’s independent auditors;

(xii)          except in the ordinary course of business consistent with past practice or as required by the terms of any Menlo Benefit Plan or applicable Law: (A) grant to any Menlo Participant any increase in compensation (including incentive, severance, change-in-control or retention compensation), (B) establish, enter into, modify, amend or terminate any Menlo Benefit Plan (or any plan or agreement that would be a Menlo Benefit Plan if in existence on the date of this Agreement), (C) take any action to accelerate the time of vesting or payment of any material compensation or benefits under any Menlo Benefit Plan, (D) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any material Menlo Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined or (E) hire or promote or terminate the employment (other than for cause) of any employee of Menlo;

(xiii)          modify or amend in any material respect or terminate or cancel or waive, release or assign any material rights or claims with respect to, any Menlo Material Contract or enter into any agreement or contract that would qualify as a Menlo Material Contract;

(xiv)          enter into any contract relating to the development or commercialization of any pharmaceutical product, including but not limited to licensing, development, manufacturing, co-development, marketing or co-marketing agreements, other than development, manufacturing and marketing agreements entered into the ordinary course of business consistent with past practice;

(xv)          pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business consistent with past practice) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any Affiliate or Associate of any of its officers or directors;

(xvi)          form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof (other than in the ordinary course of business consistent with past practice) or enter into any new line of business that is material to Menlo;

(xvii)          (i) make or change any material Tax election, (ii) change any annual Tax accounting period, (iii) file any material amended Tax Return, (iv) settle or compromise any material claim, investigation, audit or controversy relating to Taxes, (vi) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, (vii) enter into any material closing agreement with respect to any Tax, (viii) surrender any right to claim a material Tax refund, or (ix) apply for or enter into any ruling from any Tax authority with respect to Taxes, in each case, outside of the ordinary course of business consistent with past practice;

(xviii)          (A) pay, discharge, settle or satisfy any claims, Litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities: (1) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Menlo SEC Reports, (2) incurred in the ordinary course of business consistent with past practice, (3) settle any litigation set forth on Section 4.13 of the Menlo Disclosure Letter solely for a monetary obligation funded by insurance coverage, or (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

(xix)          make or agree to make any new capital expenditure or capital expenditures which, individually, are in excess of $50,000 or, in the aggregate, are in excess of $200,000;

(xx)          fail to take any action necessary or advisable to protect or maintain Menlo Owned IP or Menlo Licensed IP (excluding commercially reasonable routine patent and trademark prosecution and maintenance actions, such as abandonment and claim narrowing conducted in the ordinary course of business) as to which Menlo has the necessary prosecution rights, in each case, that is material to the conduct of the business of Menlo as currently conducted and planned by Menlo to be conducted, including the prosecution of all pending applications for patents and trademarks, the filing of any documents or other information or the payment of any maintenance or other fees related thereto (excluding commercially reasonable routine patent and trademark prosecution and maintenance actions, such as abandonment and claim narrowing conducted in the ordinary course of business);

(xxi)          fail to renew or maintain material existing insurance policies or comparable replacement policies in each case that are material to Menlo; or

(xxii)          authorize, or commit or agree to take, any of the foregoing actions.

(c)          Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by Foamix in writing (including by electronic mail) (such consent not to be unreasonably withheld, conditioned or delayed), Menlo shall maintain an aggregate amount of cash, cash equivalents and investments at each month-end of at least 95% of the cash balances set forth in Section 5.2(c)(i) of the Menlo Disclosure Letter, and will not (i) make expenditures outside of the ordinary course of business, or substantially inconsistent with the Menlo operating plan provided to Foamix or (ii) incur accounts payables outside of the ordinary course of business, consistent with past practice or delay the payment of any accounts payables outside of the ordinary course of business, consistent with past practice, except, in each case, to the extent required to pay the reasonable expenses of Menlo’s professional advisors incurred in connection with the transactions contemplated by this Agreement.

Nothing contained in this Agreement will give Foamix, directly or indirectly, the right to control Menlo or direct the business or operations of Menlo prior to the Effective Time.

                             Section 5.3          Access to Information; Confidentiality.

(a)          Subject to the confidentiality agreement between Menlo and Foamix, dated June 25, 2019 (the “Confidentiality Agreement”) and applicable Law, Foamix shall, and shall cause the Foamix Subsidiary to, afford to Menlo and its officers, employees, accountants, counsel, financial advisors and other representatives, access at all reasonable times on reasonable notice during the period prior to the Effective Time to all their properties, books, contracts, commitments, personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of Foamix) and, during such period, Foamix shall, and shall cause the Foamix Subsidiary to, furnish promptly to Menlo (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties, litigation matters and personnel as Menlo may reasonably request; provided, that nothing in this Section 5.3 shall require Foamix to provide any access, or to disclose any information, if permitting such access or disclosing such information would (x) violate applicable Law, (y) violate any of its obligations with respect to confidentiality (provided, that Foamix shall, upon the request of Menlo, use its reasonable best efforts to obtain the required consent of any third party to such access or disclosure), or (z) result in the loss of attorney-client privilege (provided, that Foamix shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client or other privilege). In addition, Foamix and its officers and employees shall reasonably cooperate with Menlo in Menlo’s efforts to comply with the rules and regulations affecting public companies, including the Sarbanes-Oxley Act.

(b)          Subject to the Confidentiality Agreement and applicable Law, Menlo shall afford to Foamix and its officers, employees, accountants, counsel, financial advisors and other representatives, access at all reasonable times on reasonable notice during the period prior to the Effective Time to all their properties, books, contracts, commitments, personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of Menlo) and, during such period, Menlo shall furnish promptly to Foamix (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties, litigation matters and personnel as Foamix may reasonably request; provided, that nothing in this Section 5.3 shall require Menlo to provide any access, or to disclose any information, if permitting such access or disclosing such information would (x) violate applicable Law, (y) violate any of its obligations with respect to confidentiality (provided, that Menlo shall, upon the request of Foamix, use its reasonable best efforts to obtain the required consent of any third party to such access or disclosure), or (z) result in the loss of attorney-client privilege (provided, that Menlo shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client or other privilege). In addition, Menlo and its officers and employees shall reasonably cooperate with Foamix in Foamix’s efforts to comply with the rules and regulations affecting public companies, including the Sarbanes-Oxley Act.

(c)          No review pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement. All information provided pursuant to this Section 5.3 shall be subject to the terms of the Confidentiality Agreement.

                             Section 5.4          Notification of Certain Matters; Regulatory Communications; Clinical Trials.

(a)          Menlo shall give prompt notice to Foamix and Foamix shall give prompt notice to Menlo, as the case may be, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause (a)(i) any representation or warranty of such party contained in this Agreement that is qualified as to “materiality” or “Material Adverse Effect,” to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time or (b) any material failure of Menlo and Menlo Merger Sub or Foamix, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that failure to give notice under the foregoing clauses (a) or (b) shall not be deemed to be a breach of covenant under this Section 5.4 and shall constitute only a breach of the underlying representation, covenant, condition or agreement, as the case may be. The delivery of any notice pursuant to this Section 5.4 will not limit or otherwise affect the representations, warranties, covenants or agreements of the parties, the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

(b)          Menlo and Foamix: (i) shall keep each other promptly informed of (A) any material communications (written or oral) with or from the FDA, EMA and any other Regulatory Authority and (B) any material communications (written or oral) received from any Person relating to Foamix IP and (ii) shall not make any material submissions to, or have material discussions with, the FDA, EMA, or any other Regulatory Authority without prior disclosure to the other party of the details of such communications or submissions and taking account, in its discretion, of any reasonable comments of the other party in such submissions or discussions.

(c)          Menlo and Foamix shall (i) promptly update each other of material developments with respect to their respective preclinical and clinical trials (including any topline reports and results) and (ii) shall consult with each other regarding any material changes to any milestones and/or study designs or clinical trial plans, in each case with respect to their clinical trials.

                             Section 5.5          Antitrust Filings; Reasonable Best Efforts.

(a)          Each party shall make or cause to be made, in cooperation with the other parties and to the extent applicable and as promptly as practicable, all necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Entities under Competition Laws relating to the transactions contemplated hereby. “Competition Laws” mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade. Each party shall use its reasonable best efforts to respond at the earliest practicable date to any requests for additional information made by the United States Department of Justice, the Federal Trade Commission or any other Governmental Entities, and act in good faith and reasonably cooperate with the other party in connection with any investigation of any Governmental Entity. Each party shall use its reasonable best efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice. Each party shall give the other party reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Entity regarding any filings, forms, declarations, notifications, registrations or notices, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with any Governmental Entity with respect to the transactions contemplated by the Agreement. None of the parties shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any filings or inquiry without giving the other party prior notice of the meeting and, unless prohibited by such Governmental Entity, the opportunity to attend and/or participate. The parties will consult and cooperate with one another in connection with any information or proposals submitted in connection with proceedings under or relating to any Competition Law. For the avoidance of doubt, neither party shall have any obligation to expend funds, other than in immaterial amounts, contest or resist any action or proceeding under or relating to any Competition Law, including any administrative or judicial action.

(b)          Subject to Section 5.5(c), each of the parties to this Agreement agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Entities and the making of all other necessary registrations and filings (including filings with Governmental Entities, if any), (ii) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement, (iii) the preparation of the Joint Proxy Statement and the Registration Statement, (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and (v) the providing of all such information concerning such party, its Subsidiaries, its Affiliates and its Subsidiaries’ and Affiliates’ officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in Section 5.5(a) or this Section 5.5(b). Each of Menlo and Foamix agrees that it will use its reasonable best efforts to obtain prior to the Effective Time each of the consents that are listed in Section 5.5(b) of the Foamix Disclosure Letter.

(c)          Notwithstanding anything to the contrary in this Section 5.5, neither Menlo nor Foamix shall be required in order to resolve any objections asserted under Competition Laws by any Governmental Entity with respect to the transactions contemplated by this Agreement to divest any of its businesses, product lines or assets, or take or agree to take any other action or agree to any limitation or restriction, that is reasonably likely to result in a Menlo Material Adverse Effect (determined, for purposes of this clause, after giving effect to the Merger) or a Foamix Material Adverse Effect.

                             Section 5.6          No Solicitation by Foamix; Foamix Board Recommendation.

(a)          Foamix shall not, nor shall it authorize or permit the Foamix Subsidiary or its or their Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which is reasonably expected to, facilitate, any Foamix Takeover Proposal, (ii) enter into any agreement with respect to any Foamix Takeover Proposal, (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or knowingly furnish to any Person any non-public information with respect to, or knowingly cooperate with, any proposal that constitutes, or is reasonably expected to lead to, any Foamix Takeover Proposal, or (iv) waive or release any Person from, forebear in the enforcement of, or amend any confidentiality, standstill or similar Contract or any confidentiality or standstill provisions of any other Contract, unless the Foamix Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such counterparty is capable of making a Foamix Takeover Proposal that is reasonably expected to lead to a Foamix Superior Proposal and the failure to take action would be inconsistent with the Foamix Board’s fiduciary duties under Israeli Law (provided, however, that in order to determine the appropriate standards that would apply to such fiduciary duties, Foamix Board may also consider and act on the basis of the fiduciary duties owed by a board of directors to the shareholders of a company under Delaware Law) in which event Foamix may take the preceding actions solely to the extent necessary to permit a Person to make, on a confidential basis, to the Foamix Board, a Foamix Takeover Proposal conditioned upon such Person agreeing that (A) Foamix shall not be prohibited from providing any information to Menlo (including regarding such Foamix Takeover Proposal); and (B) such Person entering into a customary confidentiality agreement which need not include a customary “standstill” or similar covenant not less restrictive of such Person than the Confidentiality Agreement and providing for the right for Foamix to comply with the terms of this Agreement, including Section 5.6(b). Foamix shall, and shall cause the Foamix Subsidiary and its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any proposal that constitutes, or is reasonably expected to lead to, any Foamix Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished.  Notwithstanding the foregoing, at any time prior to obtaining Foamix Shareholder Approval, in response to a bona fide written Foamix Takeover Proposal that the Foamix Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or is reasonably expected to lead to, a Foamix Superior Proposal, and which Foamix Takeover Proposal was not solicited after the date hereof in breach (other than an immaterial breach) of this Section 5.6(a), was made after the date hereof and did not otherwise result from a breach (other than an immaterial breach) of this Section 5.6(a), Foamix may, if the Foamix Board determines (after receiving the advice of outside counsel) that the failure to take such actions would be inconsistent with its fiduciary duties under Israeli Law (provided, however, that in order to determine the appropriate standards that would apply to such fiduciary duties, Foamix Board may also consider and act on the basis of the fiduciary duties owed by a board of directors to the shareholders of a company under Delaware Law), and subject to compliance (in all but immaterial respects) with this Section 5.6(a) and Section 5.6(c) and after giving Menlo written notice of such determination, (x) furnish information with respect to Foamix and the Foamix Subsidiary to the Person making such Foamix Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement (provided that such agreement need not contain a customary “standstill”) not less restrictive of such Person than the Confidentiality Agreement; provided that (1) all such information has previously been provided to Menlo or is provided to Menlo prior to the time it is provided to such Person and (2) such customary confidentiality agreement expressly provides the right for Foamix to comply with the terms of this Agreement, including Section 5.6(b), and (y) participate in discussions or negotiations with the Person making such Foamix Takeover Proposal (and its Representatives) regarding such Foamix Takeover Proposal. Without limiting the foregoing, it is agreed that any violation (other than an immaterial violation) of the restrictions set forth in this Section 5.6(a) by any Representative or Affiliate of Foamix or the Foamix Subsidiary shall be deemed to be a breach of this Section 5.6(a) by Foamix.

The term “Foamix Takeover Proposal” means any inquiry, proposal or offer from any Person relating to, or that is reasonably expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of the consolidated net revenues, net income, or assets (based on the fair market value thereof) of Foamix and the Foamix Subsidiary, taken as a whole, or 15% or more of any class of equity securities of Foamix or the Foamix Subsidiary, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of Foamix or the Foamix Subsidiary, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Foamix or the Foamix Subsidiary pursuant to which any Person or the stockholders of any Person would own 15% or more of any class of equity securities of Foamix or the Foamix Subsidiary or of any resulting parent company of Foamix, other than the transactions contemplated by this Agreement.

The term “Foamix Superior Proposal” means a bona fide Foamix Takeover Proposal (provided, that for purposes of this definition references to 15% in the definition of “Foamix Takeover Proposal” shall be deemed to be references to 50%) which the Foamix Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of Foamix from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Menlo in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(b)          Neither the Foamix Board nor any committee thereof shall, (i) (A) withdraw (or qualify or modify in a manner adverse to Menlo or Menlo Merger Sub), or publicly propose to withdraw (or qualify or modify in a manner adverse to Menlo or Menlo Merger Sub), the adoption, approval, recommendation or declaration of advisability by the Foamix Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any Foamix Takeover Proposal (any action described in this clause (i) being referred to as a “Foamix Adverse Recommendation Change”) or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow Foamix or the Foamix Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or is reasonably expected to lead to, any Foamix Takeover Proposal (other than a confidentiality agreement referred to in Section 5.6(a) pursuant to and in accordance with the limitations set forth therein). Notwithstanding the foregoing, at any time prior to obtaining Foamix Shareholder Approval, the Foamix Board may make a Foamix Adverse Recommendation Change (A) following receipt of a Foamix Takeover Proposal after execution of this Agreement that did not result from a breach (other than an immaterial breach) of Section 5.6(a) and that the Foamix Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal or (B) solely in response to any material event, development, circumstance, occurrence or change in circumstances or facts (including any material change in probability or magnitude of circumstances), not related to a Foamix Takeover Proposal, and that first occurred following the execution of this Agreement other than the results of any pre-clinical or clinical testing conducted by Foamix or Menlo with respect to any product or product candidate of Foamix or Menlo, as applicable (a “Foamix Intervening Event”); in each case referred to in the foregoing clauses (A) and (B), only if the Foamix Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that failure to do so would be inconsistent with its fiduciary duties under Israeli Law (provided, however, that in order to determine the appropriate standards that would apply to such fiduciary duties, Foamix Board may also consider and act on the basis of the fiduciary duties owed by a board of directors to the shareholders of a company under Delaware Law); provided, however, that Foamix shall not be entitled to exercise its right to make a Foamix Adverse Recommendation Change until after the fourth (4th) Business Day following Menlo receipt of written notice (a “Foamix Notice of Recommendation Change”) from Foamix advising Menlo that the Foamix Board intends to make a Foamix Adverse Recommendation Change and specifying the reasons therefor, including in the case of a Foamix Superior Proposal the terms and conditions of any Foamix Superior Proposal that is the basis of the proposed action by the Foamix Board (it being understood and agreed that any amendment to any material term of such Foamix Superior Proposal shall require a new Foamix Notice of Recommendation Change and a new three (3) business day period ).  In determining whether to make a Foamix Adverse Recommendation Change, the Foamix Board shall take into account any changes to the terms of this Agreement proposed by Menlo in response to a Foamix Notice of Recommendation Change or otherwise, and if requested by Menlo, Foamix shall engage in good faith negotiations with Menlo regarding any changes to the terms of this Agreement proposed by Menlo.

(c)          In addition to the obligations of Foamix set forth in Section 5.6(a) and 5.6(b), (i) Foamix shall promptly advise Menlo orally and in writing (and in any case within 48 hours) of the receipt of any Foamix Takeover Proposal or any inquiry that is reasonably expected to lead to any Foamix Superior Proposal, the material terms and conditions of any such Foamix Takeover Proposal or inquiry (including any changes thereto) and the identity of the Person making any such Foamix Takeover Proposal or inquiry and (ii) Foamix shall (A) keep Menlo fully and promptly informed of the status and material details (including any change to any material term thereof) of any such Foamix Takeover Proposal or inquiry and (B) provide to Menlo promptly after receipt or delivery thereof with copies of any written proposal and draft documentation sent or provided to Foamix or the Foamix Subsidiary from any Person that describes any of the material terms or conditions of any Foamix Takeover Proposal or inquiry.

(d)          Nothing contained in this Section 5.6 shall prohibit Foamix from taking and disclosing to its stockholders a position contemplated by Rule 14(e)-2(a) or Rule 14(d)-9 promulgated under the Exchange Act or from making any disclosure to Foamix’s stockholders if, in the good faith judgment of the Foamix Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its fiduciary duties under Israeli Law (provided, however, that in order to determine the appropriate standards that would apply to such fiduciary duties, Foamix Board may also consider and act on the basis of the fiduciary duties owed by a board of directors to the shareholders of a company under Delaware Law); provided, however, that if any such disclosure pursuant to this Section 5.6(d) has the substantive effect of withdrawing or adversely modifying the Foamix Board’s recommendation to vote for a Merger, such disclosure shall be deemed to be a Foamix Adverse Recommendation Change for purposes of this Agreement.

                             Section 5.7          No Solicitation by Menlo; Menlo Board Recommendation.

(a)          Menlo shall not, nor shall it authorize or permit its Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which is reasonably expected to, facilitate, any Menlo Takeover Proposal, (ii) enter into any agreement with respect to any Menlo Takeover Proposal, (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or knowingly furnish to any Person any non-public information with respect to, or knowingly cooperate with, any proposal that constitutes, or is reasonably expected to lead to, any Menlo Takeover Proposal or (iv) waive or release any Person from, forebear in the enforcement of, or amend any confidentiality, standstill or similar Contract or any confidentiality or standstill provisions of any other Contract, unless, the Menlo Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such counterparty is capable of making a Menlo Takeover Proposal that is reasonably expected to lead to a Menlo Superior Proposal,  and the failure to take action would be inconsistent with the Menlo Board’s fiduciary duties in which event Menlo may take the preceding actions solely to the extent necessary to permit a Person to make, on a confidential basis, to the Menlo Board, a Menlo Takeover Proposal conditioned upon such Person agreeing that (A) Menlo shall not be prohibited from providing any information to Foamix (including regarding such Menlo Takeover Proposal); and (B) such Person entering into a customary confidentiality agreement which need not include a customary “standstill” or similar covenant not less restrictive of such Person than the Confidentiality Agreement and providing for the right for Menlo to comply with the terms of this Agreement, including Section 5.7(b). Menlo shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any proposal that constitutes, or is reasonably expected to lead to, any Menlo Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining Menlo Stockholder Approval, in response to a bona fide written Menlo Takeover Proposal that the Menlo Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or is reasonably expected to lead to, a Menlo Superior Proposal, and which Menlo Takeover Proposal was not solicited after the date hereof in breach (other than an immaterial breach) of this Section 5.7(a), was made after the date hereof and did not otherwise result from a breach (other than an immaterial breach) of this Section 5.7(a), Menlo may, if the Menlo Board determines (after receiving the advice of outside counsel) that the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law and subject to compliance (in all but immaterial respects) with this Section 5.7(a) and Section 5.7(c) and after giving Foamix written notice of such determination, (x) furnish information with respect to Menlo to the Person making such Menlo Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement; provided that (1) all such information has previously been provided to Menlo or is provided to Menlo prior to the time it is provided to such Person and (2) such customary confidentiality agreement expressly provides the right for Menlo to comply with the terms of this Agreement, including Section 5.7(b), and (y) participate in discussions or negotiations with the Person making such Menlo Takeover Proposal (and its Representatives) regarding such Menlo Takeover Proposal. Without limiting the foregoing, it is agreed that any violation (other than an immaterial violation) of the restrictions set forth in this Section 5.7(a) by any Representative or Affiliate of Menlo shall be deemed to be a breach of this Section 5.7(a) by Menlo.

(b)          The term “Menlo Takeover Proposal” means any inquiry, proposal or offer from any Person relating to, or that is reasonably expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of the net revenues, net income, or assets (based on the fair market value thereof) of Menlo, or 15% or more of any class of equity securities of Menlo, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of Menlo, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Menlo pursuant to which any Person or the stockholders of any Person would own 15% or more of any class of equity securities of Menlo or of any resulting parent company of Menlo, other than the transactions contemplated by this Agreement.

(c)          The term “Menlo Superior Proposal” means a bona fide Menlo Takeover Proposal (provided, that for purposes of this definition references to 15% in the definition of “Menlo Takeover Proposal” shall be deemed to be references to 50%) which the Menlo Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of Menlo from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Menlo in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(d)          Neither Menlo the Board nor any committee thereof shall, (i) (A) withdraw (or qualify or modify in a manner adverse to Menlo or Menlo Merger Sub), or publicly propose to withdraw (or qualify or modify in a manner adverse to Menlo or Menlo Merger Sub), the adoption, approval, recommendation or declaration of advisability by the Menlo Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any Menlo Takeover Proposal (any action described in this clause (i) being referred to as a “Menlo Adverse Recommendation Change”) or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow Menlo to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or is reasonably expected to lead to, any Menlo Takeover Proposal (other than a confidentiality agreement referred to in Section 5.7(a) pursuant to and in accordance with the limitations set forth therein). Notwithstanding the foregoing, at any time prior to obtaining Menlo Stockholder Approval, the Menlo Board may make a Menlo Adverse Recommendation Change (A) following receipt of a Menlo Takeover Proposal after execution of this Agreement that did not result from a breach (other than an immaterial breach) of Section 5.7(a) and that the Menlo Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a Menlo Superior Proposal or (B) solely in response to any material event, development, circumstance, occurrence or change in circumstances or facts (including any material change in probability or magnitude of circumstances), not related to a Menlo Takeover Proposal, and that first occurred following the execution of this Agreement other than the results of any pre-clinical or clinical testing conducted by Foamix or Menlo with respect to any product or product candidate of Foamix or Menlo, as applicable (a “Menlo Intervening Event”); in each case referred to in the foregoing clauses (A) and (B), only if the Menlo Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that Menlo shall not be entitled to exercise its right to make a Menlo Adverse Recommendation Change until after the fourth (4th) Business Day following Foamix’s receipt of written notice (a “Menlo Notice of Recommendation Change”) from Menlo advising Foamix that the Menlo Board intends to make a Menlo Adverse Recommendation Change and specifying the reasons therefor, including in the case of a Menlo Superior Proposal the terms and conditions of any Menlo Superior Proposal that is the basis of the proposed action by the Menlo Board (it being understood and agreed that any amendment to any material term of such Menlo Superior Proposal shall require a new Menlo Notice of Recommendation Change and a new three (3) business day period ).  In determining whether to make a Menlo Adverse Recommendation Change, the Menlo Board shall take into account any changes to the terms of this Agreement proposed by Foamix in response to a Menlo Notice of Recommendation Change or otherwise, and if requested by Foamix, Menlo shall engage in good faith negotiations with Foamix regarding any changes to the terms of this Agreement proposed by Foamix.

(e)          In addition to the obligations of Menlo set forth in Section 5.7(a) and 5.7(b), (i) Menlo shall promptly advise Foamix orally and in writing (and in any case within 48 hours) of the receipt of any Menlo Takeover Proposal or any inquiry that is reasonably expected to lead to any Menlo Superior Proposal, the material terms and conditions of any such Menlo Takeover Proposal or inquiry (including any changes thereto) and the identity of the Person making any such Menlo Takeover Proposal or inquiry and (ii) Menlo shall (A) keep Foamix fully and promptly informed of the status and material details (including any change to any material term thereof) of any such Menlo Takeover Proposal or inquiry and (B) provide to Foamix promptly after receipt or delivery thereof with copies of any written proposal and draft documentation sent or provided to Menlo from any Person that describes any of the material terms or conditions of any Menlo Takeover Proposal or inquiry.

(f)          Nothing contained in this Section 5.7 shall prohibit Menlo from taking and disclosing to its stockholders a position contemplated by Rule 14(e)-2(a) or Rule 14(d)-9 promulgated under the Exchange Act or from making any disclosure to Menlo stockholders if, in the good faith judgment of the Menlo Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its fiduciary duties under applicable Law; provided, however, that if any such disclosure pursuant to this Section 5.7(d) has the substantive effect of withdrawing or adversely modifying the Menlo Board’s recommendation to vote for a Merger, such disclosure shall be deemed to be a Menlo Adverse Recommendation Change for purposes of this Agreement

                            Section 5.8          Stockholder Litigation. Foamix shall give Menlo the opportunity to participate in the defense or settlement of any litigation against Foamix or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Menlo, which consent shall not be unreasonably withheld, conditioned or delayed. Menlo shall give Foamix the opportunity to participate in the defense or settlement of any litigation against Menlo or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Foamix, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the parties’ obligations under Section 5.5, each of Foamix and Menlo shall cooperate, and Foamix shall cause the Foamix Subsidiary to cooperate, and shall use its reasonable best efforts to cause its Representatives to cooperate, in the defense against such litigation.

                             Section 5.9          Indemnification; Director and Officer Insurance.

(a)          For not less than seven years from and after the Effective Time, Menlo agrees to, and to cause the Surviving Company to, indemnify and hold harmless all past and present directors, officers and employees of Foamix to the same extent such Persons are indemnified as of the date of this Agreement by Foamix pursuant to Foamix Organizational Documents and indemnification agreements, if any, in existence on the date of this Agreement with any directors, officers or employees of Foamix for acts or omissions occurring at or prior to the Effective Time and to indemnify and hold harmless such Persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Menlo shall cause the Surviving Company to provide, for an aggregate period of not less than seven years from the Effective Time, Foamix’s past and present directors and officers with an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than Foamix’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage.

(b)          For not less than six (6) years from and after the Effective Time, Menlo agrees to, and to cause the Surviving Company to, maintain in effect, for the benefit of all past and present directors, officers and employees of Menlo to the same extent such Persons are indemnified as of the date of this Agreement by Menlo pursuant to Menlo Organizational Documents and indemnification agreements, if any, in existence on the date of this Agreement with any directors, officers or employees of Menlo for acts or omissions occurring at or prior to the Effective Time and to indemnify and hold harmless such Persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby.  Menlo shall provide, for an aggregate period of not less than six (6) years from the Effective Time, Menlo’s past and present directors and officers with D&O Insurance that is no less favorable than Menlo’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage (the “Current Menlo D&O Insurance”).  Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, Menlo may purchase a six year “tail” prepaid directors & officers insurance policy, provided that it may not pay annual premiums in excess of three hundred percent (300%) of the annual amount paid by Menlo for coverage during its current coverage period.  In the event that Menlo purchases such a “tail” policy prior to the Effective Time, Menlo shall maintain such “tail” policy in full force and effect in lieu of its obligations under the second sentence of this Section 5.9(b) for so long as such “tail” policy shall be maintained in full force and effect.

                            Section 5.10          Public Announcements. The initial press release shall be a joint press release and thereafter Foamix and Menlo each shall obtain the prior consent of the other prior to issuing any press releases or making other public statements and communications with respect to the Merger, the other transactions contemplated by this Agreement, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of Nasdaq in which case, each party shall provide drafts in advance of and as soon as reasonably practicable.  In addition, Foamix and Menlo shall develop a joint communications strategy and each party shall ensure that all press releases and other public statements and communications (including any communications that would require a filing under the Rule 425, Rule 165 and Rule 166 of the Securities Act or Rule 14a-12 of the Exchange Act), with analysts, members of the financial community or otherwise, with respect to the Merger, the other transactions contemplated by this Agreement, the Foamix Products and the Menlo Products shall be consistent in all material respects with such joint communications strategy.

                             Section 5.11          Preparation of SEC Documents; Menlo Stockholders’ Meeting; Foamix Shareholders’ Meeting; Menlo Merger Sub Meeting .

(a)          As promptly as practicable following the date of this Agreement, Menlo and Foamix shall prepare and file with the SEC a joint proxy statement relating to Foamix Shareholder Approval and Menlo Stockholder Approval (such joint proxy statement, as amended or supplemented from time to time, the “Joint Proxy Statement”), and Menlo shall prepare and file with the SEC a registration statement on Form S-4 together with all amendments thereto, (the “Registration Statement”), in which the Joint Proxy Statement will be included as a prospectus. Each of Menlo and Foamix shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Menlo will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Menlo’s stockholders, and Foamix will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Foamix’s shareholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Registration Statement or the Joint Proxy Statement will be made by Menlo or Foamix without the other party’s prior consent (which shall not be unreasonably withheld or delayed) and without providing the other party the opportunity to review and comment thereon (which comments will be considered in good faith). Menlo will advise Foamix, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, or the suspension of the qualification of the Menlo Common Stock issuable in connection with the Merger and the Share Issuance for offering or sale in any jurisdiction, and each party will advise the other promptly of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information (including any Foamix Adverse Recommendation Change or Menlo Adverse Recommendation Change) relating to Menlo or Foamix, or any of their respective Affiliates, officers or directors, should become Known to Menlo or Foamix which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Menlo and the shareholders of Foamix.

(b)          Each of Foamix and Menlo shall supply such information specifically for inclusion or incorporation by reference in (i) the Registration Statement necessary so that, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, the Registration Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement necessary so that, at the date it is first mailed to Foamix’s shareholders or Menlo’s stockholders or at the time of Foamix Shareholders’ Meeting (as defined in Section 5.11(c) below) or the Menlo Stockholders’ Meeting (as defined in Section 5.11(c) below), the Joint Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the parties hereto shall use their best efforts so that the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(c)          Each of Foamix and Menlo shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in accordance with applicable Law and Foamix Organizational Documents, in the case of Foamix, and the Menlo Organizational Documents, in the case of Menlo, establish a record date for, give, publish the notice of, convene, hold and schedule a meeting of its shareholders or stockholders (as related to Foamix, the “Notice Date”), respectively, as promptly as practicable to consider, in the case of Menlo, the Share Issuance (the “Menlo Stockholders’ Meeting”) and, in the case of Foamix, the adoption and approval of this Agreement, the Contingent Stock Rights Agreement, and the Merger (“Foamix Shareholders’ Meeting”). Unless there has been a Foamix Adverse Recommendation Change (in the case of Foamix) or a Menlo Adverse Recommendation Change (in the case of Menlo), as the case may be, each of Foamix and Menlo will use its reasonable best efforts to solicit from its shareholders or stockholders, as applicable, proxies in favor of, in the case of Menlo, the Share Issuance, and, in the case of Foamix, the adoption and approval of this Agreement and the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or applicable Law to obtain such approvals. Foamix shall comply with the notice requirements applicable to Foamix in respect of Foamix Shareholders’ Meeting pursuant to the Companies Law and the regulations promulgated thereunder and the Articles of Association. Foamix shall consult with Menlo regarding the date of the Foamix Shareholders’ Meeting, which, subject to the terms of the next sentence relating to postponement and adjournment thereof, shall be held as soon as reasonably practicable (taking into account necessary solicitation of stockholders) following the Notice Date. Each of Foamix and Menlo shall use its reasonable best efforts to call, give notice of, convene and hold the Foamix Shareholders’ Meeting and the Menlo Stockholders’ Meeting, as applicable, on the same day and at the same time. Notwithstanding anything to the contrary contained in this Agreement, Foamix or Menlo may adjourn or postpone Foamix Shareholders’ Meeting or Menlo Stockholders’ Meeting, as the case may be, to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to its shareholders or stockholders, as applicable, in advance of a vote on, in the case of Menlo, the Share Issuance, and, in the case of Foamix, the approval and adoption of this Agreement and the Merger, or, if, as of the time for which Foamix Shareholders’ Meeting or Menlo Stockholders’ Meeting, as the case may be, is originally scheduled, there are insufficient Foamix Shares or shares of Menlo Common Stock, as the case may be, represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Unless there has been a Foamix Adverse Recommendation Change (in the case of Foamix) or a Menlo Adverse Recommendation Change (in the case of Menlo), each of Foamix and Menlo shall ensure that Foamix Shareholders’ Meeting and the Menlo Stockholders’ Meeting, respectively, is called, noticed, convened, held and conducted, and that all proxies solicited in connection with Foamix Shareholders’ Meeting or Menlo Stockholders’ Meeting, as the case may be, are solicited in compliance with applicable Law, the rules of Nasdaq and, in the case of Foamix, Foamix Organizational Documents, and, in the case of Menlo, the Menlo Organizational Documents. Without the prior written consent of Menlo, approval and adoption of this Agreement and the Contingent Stock Rights Agreement, approval of the Merger and approval of a proposal to the Foamix shareholders for a non-binding, advisory vote to approve certain compensation that may become payable to Menlo and Foamix named executive officers in connection with the completion of the Merger are the only matters which Foamix shall propose to be acted on by Foamix’s shareholders at Foamix Shareholders’ Meeting. Without the prior written consent of Foamix (not to be unreasonably withheld or delayed), approval of the Share Issuance is the only matter which Menlo shall propose to be acted on by Menlo’s stockholders at the Menlo Stockholders’ Meeting.

(d)          Unless there has been a Foamix Adverse Recommendation Change (in the case of Foamix) or a Menlo Adverse Recommendation Change (in the case of Menlo), each of Foamix and Menlo will use its reasonable best efforts to hold Foamix Shareholders’ Meeting and Menlo Stockholders’ Meeting, respectively, on the same date as the other party and as soon as reasonably practicable after the date of this Agreement.

(e)          Unless there has been a Foamix Adverse Recommendation Change (in the case of Foamix) pursuant to Section 5.6(b) or a Menlo Adverse Recommendation Change (in the case of Menlo) pursuant to Section 5.7(b): (i) the Foamix Board and the Menlo Board shall recommend that its stockholders vote in favor of, in the case of Foamix, the approval and adoption of this Agreement and the Merger at Foamix Shareholders’ Meeting, and, in the case of Menlo, the Share Issuance at the Menlo Stockholders’ Meeting, (ii) the Joint Proxy Statement shall include a statement to the effect that (A) the Menlo Board has recommended that Menlo’s stockholders vote in favor of the Share Issuance at the Menlo’s Stockholder Meeting and (B) the Foamix Board has recommended that Foamix’s shareholders vote in favor of approval and adoption of this Agreement and the Merger at Foamix Shareholders’ Meeting and (iii) neither the Foamix Board or any committee thereof, nor the Menlo Board or any committee thereof, shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other party, the recommendation of the Foamix Board or the Menlo Board, respectively, that the shareholders of Foamix or stockholders of Menlo, respectively, vote in favor of, in the case of Foamix, the approval and adoption of this Agreement and the Merger, and, in the case of Menlo, the Share Issuance except in accordance with Section 5.6(b) or Section 5.7(b), as applicable.

(f)          No later than three (3) days after the approval of the Merger by Foamix shareholders at the Foamix Shareholders’ Meeting, Foamix shall (in accordance with Section 317(b) of the Companies Law) inform the Israeli Registrar of Companies of such approval.

(g)          In the event that Menlo or Menlo Merger Sub casts a vote at Foamix Shareholders’ Meeting (in person or via proxy) in respect of the Merger, they shall disclose (in advance of, in the case of a vote cast via proxy card, or at, in the case of a vote in person, the Foamix Shareholders’ Meeting) their interest in the Foamix Shares so voted, as required pursuant to Section 320 of the Companies Law.

                             Section 5.12          Approval of Merger by Sole Shareholder of Menlo Merger Sub.  The sole shareholder of Menlo Merger Sub has approved the Merger. No later than three (3) days after the approval of the Merger by Menlo Merger Sub’s sole shareholder, Menlo Merger Sub shall (in accordance with Section 317(b) of the Companies Law) inform the Israeli Registrar of Companies of such approval.

                            Section 5.13          ISA Approval.  As promptly as practicable following the date of this Agreement, Menlo shall prepare and file with the ISA an application for, and shall use commercially reasonable efforts to obtain, the ISA No Action Letter from the ISA. To the extent that such ISA No Action Letter shall not be obtained, within 60 days following the date of this Agreement (unless Foamix and Menlo agree in writing to extend such 60 day period, in which case such period to obtain the ISA No Action Letter shall be extended accordingly), Menlo shall, at its sole discretion, prepare and use commercially reasonable efforts to (a) receive a permit from the ISA for a registration statement with respect to the dual listing of the shares of Menlo at the Tel Aviv Stock Exchange and an exemption from the requirement to publish a prospectus in accordance with the Israeli Securities Law, which would also apply to the Merger Consideration, or (b) publish the Israeli Prospectus. Foamix shall cooperate with Menlo and shall furnish Menlo with all information, and provide such other assistance, as may be reasonably requested or required in connection with the preparation and submission of the ISA No Action Letter, the filing of the registration statement and dual listing of the shares of Menlo at the Tel Aviv Stock Exchange or the publication of the Israeli Prospectus, as the case may be.

                           Section 5.14          Merger Proposal and Merger Certificate.  As promptly as practicable following the date of this Agreement: (a) Foamix and Menlo Merger Sub shall cause the merger proposals (in the Hebrew language) in substantially the forms annexed hereto as Exhibit 5.14 (such proposals collectively, the “Merger Proposal”) to be executed in accordance with Section 316 of the Companies Law, and (b) each of Foamix and Menlo Merger Sub shall deliver the Merger Proposal to the Israeli Registrar of Companies within three (3) days from the calling of such shareholders meetings in accordance with Section 317(a) of the Companies Law. Foamix and Menlo Merger Sub shall cause a copy of the Merger Proposal to be delivered to each of their respective secured creditors, if any, no later than three days after the date on which the Merger Proposal is delivered to the Israeli Registrar of Companies, and each of their respective material creditors, if any, no later than three (3) days after the date on which the Merger Proposal is delivered to the Israeli Registrar of Companies. Promptly after Foamix and Menlo Merger Sub shall have complied with the immediately preceding sentence and with paragraphs (a) and (b) of this Section 5.14 below, but in any event no more than three (3) Business Days following the date on which such notice was sent to the creditors, Foamix and Menlo Merger Sub shall inform the Israeli Registrar of Companies, in accordance with Section 317(b) of the Companies Law, that notice was given to their respective creditors under Section 318 of the Companies Law and the regulations promulgated thereunder. In addition to the foregoing, Foamix and, if applicable, Menlo Merger Sub, shall:

(a)          publish a notice to its creditors, stating that a Merger Proposal was submitted to the Israeli Registrar of Companies and that the creditors may review the Merger Proposal at the office of the Israeli Registrar of Companies, Foamix’s registered offices or Menlo Merger Sub’s registered offices, as applicable, and at such other locations as Foamix or Menlo Merger Sub, as applicable, may determine, in (i) two (2) daily Hebrew newspapers, on the day that the Merger Proposal is submitted to the Israeli Registrar of Companies, (ii) a popular newspaper in the United States, no later than three (3) Business Days following the day on which the Merger Proposal was submitted to the Israeli Registrar of Companies, and (iii) if required, in such other manner as may be required by any applicable Law and regulations;

(b)          if applicable, within four (4) Business Days from the date of submitting the Merger Proposal to the Israeli Registrar of Companies, send a notice by registered mail to all of the “Material Creditors” (as such term is defined in the regulations promulgated under the Companies Law) that Foamix or Menlo Merger Sub, as applicable, is aware of, in which it shall state that a Merger Proposal was submitted to the Israeli Registrar of Companies and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in paragraph (a) of this Section 5.14;

(c)          display in a prominent place at Foamix’s premises a copy of the notice published in a daily Hebrew newspaper (as referred to in clause (a)(ii) of this Section 5.14), no later than three (3) Business Days following the day on which the Merger Proposal was submitted to the Israeli Registrar of Companies; and

(d)          Foamix or Menlo Merger Sub shall comply with the provisions of Section 1.2(b).

For the avoidance of doubt, completion of the statutory merger process and the request for issuance of a merger certificate from the Israeli Registrar of Companies shall be subject to coordination by the parties and fulfillment or waiver of all of the conditions for Closing set forth in Section 6.1, Section 6.2 and Section 6.3 below.  For purposes of this Section 5.14, “Business Day” shall have the meaning set forth in the Israeli Companies Regulations (Merger) 5760-2000 promulgated under the Companies Law.

                            Section 5.15          Nasdaq Listing. Menlo shall use its reasonable best efforts to cause the shares of Menlo Common Stock issuable in connection with the Merger and upon conversion of the Contingent Stock Rights to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing Date.

                             Section 5.16          Certain Tax Matters. The parties to this Agreement intend that the Merger will qualify as a reorganization under Section 368(a) of the Code, and each shall not, and with respect to Foamix, shall not permit the Foamix Subsidiary to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code.

                             Section 5.17          Employees.

(a)          Subject, and in addition, to the requirements imposed by applicable local Law, from and after the Closing, Menlo shall, or shall cause its applicable Affiliate (including the Surviving Company following the Closing) to honor all change of control and severance plans, policies, practices, or arrangements that are both (i) in effect as of immediately prior to the Closing and (ii) listed on Schedule 5.17(a) of either the Foamix Disclosure Letter or the Menlo Disclosure Letter, in each case, in accordance with their terms as in effect immediately prior to the Closing. Notwithstanding the foregoing, nothing will prohibit Menlo or any of its Affiliates (including the Surviving Company following the Closing) from amending or terminating any Menlo Benefit Plan, Foamix Benefit Plan, or any other compensation or severance arrangements in accordance with their terms or if otherwise permitted by applicable Law.

(b)          Menlo shall, or shall cause its applicable Affiliate (including the Surviving Company following the Closing), for the period commencing from the Closing Date and ending on the first anniversary of the Closing Date provide to each employee of Menlo and Foamix who continues employment with Menlo or any of its Affiliates (including the Surviving Company) following the Closing (each a “Continuing Employee”) with (i) annual base salary or base wage rate, as applicable, and cash target incentive compensation opportunities (excluding equity incentives), in each case, that are no less favorable than the annual base salary or base wage rate, as applicable, and cash target incentive compensation opportunities provided to such Continuing Employee immediately prior to the Closing, (ii) severance compensation and benefits that are no less favorable than the severance compensation and benefits that such Continuing Employee would have received under (x) if the Continuing Employee was an employee of Menlo as of immediately prior to the Closing, the applicable Menlo Benefit Plan listed on Schedule 5.17(a) of the Menlo Disclosure Letter or (y) if the Continuing Employee was an employee of Foamix as of immediately prior to the Closing, the applicable Foamix Benefit Plan listed on Schedule 5.17(a) of the Foamix Disclosure Letter, in each case, upon a similar termination of employment immediately prior to the Closing and (iii) defined contribution retirement and health and welfare benefits that are substantially comparable in the aggregate to the defined contribution retirement and health and welfare benefits provided to such Continuing Employee under (x) if the Continuing Employee was an employee of Menlo as of immediately prior to the Closing, Menlo Benefit Plans or (y) if the Continuing Employee was an employee of Foamix as of immediately prior to the Closing, Foamix Benefit Plan, in each case, as of immediately prior to the Closing.

(c)          At least five (5) days prior to the Closing, Foamix may, or may direct Menlo to, take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Foamix Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Foamix 401(k) Plan”) and/or any Menlo Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Menlo 401(k) Plan”). In the event that Foamix directs Menlo to terminate any Menlo 401(k) Plan, Menlo shall provide to Foamix prior to the Closing Date written evidence of the adoption by the Menlo Board of resolutions authorizing the termination of such Menlo 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review of Foamix). Menlo also shall take, prior to the Effective Time, such other actions in furtherance of terminating any Menlo 401(k) Plan as Foamix may reasonably request in writing.

(d)          Nothing contained in this Agreement, express or implied, shall confer upon any employee of Menlo or any of its Affiliates (including the Surviving Company following the Closing) or legal representative or beneficiary thereof, or any other Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including any right to employment or continued employment for any specified period, or level of compensation or benefits.  Nothing contained in this Agreement, express or implied, shall constitute an amendment, modification or adoption of any Menlo Benefit Plan or Foamix Benefit Plan or interfere with the right of Menlo, the Surviving Company or any of their respective Affiliates to amend, modify or terminate any Menlo Benefit Plan or Foamix Benefit Plan or to terminate the employment of any employee of Menlo or any of its Affiliates (including the Surviving Company following the Closing) for any reason.

                             Section 5.18          Rule 16b-3. Prior to the Effective Time, each of Menlo and Foamix shall use reasonable best efforts to cause any dispositions of Foamix Shares (including derivative securities with respect to Foamix Shares) or acquisitions of Menlo Common Stock (including derivative securities with respect to Menlo Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Foamix to be exempt under Rule 16b-3 promulgated under the Exchange Act.

                             Section 5.19          State Takeover Laws. If any state takeover Law becomes applicable to the Merger or the other transactions contemplated by this Agreement, each of Menlo, the Menlo Board, Foamix and the Foamix Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

                             Section 5.20          Foamix Warrants. Each Foamix Warrant that is outstanding and unexercised immediately prior to the Effective Time, shall be converted into and become a warrant to purchase the Merger Consideration that the holder of such Foamix Warrant would have been entitled to receive had such Foamix Warrant been exercised prior to the Effective Time and Menlo shall assume each such Foamix Warrant in accordance with its terms. All rights with respect to Foamix Shares under Foamix Warrants assumed by Menlo shall thereupon be converted into rights with respect to Menlo Common Stock. Prior to the Effective Time, Foamix shall take all action necessary for the treatment of the Foamix Warrants in accordance with this Section 5.20.

                             Section 5.21          Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions reasonably necessary to delist Foamix Shares from Nasdaq and terminate its registration under the Exchange Act, provided, however, that such delisting and termination shall not be effective until after the Effective Time.

                             Section 5.22          Phase III PN Trials. Menlo shall use reasonable best efforts to cause Synteract, Inc. and TFS International AB to complete the Phase III PN Trials and QST Consultations, LTD to deliver the Efficacy Determination, concurrently for both Phase III PN Trials, to Foamix and Menlo on or before May 31, 2020.  In the event that either Phase III PN Trial does not demonstrate Serlopitant Significance, then until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.19, Menlo shall not conduct any further clinical trials with respect to Serlopitant in the United States or Europe, as applicable.

                             Section 5.23          Lender Waiver and Consent.  Menlo agrees to provide such assistance as is reasonably requested by Foamix in order to give effect to the consents and waivers set forth in Section 2.01 of the Lender Waiver and Consent including entering into and delivering to Foamix and the Administrative Agent (as defined in the Lender Waiver and Consent), the Amended Loan Documents (as defined in the Lender Waiver and Consent); provided, that (a) the effectiveness of any definitive documentation executed by Menlo or any of its Subsidiaries (including the Amended Loan Documents) shall be subject to the consummation of the Merger, (b) in the event of the termination of this Agreement, Foamix shall promptly reimburse Menlo for all documented out-of-pocket costs and expenses incurred by Menlo in connection with such assistance, (c) neither Menlo or any Subsidiary of Menlo shall be required to provide any such assistance that would unreasonably interfere with its business operations, (d) Foamix shall indemnify and hold harmless Menlo and its Subsidiaries and their respective directors, officers, employees and agents from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with the Lender Waiver and Consent or any assistance or activities provided in connection therewith; provided, however, that the foregoing shall not apply in Menlo or its Subsidiaries or other representatives’ willful misconduct or gross negligence, and (e) except to the extent disclosed to lenders in connection with the Lender Waiver and Consent, all non-public or otherwise confidential information regarding Menlo obtained by Foamix or their representative shall be kept confidential in accordance with Section 5.3(b) and the Confidentiality Agreement.

ARTICLE VI

CONDITIONS

                             Section 6.1          Conditions to the Obligation of Each Party. The respective obligations of Foamix, Menlo and Menlo Merger Sub to effect the Merger are subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a)          Foamix Shareholder Approval shall have been obtained;

(b)          The Menlo Stockholder Approval shall have been obtained;

(c)          No applicable Law and no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction in the United States or any material foreign jurisdiction (collectively, “Judgments”) shall be and remain in effect which has the effect of prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement;

(d)          The SEC shall have declared the Registration Statement effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and remain pending;

(e)          The shares of Menlo Common Stock to be issued in the Merger and in respect of the Contingent Stock Rights shall have been approved for listing on the Nasdaq, subject to official notice of issuance;

(f)          Any waiting period (and any extension thereof) applicable to the consummation of the Merger under any other applicable foreign antitrust, competition or similar Law shall have expired or been terminated;

(g)          There shall not be pending any suit, action or proceeding by any Governmental Entity which challenges or seeks to enjoin the Merger or the other transactions contemplated by this Agreement;

(h)          The required conditions set forth in Section 323 of the Companies Law shall have been fulfilled and at least fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Israeli Registrar of Companies and at least the 30-day waiting period shall have elapsed after the Foamix Shareholder Approval; and

(i)          The ISA No Action Letter has been obtained, or, to the extent that such ISA No Action Letter has not been obtained, either (a) Menlo shall have received a permit from the ISA for a registration statement with respect to the dual listing of the shares of Menlo at the Tel Aviv Stock Exchange and an exemption from the requirement to publish a prospectus in accordance with the Israeli Securities Law, which would also apply to the Merger Consideration or (b) the Israeli Prospectus shall have been published, all pursuant to Section 5.13.

                             Section 6.2          Conditions to Obligations of Menlo and Menlo Merger Sub to Effect the Merger. The obligations of Menlo and Menlo Merger Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing, of the following conditions:

(a)          (i) The representations and warranties of Foamix set forth in the Section 3.1(a) (Organization, Standing and Corporate Power), Section 3.3(a) (Authority), the first sentence of Section 3.10(b) (Absence of Certain Changes and Events) and Section 3.24 (Brokers) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of Foamix set forth in Section 3.2(a) and the first three sentences of Section 3.2(b) (Capitalization) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date) and (iii) the representations and warranties of Foamix set forth in this Agreement (other than those identified in clauses (i) and (ii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except to the extent the failure of such representations and warranties of Foamix to be so true and correct (without giving effect to any “Material Adverse Effect,” “materiality” or similar qualifications contained therein), individually or in the aggregate, has had or would reasonably be expected to have a Foamix Material Adverse Effect;

(b)          Foamix shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing;

(c)          Since the date of this Agreement there shall not have been any occurrence, event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a Foamix Material Adverse Effect that is continuing (taking into account the cost of curing the occurrence, event, change, effect or development that had, individually or in the aggregate, constituted a Material Adverse Effect in determining whether a Material Adverse Effect still exists); and

(d)          Foamix shall have delivered to Menlo a certificate, signed by the chief executive officer and chief financial officer of Foamix, to the effect that each of the conditions specified in (a), (b) and (c) above is satisfied.

                             Section 6.3          Conditions to Obligations of Foamix to Effect the Merger. The obligations of Foamix to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a)          (i) The representations and warranties of Menlo and Menlo Merger Sub set forth in the Section 4.1(a) and Section 4.1(b) (Organization, Standing and Corporate Power), Section 4.3(a) (Authority), the first sentence of Section 4.10(b) (Absence of Certain Changes and Events) and the first sentence of Section 4.25 (Brokers; Schedule of Fees and Expenses) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of Menlo and Menlo Merger Sub set forth in Section 4.2(a), the first three sentences of Section 4.2(b) and Section 4.2(c) (Capitalization) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date) and (iii) the representations and warranties of Menlo and Menlo Merger Sub set forth in this Agreement (other than those identified in clauses (i) and (ii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except to the extent the failure of such representations and warranties of Menlo and Menlo Merger Sub to be so true and correct (without giving effect to any “Material Adverse Effect,” “materiality” or similar qualifications contained therein), individually or in the aggregate, has had or would reasonably be expected to have a Menlo Material Adverse Effect;

(b)          Menlo and Menlo Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing;

(c)          Since the date of this Agreement, there shall not have been any occurrence, event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a Menlo Material Adverse Effect that is continuing (taking into account the cost of curing the occurrence, event, change, effect or development that had, individually or in the aggregate, constituted a Material Adverse Effect in determining whether a Material Adverse Effect still exists);

(d)          Menlo shall have delivered to Foamix a certificate, signed by the chief executive officer and chief financial officer of Menlo, to the effect that each of the conditions specified in (a), (b) and (c) above is satisfied; and

(e)          If the Efficacy Determination has not been reported prior to the Effective Time, Menlo shall have delivered to Foamix a copy of the Contingent Stock Rights Agreement duly executed by Menlo.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

                             Section 7.1          Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of Foamix Shareholder Approval or the Menlo Stockholder Approval, as applicable:

(a)          by mutual written consent of Menlo and Foamix;

(b)          by either Menlo or Foamix:

(i)          if the Merger shall not have been consummated by June 30, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any covenant or agreement contained in this Agreement in any material respect has been the primary cause of, or resulted in, the failure of the Merger to be consummated on or by such date;

(ii)          if the Menlo Stockholder Approval shall not have been obtained at the Menlo Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which a proper vote on such matters was taken; provided, however, that the right to terminate under this Section 7.1(b)(ii) shall not be available to Menlo where the failure to obtain the Menlo Stockholder Approval shall have been caused by or related to Menlo’s material breach of the Agreement;

(iii)          if Foamix Shareholder Approval shall not have been obtained at Foamix Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which a proper vote on such matters was taken; provided, however, that the right to terminate under this Section 7.1(b)(iii) shall not be available to Foamix where the failure to obtain Foamix Shareholder Approval shall have been caused by or related to Foamix’s material breach of the Agreement; or

(iv)          if any Judgment having any of the effects set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable;

(c)          by Menlo, if Foamix shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) is incapable of being cured, or is not cured, by Foamix by the earlier of (x) (30) Business Days following written notice to Foamix by Menlo of such breach or (y) the Business Day prior to the Outside Date;

(d)          by Foamix, if Menlo or Menlo Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) is incapable of being cured, or is not cured, by Menlo by the earlier of (x) (30) Business Days following written notice to Menlo by Foamix of such breach or (y) the Business Day prior to the Outside Date;

(e)          by Menlo:

(i)          at any time prior to obtaining Foamix Shareholder Approval, upon a Foamix Adverse Recommendation Change; or

(ii)          if the Foamix Board fails to reaffirm publicly its recommendation to Foamix’s shareholders to vote in favor of the Merger within seven (7) days of Menlo’s written request for such reaffirmation;

(f)          by Foamix:

(i)          at any time prior to obtaining the Menlo Stockholder Approval, upon a Menlo Adverse Recommendation Change; or

(ii)          if the Menlo Board fails to reaffirm publicly its recommendation to Menlo’s stockholders to vote in favor of the Merger within seven (7) days of Foamix’s written request for such reaffirmation;

(g)          by Menlo, if Foamix shall have materially breached any of the provisions of Section 5.6;

(h)          by Foamix, if Menlo shall have materially breached any of the provisions of Section 5.7;

(i)          by Menlo, at any time prior to obtaining Menlo Stockholder Approval, to accept and enter into a binding agreement with respect to a Menlo Superior Proposal; provided that for the termination of this Agreement pursuant to this subsection (i) to be effected, Menlo shall have complied with the provisions of Section 5.7(a) in all material respects (other than in immaterial respect) and Menlo shall have paid the Menlo Termination Fee (as defined in Section 7.2(c)) and otherwise complied with its obligations under Section 7.2(c); or

(j)          by Foamix, at any time prior to obtaining Foamix Shareholder Approval, to accept and enter into a binding agreement with respect to a Foamix Superior Proposal; provided that for the termination of this Agreement pursuant to this subsection (j) to be effected, Foamix shall have complied with the provisions of Section 5.6(a) in all respects (other than in immaterial respects) and Foamix shall have paid the Foamix Termination Fee (as defined in Section 7.2(d)) and otherwise complied with its obligations under Section 7.2(d).

                             Section 7.2          Effect of Termination.

(a)          In the event of the termination of this Agreement by either Menlo or Foamix pursuant to Section 7.1 hereof, this Agreement shall forthwith be terminated and have no further effect, the obligations of the parties hereunder shall terminate, and there shall be no liability on the part of any party hereto with respect thereto, except that (i) the provisions of Section 3.24, Section 4.25, the last sentence of Section 5.4(a), this Section 7.2 and Article VIII shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability or damages for any willful and material breach hereof.

(b)          All fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Foamix and Menlo shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Joint Proxy Statement (including SEC filing fees) and any fees due to the Israeli Registrar of Companies that are associated with such filings and any related fees and expenses.  For the avoidance of doubt, in no event shall a party be entitled to payment of more than one termination fee pursuant to this Section 7.2.

(c)          (i) In the event that: (x) (A) after the date of this Agreement, a Menlo Takeover Proposal shall have been made to Menlo and such Menlo Takeover Proposal becomes publicly known prior to the Menlo Stockholders’ Meeting or shall have been made directly to the stockholders of Menlo generally prior to the Menlo Stockholders’ Meeting and, in either case, such Menlo Takeover Proposal shall not have been withdrawn at the time of the Menlo Stockholders’ Meeting, (B) this Agreement is terminated by Menlo or Foamix pursuant to Section 7.1(b)(ii) or by Foamix pursuant to Section 7.1(d) or Section 7.1(h) and (C) within 12 months after such termination, Menlo enters into a definitive agreement to consummate a Menlo Takeover Proposal or consummates a Menlo Takeover Proposal (solely for purposes of this Section 7.2(c)(w)(C), the term “Menlo Takeover Proposal” shall have the meaning set forth in the definition of Menlo Takeover Proposal contained in Section 5.7(a) except that all references to “15%” shall be deemed references to “50%”); or (y) this Agreement is terminated by Foamix pursuant to Section 7.1(f); or (z) this Agreement is terminated by Menlo pursuant to Section 7.1(i), then Menlo shall pay Foamix a fee equal to $3,700,000 (the “Menlo Termination Fee”) by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (x) above, Menlo shall pay Foamix the Menlo Termination Fee on the date of consummation of such transactions).

(ii)          Menlo acknowledges that the agreements contained in this Section 7.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Foamix would not enter into this Agreement; accordingly, if Menlo fails promptly to pay the amount(s) due pursuant to this Section 7.2(c), and, to obtain such payment, Foamix commences a suit which results in a judgment against Menlo for the amount(s) due pursuant to this Section 7.2(c), Menlo shall pay to Foamix its out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on such amount(s) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(d)          (i) In the event that: (x) (A) after the date of this Agreement, a Foamix Takeover Proposal shall have been made to Foamix and such Foamix Takeover Proposal becomes publicly known prior to Foamix Shareholders’ Meeting or shall have been made directly to the stockholders of Foamix generally prior to Foamix Shareholders’ Meeting and, in either case, such Foamix Takeover Proposal shall not have been withdrawn at the time of Foamix Shareholders’ Meeting, (B) this Agreement is terminated by Menlo or Foamix pursuant to Section 7.1(b)(iii) or by Menlo pursuant to Section 7.1(c) or Section 7.1(g) and (C) within 12 months after such termination, Foamix enters into a definitive agreement to consummate a Foamix Takeover Proposal or consummates a Foamix Takeover Proposal (solely for purposes of this Section 7.2(d)(w)(C), the term “Foamix Takeover Proposal” shall have the meaning set forth in the definition of Foamix Takeover Proposal contained in Section 5.6(a) except that all references to “15%” shall be deemed references to “50%”); or (y) this Agreement is terminated by Menlo pursuant to Section 7.1(e); or (z) this Agreement is terminated by Foamix pursuant to Section 7.1(j), then Foamix shall pay Menlo a fee equal to $3,700,000 (“Foamix Termination Fee”) by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (x) above, Foamix shall pay Menlo the Foamix Termination Fee on the date of consummation of such transactions).

(ii)          Foamix acknowledges that the agreements contained in this Section 7.2(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Menlo would not enter into this Agreement; accordingly, if Foamix fails promptly to pay the amount(s) due pursuant to this Section 7.2(d), and, to obtain such payment, Menlo commences a suit which results in a judgment against Foamix for the amount(s) due pursuant to this Section 7.2(d), Foamix shall pay to Menlo its out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on such amount(s) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                            Section 7.3          Amendments. Subject to compliance with applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Menlo and Foamix; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Menlo and Foamix, there may not be, without further approval of such stockholders, any amendment of this Agreement that by applicable Law requires the further approval of such stockholders. No amendment shall be made to this Agreement after the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                             Section 7.4          Waiver. At any time prior to the Effective Time, whether before or after the Foamix Shareholders’ Meeting and the Menlo Stockholders’ Meeting, any party hereto may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE VIII

GENERAL PROVISIONS

                             Section 8.1          Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit the survival of any covenant or agreement of the parties in the Agreement which by its terms contemplates performance after the Effective Time.

                           Section 8.2          Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)          if to Foamix, to:

Foamix Pharmaceuticals Ltd.
520 U.S. Highway 22, Suite 204
Bridgewater, NJ 08807
Attention: Mutya Harsch

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Fax No: (212) 735-2000
Attention: Marie L. Gibson, Esq.

and to:

Meitar Liquornik Geva Leshem Tal
Abba Hillel Silver Rd. 16
Ramat Gan, Israel 5250608
Fax No: (972) 3610-3755
Attention: J. David Chertok, Adv.

(b)          if to Menlo or Menlo Merger Sub, to:

Menlo Therapeutics Inc.
200 Cardinal Way, 2nd Floor
Redwood City, California 94063
Attention: Steven Basta
Email: sbasta@menlotx.com
Fax No: (650) 249-0205

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Tel: (650) 328-4600
Attention: Mark Roeder, Josh Dubofsky
E-mails: Mark.Roeder@lw.com, Josh.Dubofsky@lw.com
Facsimile: (650) 463-2600

and to:

Herzog, Fox and Neeman
Asia House
4 Weismann Street
Tel Aviv, Israel 6423904
Fax No: (972) 3696-6464
Attention: Hanan Haviv, Adv.; Yuval Meidar, Adv.

                             Section 8.3          Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

                             Section 8.4          Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                             Section 8.5          Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other Transaction Agreements (including the Confidentiality Agreement and the documents and instruments referred to herein or therein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.9, is not intended to confer, nor shall it confer, upon any Person other than the parties hereto any rights or remedies or benefits of any nature whatsoever.

                          Section 8.6          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof except that the provisions related to the internal affairs of Foamix, the fiduciary and other duties of its directors, the procedures for implementing, and effects of, the Merger, and all other provisions of, or transactions contemplated by, this Agreement that are expressly or otherwise required to be governed by the Laws of the State of Israel shall be governed by such Laws.

                             Section 8.7          Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                            Section 8.8          Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court for the purpose of any action or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court located in the State of Delaware or a Delaware state court; provided, that with respect to any action or proceeding arising out of this Agreement or any of the transaction contemplated by this Agreement that primarily relate to Israeli law matters, each of the parties hereto (x) consents to submit itself to the personal jurisdiction of the courts of Tel-Aviv, Israel, and (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

                             Section 8.9          Headings, etc. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The disclosure of any matter in Foamix Disclosure Letter or the Menlo Disclosure Letter shall expressly not be deemed to constitute an admission by Foamix or Menlo, respectively, or to otherwise imply, that any such matter is material for the purpose of this Agreement.

                             Section 8.10          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                          Section 8.11          Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                            Section 8.12          Waiver of Jury Trial. EACH OF MENLO, MENLO MERGER SUB AND FOAMIX HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF MENLO, MENLO MERGER SUB OR FOAMIX IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

                             Section 8.13          Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court or in the courts of Tel-Aviv, Israel, this being in addition to any other remedy to which they are entitled at law or in equity.

                             Section 8.14          Certain Definitions.

(a)          “102 Common Stock” shall mean Foamix Shares issued upon the vesting or exercise of, or otherwise in connection with, 102 Options.

(b)          “102 Options” shall mean Foamix Stock Options, Foamix RSU Awards and Foamix ESPP granted and subject to Taxes pursuant to Section 102(b)(2) and 102(b)(3) of the Ordinance.

(c)          “102 Securities” shall mean 102 Common Stock and 102 Options.

(d)          “102 Trust Period” shall mean the minimum trust period required by the capital gains Tax Track of Section 102(b)(2) and 102(b)(3) of the Ordinance.

(e)          “102 Trustee” shall mean IBI Investment House Ltd. acting as the trustee appointed by Foamix in accordance with the provisions of the Ordinance and approved by the ITA to hold 102 Options and the underlying shares granted under the Foamix 2009 Israeli Share Option Plan.

(f)          “104H Interim Ruling” shall mean an interim approval confirming, among other matters, that Menlo and anyone acting on its behalf shall be exempt from Israeli withholding Tax in relation to any payments made with respect to an Electing Holder.

(g)          “Menlo IP” shall mean the Menlo Licensed IP and the Menlo Owned IP.

(h)          “Menlo Licensed IP” shall mean all Intellectual Property owned or controlled by a third Person and licensed to Menlo.

(i)          “Menlo Material Adverse Effect” means a Material Adverse Effect on Menlo.

(j)          “Menlo Owned IP” shall mean any Intellectual Property in which Menlo has or purports to have any ownership interest, whether singly, jointly or otherwise.

(k)          “Menlo Partner” shall mean any Person which manufactures, develops or distributes products pursuant to a development, commercialization, manufacturing, supply or other collaboration arrangement with Menlo.

(l)          “Menlo Products” shall mean the following proprietary product candidates under development by Menlo: serlopitant for the treatment of (a) chronic pruritus, (b) prurigo nodularis, (c) atopic determatitis and (d) psoriasis.

(m)          “Menlo Restricted Stock” means each share of restricted Menlo Common Stock issued by Menlo, which is subject to vesting conditions and rights to repurchase or reacquire by Menlo, whether granted by Menlo pursuant to a Menlo Equity Plan, assumed by Menlo in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

(n)          “Menlo RSU Award” means restricted stock unit award relating to shares of Menlo Common Stock granted under any Menlo Equity Plan.

(o)          “Affiliate” shall have the meaning as set forth in Rule 12b-2 promulgated under the Exchange Act.

(p)          “Anti-Money Laundering Laws” shall mean the European Union Money Laundering Directives and member states’ implementing legislation, the UK Proceeds of Crime Act 2002, the U.S. Bank Secrecy Act, USA Patriot Act and other U.S. legislation relating to money laundering and proceeds of crime, the Israeli Prohibition on Money Laundering Law, 5760-2000, Prohibition of Financing of Terrorism Law, 5765-2005 and Combating Criminal Organizations Law, 5763-2003.

(q)          “Associate” shall have the meaning as set forth in Rule 12b-2 promulgated under the Exchange Act.

(r)          “Book-Entry Share” shall mean a book-entry share registered in the transfer books of Foamix.

(s)          “Business Day” shall mean a day other than Friday, Saturday, Sunday or other day on which commercial banks in New York, New York, San Francisco, California, or Tel-Aviv, Israel are required by Law to close.

(t)          “Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

(u)          “Data Protection Laws” means any applicable Laws relating to data protection, data privacy, data security, data breach notification, and the cross-border transfer of Personal Data, including the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191, including the Standards for Privacy of Individually Identifiable Health Information, the Security Standards for the Protection of Electronic Protected Health Information and the Standards for Electronic Transactions and Code Sets promulgated thereunder.

(v)          “Data Protection Requirements” means all applicable (i) Data Protection Laws; (ii) Privacy Policies and terms of any agreements relating to the protection of Personal Data in compliance with Data Protection Laws; and, (iii) industry standards and/or codes-of-conduct relating to the collection, use, storage, disclosure, or cross-border transfer of Personal Data.

(w)          “DGCL” means the General Corporation Law of the State of Delaware.

(x)          “Efficacy Determination”  means (i) the top-line primary endpoint results of both Phase III PN Trials as delivered in the form set forth (and subject to the terms and conditions set forth) in Exhibit 2.4(g)(ii) hereto by QST Consultations, LTD to Menlo and Foamix; or (ii) if the top-line primary endpoint results of only one Phase III PN Trials is delivered in the form set forth (and subject to the terms and conditions set forth) in Exhibit 2.4(g)(ii) hereto by QST Consultations, LTD to Menlo and Foamix on or before May 31, 2020, such results as delivered in such form.

(y)          “Environmental Laws” shall mean all federal, state, local or foreign laws, statutes, regulations, ordinances, decrees, directives, judgments, common law, or other enforceable requirements of Governmental Entities, relating to pollution or protection of human health and safety (including workplace health and safety) or the environment, including, without limitation, laws relating to Releases or threatened Release of Hazardous Substances, the protection of human health as a result of exposure to Hazardous Substances, the storage, transport or disposal of solid and hazardous waste, discharges of substances to surface water or groundwater, air emissions, recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants.

(z)          “Environmental Permits” means permits, licenses, approvals, exemptions, registrations, certificates, identification numbers or other authorizations issued pursuant to Environmental Law.

(aa)          “ERISA Affiliates” means any entity, trade or business (whether or not incorporated) that, together with any other entity, trade or business, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(bb)          “Export Control Laws” shall mean (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, Title 19 of the U.S. Code, the ITAR, the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

(cc)          “Foamix IP” shall mean Foamix Licensed IP and Foamix Owned IP.

(dd)          “Foamix Licensed IP” shall mean all Intellectual Property owned or controlled by a third Person and licensed to Foamix or the Foamix Subsidiary.

(ee)          “Foamix Material Adverse Effect” means a Material Adverse Effect on Foamix and the Foamix Subsidiary, taken as a whole.

(ff)          “Foamix Owned IP” shall mean any Intellectual Property in which Foamix or the Foamix Subsidiary has or purports to have any ownership interest, whether singly, jointly or otherwise.

(gg)          “Foamix Partner” shall mean any Person which manufactures, develops or distributes products pursuant to a development, commercialization, manufacturing, supply or other collaboration agreement with Foamix or Foamix Subsidiary.

(hh)          “Foamix Products” shall mean (a) the following proprietary products under development by Foamix: (i) FMX103 and (i) FCD105; and (b) Foamix’s proprietary product, AMZEEQ; provided, that for purposes of Section 5.10, the term “Foamix Products” shall exclude AMZEEQ.

(ii)          “Foamix Warrants” shall mean (i) those warrants issued to Orbimed Royalty & Credit Opportunities III, LP on July 29, 2019 entitling such Person, as of the date hereof, to purchase up to 550,000 Foamix Shares; and (ii) those warrants issued to Perceptive Credit Holdings II, LP on July 29, 2019 entitled such Person, as of the date hereof, to purchase up to 550,000 Foamix Shares.

(jj)          “Good Laboratory Practices” means with respect to Foamix or Menlo, as applicable, the then current standards for pharmaceutical laboratories, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good laboratory practices as are required by other organizations and Governmental Entities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use in which the products of Foamix, the Foamix Subsidiary, any Foamix Partner, Menlo or any Menlo Partner, as applicable, are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

(kk)          “Hazardous Substances” means any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “hazardous constituents”, “restricted hazardous materials”, “extremely hazardous substances”, “toxic substances”, “contaminants”, “pollutants”, “toxic pollutants”, or words of similar meaning and regulatory effect under any applicable Environmental Law including, without limitation, petroleum and asbestos.

(ll)          “Health Care Laws” means the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Act (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286, 287, 1035, 1347 and 1349, and the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.) (“HIPAA”), the exclusion law (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) (“FDCA”), the statutes, regulations and binding directives of applicable federal healthcare programs, including but not limited to Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), any binding collection and reporting requirements relating to applicable federal health care programs, the statutes, regulations, and binding directives relating to the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations pursuant to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs, and any rules and regulations promulgated pursuant to the statutes listed herein.

(mm)          “IND” means an investigational new drug application filed with the FDA, including all documents, data and other information concerning the applicable drug which are necessary for or filed with such application.

(nn)          “Intellectual Property” shall mean trademarks, service marks, trade names, brand names, certification marks, designs, logos, slogans, commercial symbols, business name registrations, Internet domain names, trade dress and other similar indications of source or origin and general intangibles of like nature, the goodwill associated with the foregoing and registrations and applications relating to the foregoing in any jurisdiction, including any extension, modification or renewal of any such registration or application; industrial designs, inventions, discoveries, ideas and biological materials, whether patentable or not and whether or not reduced to practice, in any jurisdiction; patents and patent applications (including divisions, continuations, continuations-in-part, reissues and renewals, and applications for any of the foregoing), and any renewals, extensions, supplementary protection certificates or reissues thereof, in any jurisdiction; research and development data (including the results of research into and development of drug or biologic-based products and drug delivery systems), formulae, know-how, proprietary processes, algorithms, models and methodologies, technical information, designs, procedures, laboratory notes, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works of authorship of any type (including the content contained on any Web site), whether copyrightable or not, in any jurisdiction; computer software (whether in source code or object code form), databases, compilations and data; copyright registrations and applications in any jurisdiction, and any renewals or extensions thereof; any other intellectual property or proprietary rights and the right to sue for past infringement of any of the foregoing.

(oo)          “ISA No Action Letter” shall mean an exemption and no-action letter from the ISA from the requirements of the Israeli Securities Law concerning the publication of a prospectus in respect of the Merger Consideration to be issued to shareholders of Foamix or applicable holders of Foamix’s securities to whom the Israeli Securities Law applies, including, to the extent applicable, any Adjusted RSU Awards, Adjusted Options and Adjusted Purchase Rights.

(pp)          “Israeli Prospectus” shall mean a prospectus under Israeli Law with respect to the offer of the Merger Consideration in Israel in connection with the transactions contemplated hereby and with respect to the offer of the Adjusted RSU Awards, Adjusted Options and Adjusted Purchase Rights to be issued to the holders of Foamix RSU Awards, Foamix Stock Options and Foamix Shares in Israel.

(qq)          “Israeli Securities Law” shall mean the Israeli Securities Law, 1968.

(rr)          “ITA” shall mean the Israel Tax Authority.

(ss)          “Lender Waiver and Consent” shall mean that certain Waiver and Consent Agreement to Credit Agreement and Guaranty dated on or about the date hereof pursuant to which, among other things, Orbimed Royalty & Credit Opportunities III, LP and Perceptive Credit Holdings II, LP have consented to Foamix’s entry into this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement and the Contingent Stock Rights Agreement, subject to the terms and conditions set forth therein.

(tt)          “Merck Waiver” shall mean that certain letter agreement by and between Merck Sharp & Dohme Corp. and Menlo dated October 7, 2019.

(uu)          “NDA” means a new drug application for a drug filed in accordance with 21 C.F.R. Part 314, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning the applicable drug which are necessary for FDA approval to market such drug in the United States.

(vv)          “Ordinance” shall mean the Israeli Income Tax Ordinance [New Version] 5721 - 1961.

(ww)         “Permitted Real Property Liens” means (i) zoning, building and other similar restrictions imposed by Law but only to the extent that the same are not materially violated by any current use, occupancy or activity conducted by the business or operations of a party or by the assets thereof, and (ii) rights, interests, Liens or titles of, or through, a lessor or sublessor under any lease, sublease or other similar agreement related to real property.

(xx)          “Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

(yy)          “Personal Data” has the same meaning as the term “personal data,” “personal information,” “protected health information” or the equivalent under applicable Data Protection Laws.

(zz)          “Phase III PN Trials” means the Phase III double-blinded, placebo-controlled trials for the treatment of pruritus associated with prurigo nodularis, referenced by Protocol Numbers MTI-105 (United States) and MTI-106 (Europe), and being conducted by Synteract, Inc. and TFS International AB, respectively (each, a “Phase III PN Trial”)

(aaa)          “Privacy Policies” means all published, posted, and internal agreements and policies relating to the collection, use, storage, disclosure, or cross-border transfer of Personal Data.

(bbb)          “Regulatory Authorizations” means all approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Regulatory Authority, including all INDs and NDAs.

(ccc)          “Release” shall have the meaning set forth in CERCLA.

(ddd)          “Representatives” shall mean the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents to each of Menlo and Foamix.

(eee)          “Sanctioned Person” shall mean any Person that is the target of Sanctions Laws, including (a) any Person listed in any list of designated Persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control or other U.S. or non-U.S. Government Entity under Sanctions Laws; (b) any Person organized or resident in a country or territory subject to comprehensive sanctions (currently Iran, Syria, Cuba, North Korea, and the Crimea region of Ukraine) or (c) any Person 50% or more owned or, where relevant under applicable Sanctions Laws, controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

(fff)          “Sanctions” shall mean any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Israeli Ministry of Finance, the Israeli Ministry of Defense or any other relevant Governmental Entity,

(ggg)          “Sanctions Laws” shall mean applicable economic or financial sanctions or trade embargoes imposed, administered, or enforced by relevant Government Entities, including those administered by the U.S. government through the U.S. Treasury Department’s Office of Foreign Assets Control or the U.S. Department of State, the European Union or its Member States, or Her Majesty’s Treasury of the United Kingdom.

(hhh)          “Serlopitant Significance”  shall mean (as set forth in and in accordance with the Efficacy Determination) achievement of proof of statistically significant superiority of serlopitant treatment over placebo treatment on the primary endpoint (meaning that (A) the Serlopitant 5 mg percent success rate is numerically greater than the placebo percent success rate and (B) the P-value is less than 0.05) determined when comparing Worst Itch-Numerical Rating Scale (WI-NRS) 4-point responder rates between treatments at Week 10, which analysis shall be based upon the “Intent-to-Treat” population where missing data is imputed using a Markov Chain Monte Carlo (MCMC) multiple imputation method and where the primary analytical method is a Cochran-Mantel-Haenszel test.

(iii)          “Takeover Statute” shall mean Section 203 of the DGCL or any other state takeover statute or similar statute or regulation.

(jjj)          “Tax Track” shall mean the capital gain route under section 102 of the Ordinance or any similar specification under applicable Law.

(kkk)          “Transaction Agreements” shall mean this Agreement, the Contingent Stock Rights Agreement, the Confidentiality Agreement and the Menlo Voting Agreement.

(lll)          For purposes of this Agreement, the phrase “Material Adverse Effect” means, when used in connection with Menlo or Foamix (including the Surviving Company as the successor to Foamix) means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate (i) results in any change or effect that is materially adverse to the business, financial condition, assets, liabilities (contingent or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) prevents or materially impedes, interferes with, hinders or delays the consummation by Menlo or Foamix, as applicable, of the Merger or the other transactions contemplated by this Agreement; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) any change relating to the economy or securities markets in general, (B) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which Menlo or Foamix, as applicable, participates, including any changes to reimbursement rates related to any Products, so long as the effects of any of the foregoing do not disproportionately impact Menlo or Foamix, as applicable, (C) any change in the market price or trading volume of Menlo’s or Foamix’s, as applicable, stock or change in Menlo’s or Foamix’s, as applicable, credit ratings; provided, that the underlying causes of any such change in price, volume or credit rating may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded by another exception under this definition; (D) any event, occurrence, circumstance, change or effect arising from any act of terrorism, war, national or international calamity or natural disaster; (E) any failure, in and of itself, by Menlo or Foamix, as applicable, to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement, (F) the effect of any change in any applicable Law or GAAP, (G) any events or occurrences directly or indirectly related to the impact of this Agreement (or the Merger) or the announcement or performance of this Agreement (or the Merger) or the transactions contemplated thereby, (H) any decision or action, or inaction, by the FDA or other comparable foreign Governmental Entity, with respect to any results of any clinical trials being conducted by or on behalf of Menlo or Foamix, as applicable, with respect to any product candidate of Menlo or Foamix. as applicable, or (I) the results of any clinical trials being conducted by or behalf of Menlo or Foamix as of the date of this Agreement, including the failure of a Menlo Phase III PN Trial to demonstrate Serlopitant Significance; provided, that any event, occurrence, circumstance, change, condition, fact, state of facts, development or effect referred to in the foregoing clauses (A), (B), (D) and (F) of this definition may be deemed to constitute or be taken into account in determining whether there is, or would reasonably be excepted to be, a Material Adverse Effect to the extent such event, occurrence, circumstance, change, condition, fact, state of facts, development or effect disproportionately affects Menlo or Foamix, as applicable, relative to other participants in the industries in which Menlo or Foamix, as applicable, operate.

(mmm)          For purposes of this Agreement, a “Subsidiary” of any Person means another Person, (i) an amount of the voting securities, other voting rights or voting partnership interests of which that is sufficient to elect at least a majority of its board of directors or other governing body is directly or indirectly owned or controlled by such first Person or by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person) or (ii) of which such first Person or any other Subsidiary of such first Person is a general partner (excluding partnerships, the general partnership interests of which held by such first Person and any Subsidiary of such first Person do not have a majority of the voting interests in such partnership).

(nnn)          For purposes of this Agreement, the phrases “to the Knowledge of Foamix,” “to Foamix’s Knowledge,” “Known to Foamix,” and similar formulations shall mean the actual current knowledge, after reasonable investigation, of the people set forth in Exhibit 8.14(iii).

(ooo)          For purposes of this Agreement, the phrases “to the Knowledge of Menlo”, “to Menlo’s Knowledge,” “Known to Menlo”, and similar formulations shall mean the actual current knowledge, after reasonable investigation, of the people set forth in Exhibit 8.14(jjj).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, Menlo Therapeutics Inc., Giants Merger Subsidiary Ltd., and Foamix Pharmaceuticals Ltd. have each caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MENLO THERAPEUTICS INC.

By: /s/ Steven Basta
          Name: Steven Basta
          Title:   President and Chief Executive Officer

GIANTS MERGER SUBSIDIARY LTD.

By: /s/ Steven Basta
          Name:  Steven Basta
          Title:    Director

FOAMIX PHARMACEUTICALS LTD.

By: /s/ David Domzalski
          Name:   David Domzalski
          Title:     Chief Executive Officer

By: /s/ Mutya Harsch
          Name:  Mutya Harsch
          Title:    General Counsel and Chief Legal Officer

[Signature Page to Merger Agreement]

EXHIBIT 2.4(g)(ii)
FORM OF DELIVERY OF TOP-LINE PRIMARY ENDPOINT RESULTS OF PHASE III PN TRIALS

FOR MENLO THERAPEUTICS

FOR USE IN PROTOCOL MTI-105 (US)

Table 14.2.1.1 Analysis of the Primary Efficacy Endpoint: Worst-Itch Numeric Rating Scale (WI-NRS)
4-Point Responder at Week 10
(Intent-to-Treat Population)

	COLUMN A Placebo (N=xxx)	COLUMN B Serlopitant 5 mg (N=xxx)	COLUMN C P-value*
At Least 4-Point Reduction from Baseline in Weekly Average WI-NRS at Week 10
Success	xx.xx%	xx.xx%	x.xxx
Failure	xx.xx%	xx.xx%

* P-value from a Cochran Mentel Haenszel (CMH) test stratified by Baseline WI-NRS used for randomization stratification. Value has been adjusted for multiple imputation.

Note: Multiple imputation (MCMC) used to impute missing values. Summary statistics represent average values, obtained by averaging the summary statistics generated from each imputed dataset.

“Serlopitant Significance” will be achieved if the report shows that the Serlopitant 5 mg Success percentage in Column B is numerically greater than the Placebo Success percentage in Column A AND the P-value in Column C is less than 0.050.

 Notwithstanding anything to the contrary, Serlopitant Significance will NOT be achieved if the report shows that the Serlopitant 5 mg Success percentage in Column B is EQUAL TO OR numerically lower than the Placebo Success percentage in Column A OR the P-value in Column C is equal to or greater than 0.050.

If the statistical analysis reports a P-value of 0.050, the statistician will be required to report the P-value to an additional three decimal points for purposes of determining whether the P-value is less than 0.050 or equal to or greater than 0.050.

FORM OF DELIVERY OF TOP-LINE PRIMARY ENDPOINT RESULTS OF PHASE III PN TRIALS

FOR MENLO THERAPEUTICS

FOR USE IN PROTOCOL MTI-106 (EUROPE)

Table 14.2.1.1 Analysis of the Primary Efficacy Endpoint: Worst-Itch Numeric Rating Scale (WI-NRS)
4-Point Responder at Week 10
(Intent-to-Treat Population)

	COLUMN A Placebo (N=xxx)	COLUMN B Serlopitant 5 mg (N=xxx)	COLUMN C P-value*
At Least 4-Point Reduction from Baseline in Weekly Average WI-NRS at Week 10
Success	xx.xx%	xx.xx%	x.xxx
Failure	xx.xx%	xx.xx%

* P-value from a Cochran Mentel Haenszel (CMH) test stratified by Baseline WI-NRS used for randomization stratification. Value has been adjusted for multiple imputation.

Note: Multiple imputation (MCMC) used to impute missing values. Summary statistics represent average values, obtained by averaging the summary statistics generated from each imposed dataset.

Serlopitant Significance” will be achieved if the report shows that the Serlopitant 5 mg Success percentage in Column B is numerically greater than the Placebo Success percentage in Column A AND the P-value in Column C is less than 0.050.

Notwithstanding anything to the contrary, Serlopitant Significance will NOT be achieved if the report shows that the Serlopitant 5 mg Success percentage in Column B is EQUAL TO OR numerically lower than the Placebo Success percentage in Column A OR the P-value in Column C is equal to or greater than 0.050.

If the statistical analysis reports a P-value of 0.050, the statistician will be required to report the P-value to an additional three decimal points for purposes of determining whether the P-value is less than 0.050 or equal to or greater than 0.050.